                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                            of the Series Designated
                     Credit Suisse First Boston (USA), Inc.
                            CSFBDIRECT Common Stock
                                       of
                     Credit Suisse First Boston (USA), Inc.
                                       at
                              $6.00 Net Per Share
                                       by
                          CSFBdirect Acquisition Corp.
                          a wholly owned subsidiary of
                        Credit Suisse First Boston, Inc.
----------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON MONDAY, AUGUST 20, 2001 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 11, 2001 (THE "MERGER AGREEMENT"), AMONG CREDIT SUISSE FIRST BOSTON, INC. ("CSFB"), CSFBDIRECT ACQUISITION CORP. ("PURCHASER") AND CREDIT SUISSE FIRST BOSTON (USA), INC. (THE "COMPANY").

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ "THE OFFER--TERMS OF THE OFFER; EXPIRATION DATE" AND "THE OFFER--CERTAIN CONDITIONS OF THE OFFER" WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING AT THE MEETING AND ACTING UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD OF DIRECTORS OF THE COMPANY, (i) DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF COMMON STOCK OF THE SERIES DESIGNATED CREDIT SUISSE FIRST BOSTON (USA), INC. CSFBDIRECT COMMON STOCK (THE "SHARES") (OTHER THAN PURCHASER OR ITS AFFILIATES) TO CONSUMMATE THE OFFER AND THE MERGER OF PURCHASER WITH AND INTO THE COMPANY (COLLECTIVELY, THE "TRANSACTIONS"), UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE; (ii) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS; AND (iii) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES (OTHER THAN PURCHASER OR ITS AFFILIATES) ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

LAZARD FRERES & CO. LLC, THE INVESTMENT BANKER TO THE SPECIAL COMMITTEE, HAS DELIVERED TO THE SPECIAL COMMITTEE ITS WRITTEN OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES (OTHER THAN PURCHASER OR ITS AFFILIATES) IN THE OFFER AND THE MERGER PURSUANT TO THE MERGER AGREEMENT IS FAIR TO SUCH HOLDERS OF SHARES FROM A FINANCIAL POINT OF VIEW. PLEASE READ "SPECIAL FACTORS-- OPINION OF INVESTMENT BANKER."

                      The Dealer Manager for the Offer is:

                                     [LOGO]

July 24, 2001

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal, or such facsimile, and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or a manually signed facsimile copy thereof or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares" prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
SUMMARY OF THE OFFER................................................      5

INTRODUCTION........................................................      9

SPECIAL FACTORS.....................................................     12

  1.    Background of the Offer.....................................     12

  2.    Recommendation of the Special Committee and the Company
        Board; Fairness of the Offer and the Merger.................     16

  3.    Opinion of Investment Banker................................     19

  4.    Position of CSG, CSFB and Purchaser Regarding Fairness of
        the Offer and the Merger....................................     25

  5.    Purpose and Structure of the Offer and the Merger; Reasons
        of CSFB and CSG for the Offer and the Merger................     26

  6.    Plans for the Company and the CSFBDIRECT Business After the
        Offer and the Merger; Certain Effects of the Offer..........     27

  7.    The Merger Agreement........................................     28

  8.    Appraisal Rights............................................     32

  9.    Beneficial Ownership of Shares..............................     33

  10.   Transactions and Arrangements Concerning the Shares.........     34

  11.   Related Party Transactions..................................     35

  12.   Interest of Certain Persons in the Offer and the Merger.....     36

THE OFFER...........................................................     37

  1.    Terms of the Offer; Expiration Date.........................     37

  2.    Acceptance for Payment and Payment for Shares...............     38

  3.    Procedures for Accepting the Offer and Tendering Shares.....     39

  4.    Withdrawal Rights...........................................     42

  5.    Certain United States Federal Income Tax Consequences.......     43

  6.    Price Range of Shares; Dividends............................     44

  7.    Certain Information Concerning the Company and the
        CSFBDIRECT Business.........................................     44

  8.    Certain Information Concerning Purchaser, CSFB and CSG......     47

  9.    Financing of the Offer and the Merger.......................     48

  10.   Dividends and Distributions.................................     49

  11.   Possible Effects of the Offer on the Market for Shares, NYSE
        Listing, Margin Regulations and Exchange Act Registration...     49

  12.   Certain Conditions of the Offer.............................     50

  13.   Certain Legal Matters and Regulatory Approvals..............     51

  14.   Certain Litigation..........................................     53

  15.   Fees and Expenses...........................................     54

  16.   Miscellaneous...............................................     55

  SCHEDULES

  Schedule I           Information Concerning the Directors and Executive Officers
                       of Credit Suisse Group, Credit Suisse First Boston, Inc. and
                       CSFBdirect Acquisition Corp.

  Schedule II Information Concerning the Directors and Executive Officers of Credit Suisse First Boston (USA), Inc.

  ANNEXES

  Annex A              Opinion of Lazard Freres & Co. LLC

  Annex B              General Corporation Law of the State of
                       Delaware--Section 262 Appraisal Rights

  Annex C              Audited Financial Statements of the Company, as Filed in the
                       Company's Annual Report on Form 10-K for the Year Ended
                       December 31, 2000

  Annex D Unaudited Financial Statements of the Company, as Filed in the Company's Quarterly Report on Form 10-Q for the Quarter
                       Ended March 31, 2001

  Annex E              Statement Regarding Computation of Ratio of Earnings to
                       Fixed Charges and Preferred Dividends, as Filed as
                       Exhibit 12.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2001

                              SUMMARY OF THE OFFER

THIS SUMMARY OF THE OFFER HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER TO YOU AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR ADDRESSES AND TELEPHONE NUMBERS LISTED ON THE OUTSIDE BACK COVER OF THIS OFFER TO PURCHASE.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are CSFBdirect Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Credit Suisse First Boston, Inc. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

    - Credit Suisse First Boston, Inc. is a Delaware corporation and an indirect wholly owned subsidiary of Credit Suisse Group. Credit Suisse First Boston, Inc., through its subsidiaries, is a leading global investment banking firm serving institutional, corporate, government and individual clients and its businesses include securities underwriting, sales and trading, investment and merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services and online brokerage services.

    - Credit Suisse Group is a global financial services company domiciled in Switzerland. In the areas of private banking and financial services, Credit Suisse Group offers investment products and financial services, including insurance and pension solutions for private individuals and companies. In the area of investment banking, Credit Suisse Group serves global corporate, institutional and government clients in its role as a financial intermediary. Credit Suisse Group also provides asset management products and services. Please see "The Offer--Certain Information Concerning Purchaser, CSFB and CSG."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all of the outstanding and issued shares of the series of common stock designated Credit Suisse First Boston
      (USA), Inc. CSFBDIRECT Common Stock, par value $.10 per share, of Credit Suisse First Boston (USA), Inc., which we refer to as the "Company," which shares track the performance of the CSFBDIRECT online brokerage business. Please see the "Introduction" and "The Offer--Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    - We are offering to pay $6.00 per share, net to you in cash, upon the terms and subject to the conditions contained in this offer to purchase and in the related letter of transmittal. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - The offer is conditioned upon, among other things, the special committee of independent directors of the Board of Directors of the Company not having withdrawn or modified in a manner adverse to us its approval or recommendation of the offer, the merger between us and the Company and the merger agreement among us, Credit Suisse First Boston, Inc. and the Company or having resolved to so withdraw or modify its approval or recommendation.

    - Please read "The Offer--Terms of the Offer; Expiration Date" and "The Offer--Certain Conditions of the Offer" of this offer to purchase, which more fully describes the conditions to the offer.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We will obtain all necessary funds to purchase the shares from Credit Suisse First Boston, Inc. or one of Credit Suisse First Boston, Inc.'s affiliates. Credit Suisse First Boston, Inc. and its affiliates will provide all such funds from existing resources. Our obligation to purchase shares in the offer is not conditioned on our obtaining financing. For a more detailed description of the financing of the offer and the merger, please see "The Offer--Financing of the Offer and the Merger."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - Because the form of payment in the offer consists solely of cash and our offer is not contingent upon our receipt of financing, we do not think our financial condition is relevant to your decision to tender in the offer.

WHAT DOES THE COMPANY PLAN TO DO WITH ITS RETAINED INTEREST IN RESPECT OF THE CSFBDIRECT STOCK?

    - The Company may issue shares representing its approximately 83.1% retained interest in respect of the CSFBDIRECT stock to us if that issuance would ensure that we will hold enough shares immediately prior to the merger to effect the merger without seeking a stockholder vote.

HOW MUCH TIME DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have until at least 12:00 midnight, New York City time, on Monday, August 20, 2001 to tender your shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in "The Offer--Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We expressly reserve the right, subject to the terms of the merger agreement among us, Credit Suisse First Boston, Inc. and the Company and applicable law, to extend the period of time during which the offer remains open. We have agreed in the merger agreement that we will extend the offer if certain conditions to the offer have not been satisfied. Please see "The Offer--Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the offer, we will inform EquiServe Trust Company, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the offer was previously scheduled to expire. Please see "The Offer--Terms of the Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

    - Complete and sign the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal and mail or deliver it (or a manually signed facsimile of the letter of transmittal) together with your share certificates, and any other required documents, to the Depositary no later than the time the offer expires;

    - Tender your shares pursuant to the procedure for book-entry transfer set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares"; or

    - If your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to EquiServe Trust Company, N.A. prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, tender your shares by complying with the guaranteed delivery procedures described in "The Offer--Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, unless we have previously accepted them for purchase under this offer, you may also withdraw any previously tendered shares at any time after September 21, 2001. Please see "The Offer--Withdrawal Rights."

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to EquiServe Trust Company, N.A. while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

    - The Board of Directors of the Company has, by unanimous vote of all directors present and voting at the meeting and acting upon the recommendation of a special committee of independent directors of the Company's Board, (i) determined that it is fair to and in the best interests of the holders of shares (other than Purchaser and its affiliates) to consummate the offer and the merger of us with and into the Company, upon the terms and subject to the conditions of the merger agreement among us, Credit Suisse First Boston, Inc. and the Company and the General Corporation Law of the State of Delaware; (ii) approved and declared advisable the merger agreement among us, Credit Suisse First Boston, Inc. and the Company, the offer and the merger; and
      (iii) resolved to recommend that the holders of shares (other than Purchaser or its affiliates) accept the offer and tender their shares in the offer.

      Please see "Special Factors--Recommendation of the Special Committee and the Company's Board; Fairness of the Offer and the Merger."

ARE THERE TRANSACTIONS BETWEEN THE OFFERORS AND THE COMPANY?

    - In the normal course of business and in connection with the integration of its business into the Credit Suisse First Boston business unit and CSG, the Company has entered into transactions with CSFB and its affiliates.

      Please see "Special Factors--Related Party Transactions."

WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION TO ME?

    - If you tender shares pursuant to the offer, you will generally recognize gain or loss measured by the differences between the cash you receive and your tax basis in the shares tendered.

      Please see "The Offer--Certain United States Federal Income Tax Consequences."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL OF THE SHARES ARE TENDERED?

    - Yes. The number of shares tendered in the tender offer will not affect whether or not we merge with the Company. Credit Suisse First Boston, Inc. holds all of the voting shares of the Company and consequently can effect the merger without the vote of any other stockholder. Each share that remains outstanding (other than any shares owned by us, our affiliates or the Company and any shares held by stockholders seeking appraisal for their shares) will be converted automatically into the right to receive $6.00 net per share, in cash (or any greater amount per share we pay in the offer). The offer to purchase describes the procedures a stockholder must follow if he or she decides to seek appraisal by the Delaware Chancery Court of the fair value of his or her shares.

WILL THERE CONTINUE TO BE A PUBLIC MARKET FOR MY SHARES?

    - No. If the merger occurs, the shares will no longer be publicly traded. Even if the merger does not occur, if we purchase all the tendered shares there may be so few remaining holders of publicly held shares that the shares may no longer be eligible to be traded through the New York Stock Exchange or other securities markets, there may not be a public trading market for the shares and the Company may cease making filings with the Securities and Exchange Commission, which we refer to as the "SEC," with respect to the shares. Please see "The Offer--Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration."

WILL THE COMPANY CONTINUE TO MAKE SEC FILINGS?

    - Yes. We currently expect that the Company will continue to file reports with the SEC as a result of the publicly traded debt and the preferred stock of the Company remaining outstanding.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in the offer and the merger occurs, unless you have sought appraisal of the fair value of your shares, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On March 23, 2001, the last full trading day prior to the announcement by the Company of the initial proposal by Credit Suisse First Boston, Inc. to acquire the publicly held shares of CSFBDIRECT for $4.00 per share, the last reported closing price per share on the New York Stock Exchange was $2.50 per share. On July 10, 2001, the last full trading day prior to the announcement of the execution of the merger agreement and of our intention to commence the tender offer the last reported closing price per share on the New York Stock Exchange was $4.68 per share. On July 23, 2001, the last full trading day prior to the commencement of the offer, the closing price per share reported on the New York Stock Exchange was $5.96 per share. See "The Offer--Certain Information Concerning the Company."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You may call D.F. King & Co, Inc., the Information Agent, toll free at
      (800) 549-6650 or Credit Suisse First Boston Corporation, the Dealer Manager, toll free at (800) 646-4543. See the back cover of this offer to purchase.

To the Holders of Shares of Common Stock of the Series Designated Credit Suisse First
Boston (USA), Inc. CSFBDIRECT Common Stock:

                                  INTRODUCTION

    CSFBdirect Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation ("CSFB") and an indirect wholly owned subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland ("CSG"), hereby offers to purchase all of the shares of common stock of the series designated Credit Suisse First Boston (USA), Inc. CSFBDIRECT Common Stock, par value $.10 per share (the "Shares"), of Credit Suisse First Boston (USA), Inc., a Delaware corporation (the "Company"), that are issued and outstanding for $6.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Shares track the performance of the CSFBDIRECT online brokerage business (the "CSFBDIRECT Business"). Please read "The Offer--Certain Information Concerning Purchaser, CSFB and CSG" for additional information concerning CSFB, CSG and Purchaser.

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to a required back-up U.S. federal income tax withholding (currently at a rate of 31%) of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "The Offer--Certain United States Federal Income Tax Consequences." Purchaser or CSFB will pay all charges and expenses of EquiServe Trust Company, N.A. (the "Depositary") and D.F. King & Co. (the "Information Agent") incurred in connection with the Offer. See "The Offer--Fees and Expenses."

    A special committee of independent directors of the Board of Directors of the Company (the "Special Committee") has received the written opinion, dated July 11, 2001, of Lazard Freres & Co. LLC ("Lazard"), investment banker to the Special Committee, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $6.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Purchaser or its affiliates) is fair, from a financial point of view, to such holders. A copy of the written opinion of Lazard is attached to this Offer to Purchase as Annex A and is also attached to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the
"Schedule 14D-9"), which is being distributed to the holders of Shares, and holders of Shares are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Lazard. See "Special Factors--Opinion of Investment Banker."

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING AT THE MEETING AND ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, (I) DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES (OTHER THAN PURCHASER OR ITS AFFILIATES) TO CONSUMMATE THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS") UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT (AS DEFINED BELOW) AND IN ACCORDANCE

WITH THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE ("DELAWARE LAW");
(II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS; AND (III) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES (OTHER THAN PURCHASER OR ITS AFFILIATES) ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. PLEASE READ "THE OFFER--CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 11, 2001 (the "Merger Agreement"), among CSFB, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of Delaware Law, Purchaser will be merged with and into the Company (the "Merger"). As a result, the Company will continue as the surviving corporation and CSFB will own all of the common stock of the Company. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or by Purchaser or any of its affiliates, which will be cancelled, and other than Shares held by stockholders who have demanded and perfected appraisal rights under Delaware Law) will be canceled and converted automatically into the right to receive $6.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Special Factors--Appraisal Rights." The Merger Agreement is more fully described in "Special Factors--The Merger Agreement." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in "The Offer--Certain United States Federal Income Tax Consequences."

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if necessary, the adoption of the Merger Agreement by the requisite vote of the holders of the outstanding shares of the series of common stock designated Credit Suisse First Boston (USA), Inc. Common Stock (the "Common Stock") of the Company. For a more detailed description of the conditions to the Merger, please see "Special Factors--The Merger Agreement." Under the Amended and Restated Certificate of Incorporation of the Company and Delaware Law, the affirmative vote of the holders of at least a majority of the Common Stock, 1,000 shares of which are issued and outstanding and held by CSFB, is required to adopt the Merger Agreement. Pursuant to the Amended and Restated Certificate of Incorporation of the Company, holders of Shares are not entitled to vote to adopt the Merger Agreement. Consequently, CSFB can adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company, regardless of how many Shares are tendered in the Offer. Alternatively, Delaware Law provides that if Purchaser or its affiliates hold at least 90% of the then outstanding Shares and Common Stock taken together, Purchaser will be able to effect the Merger without any vote of the Company's stockholders. Depending on the number of Shares tendered in the Offer, the Company may issue to Purchaser the 90,752,000 Shares in respect of the Company's retained interest in the CSFBDIRECT Business, constituting approximately 83.1% of the outstanding Shares (the "Retained Interest") or issue to Purchaser additional shares of Common Stock. In the event that Purchaser owns, pursuant to the Offer or otherwise, 90% or more of the then outstanding Common Stock and the Shares taken together, CSFB, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If, however, Purchaser does not own at least 90% of the then outstanding Common Stock and the Shares taken together, pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time may be required to effect the Merger. See "Special Factors--Purpose and Structure of the Offer and the Merger" and "Special Factors--The Merger Agreement."

    The Company has advised Purchaser that as of July 11, 2001, 18,400,000 Shares were issued and outstanding, 9,265,155 Shares were subject to outstanding employee stock options and no Shares were held in the treasury of the Company. As of July 11, 2001, 1,000 shares of Common Stock were issued and outstanding. As a result, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law without calling a meeting of the Company's stockholders or requiring a vote of the Company's stockholders if either Purchaser acquires 16,560,900 Shares in the Offer or Purchaser acquires 7,485,700 Shares and the Company issues to Purchaser the 90,752,000 Shares in respect of the Retained Interest. See "Special Factors--Purpose and Structure of the Offer and the Merger."

    No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger, whether or not the Merger is subject to a vote of the Company's stockholders. See "Special Factors--Appraisal Rights."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

    1.  BACKGROUND OF THE OFFER

    On May 28, 1999, Donaldson, Lufkin & Jenrette, Inc. ("DLJ") sold in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), shares of stock tracking the performance of the assets and related liabilities comprising its DLJDIRECT online securities brokerage business, DLJDIRECT (the "DLJDIRECT Common Stock"), as a means of unlocking the value of the assets and related liabilities of this business. DLJ offered 18,400,000 shares of the DLJDIRECT Common Stock at $20.00 per share and received aggregate proceeds of $343.16 million. DLJ retained an equity interest equivalent to approximately 82.1% of the DLJDIRECT Common Stock.

    On November 3, 2000, CSG completed its acquisition of all of the outstanding shares of stock of the series designated Donaldson, Lufkin &
Jenrette, Inc.--DLJ Common Stock, par value $.10 per share. By virtue of this acquisition, DLJ became an indirect majority-owned subsidiary of CSG and CSG indirectly acquired the approximately 82.1% retained interest of DLJ in respect of the DLJDIRECT Common Stock, which was subsequently renamed Credit Suisse First Boston (USA), Inc. CSFBDIRECT Common Stock. The name of DLJDIRECT was changed to CSFBDIRECT and on March 29, 2001, the Company made a $29 million capital contribution to the CSFBDIRECT Business, in part relating to the costs associated with the name change, which resulted in the increase of the Retained Interest to 83.1%.

    On March 19, 2001, the Company Board held a meeting at which it discussed, among other things, the possible acquisition by CSFB of all of the Shares. In connection with this discussion, representatives of CSFB presented a financial analysis of such an acquisition to the Company Board. In addition, Shearman & Sterling and Cleary, Gottlieb, Steen & Hamilton, counsel to the Company, made presentations to the Company Board concerning the Company Board's obligations and duties under applicable state law with respect to such an acquisition.

    On March 26, 2001, CSFB publicly announced its proposal to acquire all of the Shares for $4.00 per share in cash (the "CSFB Proposal").

    The Company Board determined that in order to ensure that the interests of the public holders of Shares were appropriately represented, it would create a special committee of disinterested directors to consider the CSFB Proposal. Pursuant to the unanimous written consent of the Company Board, effective as of March 26, 2001, the Board established a special committee, comprised of Ms. Carol Einiger and Messrs. Robert Baylis and Maynard Toll, to (i) review and consider the CSFB Proposal, (ii) negotiate with CSFB and its advisors regarding the terms of the CSFB Proposal and the related documentation, including a merger agreement, (iii) review and comment on all documents and instruments to be used in the proposed transaction, including all documents to be filed with the SEC, and (iv) determine conclusively whether the Company Board should recommend the proposed transaction to the holders of Shares and whether the Company should otherwise consummate the proposed transaction. The Company Board also authorized the Special Committee to retain, at the Company's expense, independent legal and financial advisors.

    Shortly after the Special Committee was established, it retained Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank") as its legal counsel.

    In early April 2001, the Special Committee considered a number of investment banks and similar firms to serve as financial advisor to the Special Committee and during this period interviewed four investment banks to serve in this capacity.

    On or about April 9, 2001, the Special Committee engaged Lazard to serve as investment banker to the Special Committee and the parties thereafter entered into an engagement letter and related indemnification agreement, each dated as of April 20, 2001, providing for such engagement. Lazard was selected based upon its experience in representing special committees of disinterested directors in going private transactions and the Lazard team's familiarity with and experience in the financial services industry.

    On April 11, 2001, the Special Committee met with representatives of Fried Frank and Lazard. At this meeting, Fried Frank briefed the members of the Special Committee on their fiduciary duties and responsibilities relevant to their consideration of the CSFB Proposal and discussed general procedures for the deliberations of the Special Committee and negotiations with CSFB concerning the CSFB Proposal. The Special Committee and its advisors discussed the background facts of which the members of the Special Committee were aware leading up to the March 26, 2001 announcement of the CSFB Proposal and how the Special Committee should evaluate and respond to the CSFB Proposal, including the nature and scope of the Special Committee's and its advisors' due diligence investigation of the CSFBDIRECT Business. At this meeting Ms. Einiger was selected as the chair of the Special Committee.

    Throughout the remainder of April and through early June 2001, representatives of Lazard and Fried Frank conducted an extensive due diligence investigation of the CSFBDIRECT Business and its operations and management, including its historical financial results, current financial condition and future financial prospects as well as the history, current state and prospects for the industry in which it operates. As part of this due diligence investigation, CSFB and the management of the CSFBDIRECT Business provided, at the request of Lazard and Fried Frank, a variety of documents, data and other materials regarding the CSFBDIRECT Business, which were reviewed by Lazard and/or Fried Frank, as appropriate.

    On April 24, 2001, the Special Committee met again with representatives of Fried Frank and Lazard, who briefed the Special Committee on the status of their due diligence investigation. At this meeting the Special Committee and its advisors also discussed the status of pending stockholder litigation against the Company arising out of CSG's acquisition of DLJ and certain possible claims arising from that transaction.

    On May 3, 2001, members of the Special Committee and its advisors and representatives of CSFB and its legal advisor, Shearman & Sterling, held a meeting with certain members of senior management of the CSFBDIRECT Business to review in detail the business and operations of the CSFBDIRECT Business.

    On May 7, 2001, representatives of Lazard held a conference call with members of CSFB's management to discuss the rationale for the CSFB Proposal and CSFB's views regarding the CSFBDIRECT Business.

    On May 9, 2001, representatives of Lazard participated in a conference call with representatives of CSFB to discuss the valuations, methods and assumptions reflected in the CSFB Proposal. During this meeting, Lazard reviewed with CSFB the analysis presented to the Company Board on March 19, 2001, which indicated a range of values per Share of $3.35 to $4.00. On this same date, representatives of Fried Frank met with representatives of Shearman & Sterling to discuss the due diligence process, certain outstanding due diligence items and certain issues relating to CSG's acquisition of DLJ.

    On May 13, 2001, the Special Committee held a telephonic meeting at which a representative of Fried Frank briefed the Special Committee on its May 9 meeting with representatives of Shearman & Sterling. The members of the Special Committee and representatives of Fried Frank discussed the meeting of the Company Board scheduled for the following day.

    At a regularly scheduled meeting of the Company Board on May 14, 2001, the Special Committee updated the Company Board regarding the status of the Special Committee process. Later in the day on May 14, 2001, the Special Committee met with representatives of Lazard and Fried Frank. At this meeting, representatives of Fried Frank further briefed the Special Committee on the May 9 meeting with representatives of Shearman & Sterling. Lazard briefed the Special Committee on its further discussions with members of management of the CSFBDIRECT Business. The Lazard representatives also discussed with the Special Committee their preliminary views regarding the valuation of the CSFBDIRECT

Business, which suggested a range of per Share values in excess of the $4.00 per Share offered by CSFB. The Special Committee instructed Lazard and Fried Frank to continue their due diligence investigation and further instructed Lazard to refine its preliminary views as to the valuation of the CSFBDIRECT Business.

    On or about May 14, 2001, Shearman & Sterling sent a draft of the Merger Agreement to Fried Frank.

    On May 18, 2001, the Special Committee met with its advisors. At this meeting representatives of Fried Frank and Lazard updated the Special Committee on the status of the due diligence investigation of the CSFBDIRECT Business. Representatives of Lazard also discussed with the Special Committee their preliminary views regarding the valuation of the CSFBDIRECT Business, which had been refined since the May 14 meeting and which continued to indicate a range of per Share values in excess of $4.00 per Share. The Special Committee then instructed Lazard to meet with representatives from CSFB to discuss Lazard's preliminary views as to valuation and the methodologies and assumptions underlying such views and compare such assumptions and methodologies with those used by CSFB in arriving at its $4.00 per Share proposal. The Special Committee also instructed Lazard to inform CSFB, for purposes of negotiation, that Lazard's preliminary valuation analysis indicated a range of values per Share of $7.50 to $8.50.

    Later in the day on May 18, representatives of Lazard held a discussion with representatives of CSFB regarding Lazard's preliminary views as to valuation.

    On May 29, 2001, representatives of Lazard again had a discussion with representatives of CSFB regarding the methodologies and assumptions underlying the CSFB Proposal and Lazard's preliminary views as to valuation.

    On May 30, 2001, representatives of CSFB delivered to Lazard a revised valuation analysis which suggested a range of values per Share of $3.61 to $4.92.

    On May 31, 2001, the Special Committee met with its advisors.
Representatives of Lazard made a presentation to the Special Committee concerning its discussions with representatives of CSFB regarding the valuation of the CSFBDIRECT Business and the methodologies and assumptions used by each of Lazard and CSFB in arriving at their valuations.

    On June 4, 2001, representatives of Lazard and CSFB met again to discuss the valuation of the CSFBDIRECT Business.

    On June 13, 2001, the Special Committee held a telephonic meeting with its advisors to discuss an upcoming meeting between members of the Special Committee and representatives of CSFB.

    On June 15, 2001, the members of the Special Committee and representatives of Lazard met with representatives of CSFB to discuss the CSFB Proposal.

    On June 28, 2001, CSFB notified the Special Committee that, if an overall agreement could be reached on the terms of CSFB's acquisition of the Shares, CSFB would be willing to offer $6.00 per Share in cash for the Shares, but that it would be unwilling to offer any higher price per Share.

    During the period from July 5 through July 10, 2001, representatives of Fried Frank and Shearman & Sterling negotiated the Merger Agreement.

    On July 10, 2001, the Special Committee met with its advisors. At this meeting, representatives of Lazard made a presentation regarding the revised CSFB offer and delivered to the Special Committee its oral opinion, subsequently confirmed in writing on July 11, 2001, that the $6.00 per Share consideration to be received by holders of the Shares (other than Purchaser or its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. Representatives of Fried Frank reviewed with the Special Committee the terms of the Merger Agreement. Subject to the receipt by the Special Committee of the executed opinion of Lazard to the foregoing effect, the Special Committee unanimously (i) determined that the proposed Offer and Merger, upon the terms and conditions set forth in the Merger Agreement, are fair to and in the best interests of the holders of Shares, (ii) approved the Merger Agreement substantially in the form reviewed by the Special Committee,
(iii) recommended that the holders of Shares (other than Purchaser of its affiliates) accept the Offer and tender their Shares in the Offer, and
(iv) determined that the proposed Offer, the Merger and the Merger Agreement should be recommended to the Company Board, which should approve and declare advisable the proposed Offer, the Merger and the Merger Agreement.

    From July 5 through July 10, 2001, representatives of Fried Frank,
Shearman & Sterling and counsel representing plaintiffs in the consolidated stockholders litigation pending in the Delaware Chancery Court against CSFB, the Company and the Company's directors arising out of CSG's acquisition of DLJ and the CSFB Proposal held discussions and conducted negotiations regarding the CSFB Proposal and the possible settlement of such litigation.

    On July 10, 2001, representatives of the parties to such litigation entered into a memorandum of understanding that provides for the settlement of those cases with no admission of liability by defendants. For a more detailed discussion of this litigation see "The Offer--Certain Litigation."

    On July 11, 2001, the Company Board met to consider the Special Committee's recommendations regarding the Offer and the Merger. Following a review of the terms of the Offer and the Merger and taking into account the arms-length negotiations between the parties, the terms of the Merger Agreement and the status of the pending stockholder litigation against the Company, the Company Board by unanimous vote of all directors present and voting at the meeting and acting upon the recommendation of the Special Committee, (i) determined that it is fair to and in the best interests of the holders of Shares (other than Purchaser or its affiliates) to consummate the Offer and the Merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware Law; (ii) approved and declared advisable the Merger Agreement and the Transactions; and (iii) resolved to recommend that the holders of Shares (other than Purchaser or its affiliates) accept the Offer and tender their Shares pursuant to the Offer.

    The Merger Agreement was executed immediately following the adjournment of the meeting. CSFB and the Company thereafter issued a press release announcing the transaction.

    On July 12, 2001, John J. Mack became the Chief Executive Officer of Credit Suisse First Boston, the business unit of which the Company is a part, Chairman of the Executive Board of CSFB and Vice Chairman of the Executive Board of the Company's ultimate parent, CSG. Mr. Mack has also been elected as one of the Company's directors and as the Company's President and Chief Executive Officer. Mr. Mack succeeds Allen D. Wheat, the Company's former director, President and Chief Executive Officer, who resigned effective July 12, 2001. CSG also announced on July 12, 2001 a realignment of certain of its operations effective January 1, 2002. Under this realignment, the asset management business of CSG, which is not a part of the Company's operations, will be combined with CSFB under the leadership of Mr. Mack. Prior to joining CSG, CSFB and the Company, Mr. Mack served as President and Chief Operating Officer of Morgan Stanley Dean Witter until March 2001. In addition, on July 16, 2001, CSFB announced that Stephen R. Volk will become a Vice Chairman and member of the Executive Board of CSFB, effective August 1, 2001. Mr. Volk was the managing partner at the law firm of Shearman & Sterling for the past 11 years.

    2. RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD

    On July 10, 2001, the Special Committee determined:

    (1) that the proposed Offer and Merger, upon the terms and conditions set forth in the Merger Agreement, are fair to and in the best interests of the holders of Shares (other than Purchaser or its affiliates);

    (2) to approve the Merger Agreement substantially in the form reviewed by the Special Committee;

    (3) to recommend to the holders of Shares (other than Purchaser or its affiliates) that they accept the Offer and tender their Shares in the Offer; and

    (4) that the proposed Offer, the Merger and the Merger Agreement should be recommended to the Company Board, which should approve and declare advisable the proposed Offer, the Merger and the Merger Agreement.

    On July 11, 2001, the Company Board, by unanimous vote of those directors present and voting at the meeting and acting upon the recommendation of the Special Committee:

    (1) determined that it is fair to and in the best interests of the holders of Shares (other than Purchaser or its affiliates) to consummate the Offer and the Merger, upon the terms and subject to the conditions of the Merger Agreement and Delaware Law;

    (2) approved and declared advisable the Merger Agreement and the Transactions; and

    (3) resolved to recommend that the holders of Shares (other than Purchaser or its affiliates) accept the Offer and tender their Shares pursuant to the Offer.

FAIRNESS OF THE OFFER AND THE MERGER

    THE SPECIAL COMMITTEE

    In reaching the recommendations described above, the Special Committee considered a number of factors, including, but not limited to, the following:

    1. CSFBDIRECT BUSINESS OPERATING AND FINANCIAL CONDITION. The Special Committee took into account the current and historical financial condition and results of operations of the CSFBDIRECT Business, as well as the prospects and strategic objectives of the CSFBDIRECT Business, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the economy in general and in the on-line brokerage industry in particular. Among other things, the Special Committee took into account the following aspects of the results of operations of the CSFBDIRECT Business:

    - declining net revenue, pre-tax pre-marketing income, and margins;

    - declining active account growth;

    - decline in trading volume;

    - lack of scale compared with its competitors;

    - declining average account balances; and

    - increasing customer acquisition costs.

    In addition, the Special Committee took into account deteriorating conditions in the online brokerage industry generally, including declining average daily trading volumes. The Special Committee also took into account information with respect to CSFBDIRECT's joint venture in Japan, including its strong market position and active customer base.

    2. FINANCIAL TERMS OF THE TRANSACTION/PREMIUM TO MARKET PRICE. The Special Committee considered the relationship of the offer price of $6.00 per Share and the Merger Consideration to the historical and projected market prices of the Shares. The offer price of $6.00 per Share represents a premium of 140% over the closing price per Share on March 23, 2001, the day before the public announcement of the CSFB Proposal, a premium of 81.8% over the closing price per Share on February 23, 2001, approximately one month prior to CSFB's announcement and a premium of 50% over CSFB's proposed offer price of $4.00 per Share.

    Although the offer price of $6.00 per Share is below certain historical trading prices of the Shares, the Special Committee considered that CSFBDIRECT's deteriorating operating results, as discussed above, as well as the deteriorating state of the online brokerage industry in general were impediments to the Shares trading at levels in excess of the offer price of $6.00 per Share.

    The Special Committee also considered the possible trading prices of the Shares in the short term and the long term in the event that the Offer were to be withdrawn or rejected. The Special Committee concluded that if the Offer were to be withdrawn or rejected the trading value of the Shares would likely decline substantially in light of the weakening financial outlook of the CSFBDIRECT Business.

    The Special Committee took into account the fact that the terms of the Offer were determined through arms-length negotiations between CSFB and the Special Committee and its financial and legal advisors, all of whom are unaffiliated with CSFB, and believes that, after extensive negotiations by and on behalf of the Special Committee with CSFB and its representatives, the Special Committee has obtained the highest price per Share that could be obtained from CSFB and further negotiations with CSFB could possibly cause CSFB to abandon the transaction.

    3. STRATEGIC ALTERNATIVES. The Special Committee considered the fact that CSFB currently owns and controls approximately 83.1% of the equity of the Company in the form of the Retained Interest. The Special Committee also considered the fact that CSFB has stated that it would not sell any Shares that it owns directly or indirectly and that it did not wish to consider or participate in any alternative disposition of the CSFBDIRECT Business or the assets comprising that business. Accordingly, the Special Committee concluded that an acquisition of the CSFBDIRECT Business or the Shares by a third party was not a feasible alternative.

    4. OPINION OF LAZARD. The Special Committee took into account presentations from Lazard and the opinion of Lazard, dated July 11, 2001, that, based upon and subject to certain considerations and assumptions, the consideration to be received by the holders of Shares (other than Purchaser or its affiliates) in the Offer and the Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders. A copy of Lazard's opinion, which sets forth the assumptions upon which that opinion is based, is attached to this Offer to Purchase as Annex A and incorporated herein by reference. The holders of Shares (other than Purchaser or its affiliates) are urged to read this opinion in its entirety.

    5. TIMING OF COMPLETION. The Special Committee considered the anticipated timing of consummation of the transactions contemplated by the Merger Agreement, including the structure of the transaction as a tender offer for all of the Shares, followed by the Merger in which the remaining holders of Shares (other than Purchaser or its affiliates) will receive the same consideration as received by tendering holders.

    6. LIMITED CONDITIONS TO CONSUMMATION. The Special Committee considered the fact that the obligation of CSFB and Purchaser to consummate the Offer and the Merger is subject to a limited number of conditions that do not include a financing condition, and that CSFB and Purchaser have the financial resources to consummate the Offer and the Merger expeditiously. CSFB and Purchaser are still obligated to consummate the Merger even if no Shares are tendered in the Offer, if all other conditions to the Merger and the Offer are satisfied.

    7. PROPOSED SETTLEMENT OF LITIGATION. The Special Committee took into account the allegations and claims of the pending Delaware litigation and the terms of the proposed settlement of such litigation. See "The Offer--Certain Litigation."

    8. APPRAISAL RIGHTS. The Special Committee considered the fact that the holders of the Shares (other than Purchaser or its affiliates) who do not tender their Shares pursuant to the Offer will have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under Delaware Law, whether or not a stockholder vote is required, as described under "Special Factors--Appraisal Rights."

    9. POSSIBLE CONFLICTS OF INTEREST. The Special Committee also took into account the actual possible conflicts of interest of certain directors and members of management of both the Company and CSFB discussed below under "Special Factors--Interests of Certain Persons in the Offer and the Merger."

    THE COMPANY BOARD

    In reaching its determinations referred to above, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Lazard that, based upon and subject to the assumptions stated therein, the $6.00 per Share to be received by the holders of Shares (other than Purchaser or its affiliates) in the Offer and the Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders; and (iii) the fact that the offer price of $6.00 per Share and the terms and conditions of the Merger Agreement were the result of arms-length negotiations between the Special Committee and CSFB.

    The members of the Company Board, other than the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the CSFBDIRECT Business, based upon the advice of its financial and legal advisors.

    The Company Board, other than the members of the Special Committee, believes that the Offer and Merger are procedurally fair because, among other things:
(i) the Special Committee consisted of independent directors who were appointed to the Special Committee to represent the interests of the holders of Shares (other than Purchaser or its affiliates); (ii) the Special Committee retained and was advised by its own independent legal counsel; (iii) the Special Committee retained and was advised by Lazard, as its independent investment banker, to assist it in evaluating a potential transaction with CSFB and Purchaser; (iv) the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; and
(v) the fact that the $6.00 per Share offer price resulted from arms-length bargaining between the Special Committee and its advisors, on the one hand, and representatives of CSFB, on the other hand.

    The Company Board recognized that the Merger is not structured to require the approval of a majority of the holders of Shares and that CSFB currently has sufficient voting power to approve the Merger without the affirmative vote of any of the holders of Shares.

    The Company Board also recognized that, while consummation of the Offer and the Merger will result in all of the holders of Shares being entitled to receive $6.00 in cash for each of their Shares, it will eliminate the opportunity for the holders of Shares (other than Purchaser or its affiliates) to benefit from increases, if any, in the value of the CSFBDIRECT Business following the Merger. Nevertheless, the Company Board concluded that this fact did not justify forgoing the receipt of the immediate cash premium represented by the $6.00 per Share offer price.

    Neither the Special Committee nor the Company Board considered the liquidation of the assets of the CSFBDIRECT Business and neither considered liquidation to be a viable course of action based on CSFB's desire for the CSFBDIRECT Business to continue to conduct its business as part of the Credit

Suisse First Boston business unit (the "CSFB Business Unit"). Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

    In view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Company Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

    The foregoing discussion of the information and factors considered by the Special Committee and the Company Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Company Board. The Company's executive officers have not been asked to make a recommendation as to the Offer or the Merger.

    The Company Board, by unanimous vote of those directors present and voting at the meeting and acting upon the recommendation of the Special Committee:

    (1) determined that it is fair to and in the best interests of the holders of Shares (other than Purchaser or its affiliates) to consummate the Offer and the Merger, upon the terms and subject to the conditions of the Merger Agreement and Delaware Law;

    (2) approved and declared advisable the Merger Agreement and the Transactions; and

    (3) resolved to recommend that the holders of Shares (other than Purchaser or its affiliates) accept the Offer and tender their Shares pursuant to the Offer.

    3.  OPINION OF INVESTMENT BANKER

    Under a letter agreement, dated April 20, 2001, the Special Committee retained Lazard to act as its investment banker in connection with the possible purchase by CSFB of the Shares. As part of this engagement, the Special Committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of Shares (other than Purchaser or its affiliates) of the consideration to be received by the holders of Shares (other than Purchaser or its affiliates) pursuant to the Merger Agreement.

    MAY 31, 2001 MEETING OF SPECIAL COMMITTEE

    In connection with the Special Committee's consideration and negotiation of the proposed transaction, Lazard furnished certain position papers prepared for purposes of its future discussions and negotiations with CSFB to the Special Committee at its May 31, 2001 meeting. These materials were discussed with members of the Special Committee in response to valuation analyses prepared by CSFB and provided to Lazard and in response to changing circumstances and market conditions during the course of negotiations. None of the May 31, 2001 materials summarized below, alone or together, constitute an opinion of Lazard with respect to the fairness of the consideration offered to the holders of Shares (other than Purchaser or its affiliates). The summary set forth below does not purport to be a complete description of the materials presented to the Special Committee. The materials summarized below have been filed as an exhibit to the Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission (the "SEC") by Purchaser, CSFB and CSG in connection with the Offer of which this Offer to Purchase constitutes a part. The description of the materials set forth below is qualified in its entirety by reference to the text of such materials.

    SENSITIVITY ANALYSIS. In response to the valuation analyses presented to it by CSFB based upon CSFB's financial projections and for purposes of its future discussions and negotiations with CSFB, Lazard performed a sensitivity analysis on CSFB's sum-of-the-parts analysis to assess the estimated equity value per Share. The sum-of-the-parts analysis upon which the sensitivity analysis was performed estimated equity value per share based upon an analysis of the value of the key business segments of the CSFBDIRECT Business, including the U.S. brokerage business; iNautix; U.K. brokerage business; Japanese brokerage joint venture; and certain other investments of the CSFBDIRECT Business. Lazard made certain adjustments to the sum-of-the-parts analysis provided to it by CSFB, which implied an estimated per share value reference range of $3.61 to $4.92, to derive an estimated per share value reference range of $3.61 to $6.40, based upon 109.2 million notional Shares outstanding.

    JULY 10, 2001 MEETING OF SPECIAL COMMITTEE

    On July 10, 2001, Lazard delivered to the Special Committee its oral opinion that, as of that date, the $6.00 per Share cash consideration to be received by the holders of Shares (or the Purchaser or its affiliates) in the Offer and the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. Lazard later confirmed its oral opinion by delivering to the Special Committee a written opinion dated July 11, 2001, which stated the considerations and assumptions upon which its opinion was based.

    THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED JULY 11, 2001, WHICH EXPLAINS THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LAZARD IN RENDERING ITS OPINION, IS ATTACHED TO THIS OFFER TO PURCHASE AS ANNEX A. LAZARD'S WRITTEN OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ONLY ADDRESSES THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES (OR THE PURCHASER OR ITS AFFILIATES) IN THE OFFER AND THE MERGER PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES (OR THE PURCHASER OR ITS AFFILIATES) AS TO WHETHER STOCKHOLDERS SHOULD TENDER THEIR SHARES. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD OPINION. YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

    In arriving at its opinion, Lazard, among other things:

    - reviewed the financial terms and conditions of the Merger Agreement;

    - analyzed certain historical business and financial information relating to the assets and liabilities of the Company's online discount brokerage and related investment services business (sometimes referred to as the CSFBDIRECT Business) the performance of which is tracked by the Shares;

    - reviewed various financial forecasts and other data provided to Lazard by the Company and the management of the CSFBDIRECT Business relating to the CSFBDIRECT Business;

    - held discussions with members of the senior management of the Company and the CSFBDIRECT Business with respect to the business and prospects of the CSFBDIRECT Business and its strategic objectives;

    - reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the CSFBDIRECT Business;

    - reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to that of the CSFBDIRECT Business;

    - reviewed the historical stock prices and trading volumes of the Shares;
      and

    - reviewed such other information and conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

    In conducting its analysis and in arriving at its opinion, Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the properties, assets or liabilities of the Company or the CSFBDIRECT Business, or concerning the solvency or fair value (within the context of a solvency analysis) of the Company or the CSFBDIRECT Business. While Lazard reviewed various financial forecasts and other data provided to it by the Company and the management of the CSFBDIRECT Business pertaining primarily to the U.S. brokerage business, which is a significant portion of the operations of the CSFBDIRECT Business, Lazard was advised by the Company and the management of the CSFBDIRECT Business that financial forecasts and projections relating to the entire CSFBDIRECT Business were not available. For purposes of its analysis and with the consent of the Special Committee, Lazard considered the risks and uncertainties associated with the CSFBDIRECT Business achieving the financial forecasts of the management of the CSFBDIRECT Business in the amounts and at the times contemplated thereby. Lazard did not assume responsibility for and expressed no view as to such forecasts or the assumptions on which they are based. Lazard was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the Shares, the CSFBDIRECT Business or its constituent businesses. Additionally, Lazard is not a legal expert, and, accordingly, was not requested to, and did not, express any opinion as to the value of any contingent liabilities of the Company, including liabilities associated with litigation relating to or arising out of the transactions contemplated by the Merger Agreement.

    Further, Lazard's opinion was necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion.

    In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the Offer and the Merger would be consummated on the terms described in the Merger Agreement it reviewed, without any waiver of any material terms or conditions by CSFB, Purchaser or the Company, and that obtaining the necessary regulatory approvals for the Offer and the Merger will not have an adverse effect on the Company.

    The following is a brief summary of the material financial analyses performed by Lazard in preparing its opinion:

    PUBLIC MARKET VALUATION ANALYSIS. Lazard reviewed and compared certain financial information for the CSFBDIRECT Business to the corresponding financial information, ratios and public market multiples for the following three publicly traded corporations:

    - Ameritrade Holding Corp.

    - E*TRADE Group, Inc.

    - TD Waterhouse Group, Inc.

    The selected companies were chosen because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to operations or businesses of the CSFBDIRECT Business.

    Lazard calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, publicly available research reports and the Institutional Brokers Estimate System (sometimes referred to as IBES). The earnings multiples for each of the selected companies were based on IBES median estimates as of July 6, 2001. Lazard analyzed the share price of each of the selected companies as of July 6, 2001 as a multiple of:

    - latest twelve months revenue;

    - latest twelve months earnings per share;

    - latest twelve months pre-tax and pre-marketing income;

    - current fiscal year estimated pre-tax and pre-marketing income;

    - current fiscal year estimated earnings;

    - next fiscal year estimated earnings; and

    - book value.

    The results of the analyses are summarized below:

                                                                     SELECTED COMPANIES
                                                              ---------------------------------
                                                                 RANGE        MEAN      MEDIAN
                                                              -----------   --------   --------
Share Price as a Multiple of:
LTM Revenue.................................................   1.4x-2.9x     2.2x       2.2x
LTM Earnings Per Share......................................   NM-32.0x     32.0x      32.0x
LTM Pre-Tax and Pre-Marketing Income........................  4.9x-12.0x     7.7x       6.2x
CFY Pre-Tax and Pre-Marketing Income........................  6.4x-15.9x    11.5x      12.2x
CFY Earnings................................................   NM-42.3x     42.3x      42.3x
NFY Earnings................................................  24.1x-32.0x   26.9x      24.5x
Book Value..................................................   1.1x-6.0x     2.9x       1.7x

    Lazard also analyzed the ratio of market capitalization to the number of active accounts and the ratio of the premium (i.e., market capitalization less book value) to the number of active accounts for each of the selected companies. The results of these analyses are summarized below:

                                                                     SELECTED COMPANIES
                                                              ---------------------------------
                                                                 RANGE        MEAN      MEDIAN
                                                              -----------   --------   --------
Market Capitalization/Active Accounts.......................  $573-$1,178     $840       $769
Premium/Active Accounts.....................................   $54-$639       $393       $486

    Based on these analyses, Lazard determined that the estimated equity value per Share, based upon 109.2 million notional Shares outstanding, ranged from approximately $0.69 to $4.12 per Share.

    SELECT PRECEDENT TRANSACTIONS ANALYSIS. This analysis was undertaken to provide information regarding the fairness of the Offer and the Merger based upon a comparison of the financial terms of the Offer and the Merger with the financial terms of several other private market transactions within the e-brokerage industry since 1998. Lazard reviewed selected publicly available and stock market information of the following transactions:

    - the acquisition of Web Street, Inc. by E*TRADE Group, Inc.;

    - the acquisition of two million shares in A.B. Watley Group Inc. by an investor group;

    - the acquisition of certain assets of Bull & Bear Securities by JB Oxford Holdings, Inc.;

    - the acquisition of TradeCast Ltd. by Ameritrade Holding Corp.;

    - the acquisition of Sharepeople Group plc by American Express Company;

    - the acquisition of a 1.5% stake in Track Data Corporation by Knight Trading Group, Inc.;

    - the acquisition of Datek Online Holdings Corp. by an investor group;

    - the acquisition of National Discount Brokers by Deutsche Bank AG;

    - the acquisition of Spear, Leeds & Kellogg, L.P. by The Goldman Sachs Group, Inc.;

    - the acquisition of Dealwise by TD Waterhouse Group, Inc.;

    - the acquisition of CyberCorp Inc. by Charles Schwab Corporation;

    - the acquisition of onlinetradinginc.com by Omega Research, Inc.;

    - the acquisition of TIR Holdings Ltd. by E*TRADE Group, Inc.;

    - the acquisition of Hull Group by The Goldman Sachs Group, Inc.; and

    - the acquisition of a 27% stake in E*TRADE Group, Inc. by Softbank Corp.

    Lazard analyzed the respective multiples of the transaction value for these transactions to the last twelve month revenues, net income, and tangible book value. Lazard also analyzed the ratio of the transaction value to the number of active accounts for these transactions. The Lazard analysis indicated the following:

                                                                    SELECTED TRANSACTIONS
                                                              ---------------------------------
                                                                 RANGE        MEAN      MEDIAN
                                                              -----------   --------   --------
Transaction Value as a Multiple of:
LTM Revenues................................................  1.0x-19.5x     4.5x       2.2x
LTM Net Income..............................................  6.5x-122.0x    39.0x      27.0x
LTM Tangible Book Value.....................................   1.2x-5.2x     3.7x       4.2x

Transaction Value/Active Accounts...........................  $735-$3,962   $2,506     $2,444

    Based on these analyses, Lazard determined that the estimated equity value per Share, based upon 109.2 million notional Shares outstanding, ranged from approximately $3.66 to $7.33 per Share.

    COMPARABLE MINORITY BUYOUT TRANSACTION ANALYSIS. Lazard analyzed certain information relating to selected minority buyout transactions since 1998 that met the following criteria: (i) the transaction value was greater than $50 million; (ii) the acquirer controlled more than 50% of the outstanding shares prior to the transaction; and (iii) 100% of the total outstanding shares were acquired. Lazard compared the final premia or discounts paid in these selected transactions to: (i) the share price of the target company one day prior to the initial offer; (ii) the share price of the target company one month prior to the initial offer; and (iii) the initial offer. Lazard's analysis indicated the following:

                                                                   SELECTED MINORITY BUYOUT
                                                                TRANSACTIONS PREMIA/(DISCOUNTS)
                                                              -----------------------------------
                                                                  RANGE         MEAN      MEDIAN
                                                              -------------   --------   --------
Acquisition Price as a % Premium (Discount) to:
Price One Day Prior to Initial Offer........................  (23)% - 186%      25%        17%
Price One Month Prior to Initial Offer......................  (35)% - 193%      37%        27%
Initial Offer...............................................  (18)% -  45%       3%         0%

    Based on the median, mean and low and high premia/discounts derived from such data and applying them to the applicable price of the Shares, Lazard determined that the estimated equity value per Share ranged from approximately $3.00 to $4.25 per Share.

    SUM-OF-THE-PARTS ANALYSIS. Lazard performed a sum-of-the-parts analysis to determine the estimated equity value per Share based upon an analysis of the value of the key business segments of the CSFBDIRECT Business. Lazard analyzed the value of the following segments of the CSFBDIRECT Business:

    - U.S. brokerage business;

    - iNautix;

    - U.K. brokerage business;

    - Japanese brokerage joint venture;

    - REDIbook ECN LLC investment;

    - Excess cash;

    - Hong Kong and Middle East joint ventures; and

    - Other investments.

    Lazard performed a discounted cash flow analysis to determine the indicative range of per share values for the U.S. brokerage segment based upon one set of projections including capital expenditures for the years 2001 through 2003 provided by the management of the CSFBDIRECT Business dated February 2001 and one set of projections for the years 2001 through 2005 provided by CSFB dated June 2001. Management of the CSFBDIRECT Business indicated to Lazard that the projections dated February 2001 would be revised downward if they were updated for current market conditions. Management of the CSFBDIRECT Business also reviewed the CSFB projections dated June 2001 and indicated to Lazard that they did not believe such projections to be unreasonable in light of current market conditions.

    Lazard determined the indicative range of per Share values for the U.S. brokerage segment by adding (1) the present values of the estimated future free cash flows that the CSFBDIRECT Business could generate and (2) the present value of the CSFBDIRECT Business' "terminal value." Lazard applied discount rates ranging from 15% to 19% and multiples of net income ranging from 13x to 17x to derive an indicative per Share value reference range for the U.S. brokerage business of approximately $3.38 to $5.39 per Share based upon the February 2001 projections provided by the management of the CSFBDIRECT Business and approximately $0.83 to $1.69 per Share based upon the June 2001 projections provided the Company.

    Lazard determined the indicative range of per Share values for (i) the iNautix, U.K. brokerage, and Japanese brokerage joint venture based upon certain financial information, ratios and public market multiples of comparable companies, (ii) the REDIbook investment based upon certain financial information, ratios and public market multiples of comparable companies applied to pro forma financial and ownership data provided to Lazard by CSFB and REDIbook management, (iii) excess cash based upon both a comparable company analysis and CSFB and CSFBDIRECT management estimates, (iv) the Hong Kong and Middle East joint ventures based upon book values adjusted for estimated capital expenditures and (v) other investments, including various minority private investments in the e-commerce sector, based upon book values.

    Based on these analyses, Lazard determined that the estimated equity value per Share, based upon 109.2 million notional Shares outstanding, ranged from approximately $5.46 to $9.76 per Share using the February 2001 projections provided by the management of the CSFBDIRECT Business and $2.92 to $6.06 per Share using the June 2001 projections provided by CSFB.

    GENERAL. Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Special Committee that the consideration to be received by the holders of Shares (other than Purchaser or its affiliates) pursuant to the Merger Agreement was fair from a financial point of view. The summary of these analyses is not a complete description of the analyses performed by Lazard. Preparing a fairness opinion is a complex analytic process and is not readily susceptible to partial analysis or summary description. Lazard believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

    In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and the CSFBDIRECT Business. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses and estimates relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty. No company or transaction used in the analysis as a comparison is identical to the CSFBDIRECT Business or the contemplated transaction.

    Lazard's opinion and financial analyses were not the only factors considered by the Special Committee in making its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the Special Committee.

    The opinion of Lazard was not intended to and does not constitute a recommendation to any holder of Shares as to whether such holder should tender such holder's Shares in the Offer or vote in favor of the adoption of the Merger Agreement, if submitted for a stockholder vote.

    Under the terms of Lazard's engagement, the Company has agreed to pay Lazard a customary fee for its services, a substantial portion of which is not contingent upon the consummation of the Offer or the Merger. The Company has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Lazard and certain related parties against certain liabilities, including liabilities arising under the federal securities laws, relating to, or arising out of, its engagement. See "The Offer--Fees and Expenses."

    Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to the Special Committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

    4. POSITION OF CSG, CSFB AND PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

    CSG, CSFB and Purchaser believe that the consideration to be received by the holders of Shares (other than Purchaser or its affiliates) pursuant to the Offer and the Merger is fair to the holders of Shares (other than Purchaser or its affiliates). CSG, CSFB and Purchaser base their belief on the following factors:

    (i) the fact that the consideration to be paid in the Offer represents a premium of 140% over the reported closing sale price per Share on the NYSE Composite Tape on March 23, 2001, the last full trading day prior to the announcement by the Company that it had received a preliminary, non-binding proposal from CSFB to acquire all the outstanding Shares and a premium of 50% over CSFB's initial proposed offer price of $4.00 per Share;

    (ii) the fact that the Offer and the Merger will each provide consideration to the holders of Shares (other than Purchaser or its affiliates) entirely in cash;

    (iii) the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of arms-length, good faith negotiations between the Special Committee and CSFB and their respective advisors;

    (iv) the fact that the Special Committee received an opinion from Lazard that, as of the date of its opinion and based on and subject to the matters discussed therein, the $6.00 per Share in cash to be received by the holders of Shares (other than Purchaser or its affiliates) in the Offer and Merger is fair from a financial point of view to such holders; and

    (v) the conclusions and recommendations of the Special Committee and the Company Board that each of the Offer and the Merger is fair to and in the best interests of the holders of Shares (other than Purchaser or its affiliates).

    CSG, CSFB and Purchaser did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness. As further discussed below in "Special Factors--Purpose and Structure of the Offer and the Merger; Reasons of CSG and CSFB for the Offer and Merger," CSG and CSFB believe that the acquisition of 100% of the equity interests in the CSFBDIRECT Business would give CSFB greater operational flexibility and synergistic opportunities with CSFB's other businesses.

    The foregoing discussion of the information and factors considered by CSG, CSFB and Purchaser is not intended to be exhaustive but is believed to include all material factors considered by CSG, CSFB and Purchaser.

    5. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF CSFB AND CSG FOR THE OFFER AND THE MERGER

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is to acquire all the outstanding Shares. The purpose of the Merger is for CSFB through Purchaser to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, all of the common stock of the Company will be owned by CSFB.

    Under Delaware Law, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Common Stock is required to adopt the Merger Agreement. Pursuant to the Amended and Restated Certificate of Incorporation of the Company, holders of Shares are not entitled to vote on whether to adopt the Merger Agreement. The Company Board has, by unanimous vote of the directors present and voting at the meeting and based on the recommendation of the Special Committee, approved and declared advisable the Merger Agreement and the Transactions. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law as described below, Delaware Law requires that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the Common Stock. Accordingly, by virtue of its ownership of all of the outstanding shares of Common Stock, CSFB has sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. CSFB and Purchaser have agreed that all shares of Common Stock held by them and their subsidiaries will be voted in favor of the adoption of the Merger Agreement.

    SHORT-FORM MERGER. Under Delaware Law, if Purchaser holds, as a result of the Offer or otherwise, including through the issuance to Purchaser of Shares in respect of the Retained Interest by the Company or of additional shares of Common Stock, at least 90% of the then outstanding Shares and shares of Common Stock taken together, Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, CSFB, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not hold at least 90% of the then outstanding Shares and shares of Common Stock taken together, pursuant to the Offer or otherwise, including through the issuance to Purchaser of Shares in respect of the Retained Interest by the Company or of additional shares of Common Stock, and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time may be required to effect the Merger.

    REASONS FOR THE OFFER AND THE MERGER.

    CSFB has determined that its acquisition of the Shares would give it greater flexibility in conducting the operations of the CSFBDIRECT Business. In particular, CSFB believes that it may be able to realize greater synergies between the CSFBDIRECT Business and the other businesses of CSFB and its affiliates if it were able to reallocate assets currently allocated to the CSFBDIRECT Business without regard to the procedures described in the Company's Amended and Restated Certificate of Incorporation and the disclosure and periodic filing requirements of the United States securities laws.

    6. PLANS FOR THE COMPANY AND THE CSFBDIRECT BUSINESS AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER

    Pursuant to the Merger Agreement, upon completion of the Offer, CSFB and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "Special Factors--The Merger Agreement."

    Except as otherwise described in this Offer to Purchase, CSG and CSFB have no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, any of its subsidiaries or the CSFBDIRECT Business; (ii) any purchase, sale or transfer to a third party of a material amount of assets of the Company, any of its subsidiaries or the CSFBDIRECT Business; (iii) any change in the management of the Company or the CSFBDIRECT Business or any change in any material term of the employment contract of any executive officer; or (iv) any other material change in the Company's or the CSFBDIRECT Business's corporate structure or business.

    Nevertheless, CSFB has, in consultation with a management consultant, initiated a review of certain of its retail related businesses, including the CSFBDIRECT Business, and may, in the future, as a result of such review or otherwise, decide to sell, restructure, transfer or otherwise dispose of all or a portion of the assets of the Company or the CSFBDIRECT Business, or acquire additional assets that would be used in the conduct of its businesses, including the CSFBDIRECT Business. In addition, CSG or CSFB may, in the future, take action that would result in the occurrence of one or more of the events described in the preceding paragraph, including as a result of any review of the businesses of CSFB and its subsidiaries initiated following the recent management changes at CSFB.

    As a result of the Offer, the direct and indirect interest of CSG in the CSFBDIRECT Business's net earnings will increase to the extent of the number of Shares acquired in the Offer. Following consummation of the Merger, CSG's indirect interest in such items will increase to 100% and only CSG and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the operations of the CSFBDIRECT Business and any future increase in the value, earnings or growth of the CSFBDIRECT Business. Similarly, CSG will also indirectly bear 100% of the risk of losses generated by the operations of the CSFBDIRECT Business and any decrease in the value of the CSFBDIRECT Business after the Merger. If the Merger had been consummated as of January 1, 2000, the Retained Interest would have increased to 100% and net loss attributable to the Company would have increased by $1,419,000 to $7,930,000 from $6,511,000. See "The Offer--Certain Information Concerning the Company and the CSFBDIRECT Business."

    As a result of the Merger, public trading of the Shares will cease and the registration of such Shares under the Exchange Act will be terminated. However, the Company will continue to file periodic reports under the Exchange Act, because it has publicly traded debt and preferred stock that will remain outstanding. See "The Offer--Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration."

    CSFB is considering making additional changes to the current capital structure of the Company, including the possible redemption of its preferred stock.

    The Company currently maintains the 1999 CSFBDIRECT Incentive Compensation Plan (the "Incentive Compensation Plan") which provides for the award of stock options and other equity-based awards as well as annual cash incentive and performance awards to employees and directors of the Company. Under the Incentive Compensation Plan, options to purchase Shares have been granted to employees and a director of the Company. Following the expiration of the Offer, it is CSFB's current intention to address outstanding stock options pursuant to the applicable provisions of the Incentive Compensation Plan.

    7.  THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places set forth in "The Offer--Certain Information Concerning the Company and the CSFBDIRECT Business" or downloaded for free at www.sec.gov. Defined terms used in this summary and not otherwise defined have the respective meanings assigned to those terms in the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably as practicable after July 11, 2001 and in no event more than ten business days after July 11, 2001. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the conditions that are described in "The Offer--Conditions of the Offer." Purchaser and CSFB have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in "The Offer--Conditions of the Offer" or otherwise changes the terms and conditions of the Offer in a manner adverse to the holders of Shares (other than Purchaser or its affiliates). Purchaser and CSFB have agreed that if Purchaser and CSFB are unable to consummate the Offer on the scheduled expiration date due to the failure of any of the conditions that are described in "The Offer--Conditions of the Offer" to be satisfied or waived, Purchaser shall extend the Offer in increments of not less than five days (at the discretion of Purchaser) until such date as is 45 days from the date of commencement of the Offer. Purchaser will not be required to extend the Offer, however, if such condition is, in the reasonable judgment of Purchaser, incapable of being satisfied prior to the expiration of such 45-day period.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. The date upon which the Merger is completed is known as the "Effective Time." As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation (the "Surviving Corporation"). Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, CSFB or any direct or indirect wholly owned subsidiary of CSFB or of the Company and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will be cancelled and converted automatically into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock.

    The Merger Agreement provides that the directors of the Company immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the

Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. The By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    STOCKHOLDERS' MEETING. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"). Because CSFB owns all of the Company's voting stock, CSFB has sufficient voting power to adopt the Merger Agreement without the vote of any other stockholder.

    PROXY STATEMENT. The Merger Agreement provides that the Company will, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer file a proxy statement (the "Proxy Statement") with the Commission under the Exchange Act, and will use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or CSFB, the unanimous recommendations of the Company Board and the Special Committee that the stockholders of the Company adopt the Merger Agreement. CSFB and Purchaser have agreed to cause all the shares of Common Stock then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event that Purchaser acquires through the Offer or otherwise at least 90% of the then outstanding Shares, Purchaser, CSFB and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

    CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless CSFB will otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

    ACCESS TO INFORMATION. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of CSFB and Purchaser access, at reasonable times, to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and will furnish CSFB and Purchaser with such financial, operating and other data and information as CSFB or Purchaser, through its officers, employees or agents, may reasonably request.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement further provides that CSFB will, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify the current and former directors and officers of the Company for acts and omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company or any of its subsidiaries exist on the date of the Merger Agreement, whether pursuant to the charter of the Company, the By-laws of the Company, resolutions of the Company Board, including, without limitation, the resolutions of the Company Board dated

March 26, 2001 establishing the Special Committee, or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company, the By-laws of the Company, and such resolutions of the Company Board from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

    CSFB, Purchaser and the Company have agreed, from and after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under Delaware Law indemnify and hold harmless each present and former director and officer of the Company and each subsidiary of the Company and each such individual who served at the request of the Company or any subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorney's fees and disbursements), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) whether civil, administrative or investigative, based on the fact that such person is or was a director or officer of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated by the Merger Agreement) and will pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law. In the event of any such claim, action, suit, proceeding or investigation, the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statement therefore are received and the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation will not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld, and that the Surviving Corporation will not be obligated to pay the fees and expenses of more than one counsel other than local counsel for all Indemnified Parties in any single action unless a conflict of interest will be caused thereby.

    The Merger Agreement also provides that CSFB will provide or maintain in effect for six years from the Effective Time, directors' and officers' liability insurance policies currently maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that CSFB has no obligation to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of the Merger Agreement for such insurance.

    CSFB, Purchaser and the Company have also agreed that, in the event the Surviving Corporation or any of its successors or assigns (a) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will assume the obligations described in the three preceding paragraphs.

    FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using its reasonable best efforts to obtain all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, certificates, consents, approvals, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use their reasonable best efforts to take all such action.

    Additionally, CSFB, Purchaser and the Company have agreed to cooperate and use their reasonable best efforts to defend any litigation, suit, claim, action, proceeding or investigation, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to capitalization, authority, brokers and opinion of financial advisor.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the obligations of each party to effect the Merger will be subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if and to the extent required by Delaware Law, the Merger Agreement will have been adopted by the affirmative vote of the stockholders of the Company; (b) no United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") in the United States will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and (c) Purchaser or its permitted assignee will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition will not be applicable to the obligations of CSFB or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated thereunder may be abandoned at any time prior to the Effective Time: (a) by mutual written consent of each of CSFB, Purchaser and the Special Committee on behalf of the Company; (b) by either CSFB or the Special Committee on behalf of the Company if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling restraining, enjoining or otherwise prohibiting the consummation of the Offer and the Merger and such injunction, order, decree or ruling shall have become final and nonappealable;
(c) by CSFB or the Special Committee on behalf of the Company after December 31, 2001, if Purchaser shall not have theretofore purchased Shares pursuant to the Offer solely as a result of a failure of any of the conditions described in "The Offer--Certain Conditions of the Offer" of this Offer to Purchase; (d) by CSFB if prior to the purchase of Shares pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner adverse to Purchaser or CSFB its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or shall have resolved to do any of the foregoing; (e) by the Special Committee on behalf of the Company, if Purchaser shall have (i) failed to commence the Offer within five days following the expiration of the ten business day period after July 11, 2001, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 60 days following the commencement of the Offer; or
(f) by the Special Committee on behalf of the Company prior to the purchase of Shares pursuant to the Offer if a third party makes an offer to acquire or agrees to acquire (i) all or a substantial portion of the assets allocated to the CSFBDIRECT Business for a price that is superior to the value attributed to such assets by the Special Committee, or (ii) the publicly held Shares for a per Share price that is higher than the $6.00 per Share amount, and in either case such offer is subject only to customary terms and conditions, and is not conditioned upon the availability of financing or, in the case of an offer to acquire the Shares, on the sale by CSFB or its affiliates of the Retained Interest.

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement will become void, and there will be no liability on the part of any party thereto, except (a) as set forth below under the section entitled "Fees" and (b) that nothing in the Merger Agreement will relieve any party from liability for any breach thereof prior to the date of such termination.

    FEES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not any of such transactions are consummated.

    ASSIGNMENT. The Merger Agreement provides that it shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that CSFB or Purchaser may assign all or any of its rights or obligations thereunder to any affiliate of CSFB, including the rights and obligations set forth in the sections relating to the Offer and the Merger, PROVIDED that no such assignment shall relieve the assigning party of its obligations under the Merger Agreement if such assignee does not perform such obligations.

    8.  APPRAISAL RIGHTS

    APPRAISAL RIGHTS. CSFB and Purchaser do not believe that appraisal rights are available in connection with the Offer. Notwithstanding the foregoing, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law, which is attached to this Offer to Purchase as Annex B, will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

    CSFB does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. CSFB intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the highest price per Share paid pursuant to the Offer.

    The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

    9.  BENEFICIAL OWNERSHIP OF SHARES

THE COMPANY

    The following table sets forth certain information regarding beneficial ownership of the Shares as of July 23, 2001 for (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Shares,
(ii) each director and each named executive officer of the Company and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, CSG, CSFB and Purchaser believe, based on information supplied by the Company, that the individuals listed each have sole voting and investment power with respect to such Shares.

                                                                 CSFBDIRECT COMMON STOCK
                                                              -----------------------------
                                                                                 PERCENT OF
                                                              NUMBER OF SHARES     CLASS
                                                              ----------------   ----------
More than 5% Owners
  Credit Suisse First Boston (USA), Inc. (notional shares
    representing the Retained Interest).....................    90,752,000        83.1  %
Directors and Executive Officers
  Robert M. Baylis..........................................        --             --
  Anthony F. Daddino........................................      10,250            *
  Brady W. Dougan...........................................        --             --
  Carol B. Einiger..........................................        --             --
  D. Wilson Ervin...........................................        --             --
  David C. Fisher...........................................        --             --
  Gates H. Hawn.............................................  62,500 options        *
  Stephen A. M. Hester......................................        --             --
  Hamilton E. James.........................................      10,250            *
  John J. Mack..............................................        --             --
  Christopher G. Martin.....................................        --             --
  Joseph T. McLaughlin......................................        --             --
  Robert C. O'Brien.........................................        --             --
  Joe L. Roby...............................................      25,000            *
  Philip K. Ryan............................................        --             --
  Richard E. Thornburgh.....................................        --             --
  Maynard J. Toll, Jr.......................................        --             --
  Charles G. Ward, III......................................        --             --
  Lewis H. Wirshba..........................................        --             --
Directors and Executive Officers as a Group (19 persons)....      108,000           *

------------------------

Note: An asterisk (*) indicates that the percentage of shares beneficially owned represents less than 1% of the class.

CSG, CSFB AND PURCHASER

    The following tables set forth certain information regarding beneficial ownership of the Shares as of July 23, 2001 for (i) each director and each named executive officer of CSFB and Purchaser and (ii) all directors and executive officers of CSFB or Purchaser, as the case may be, as a group. Unless otherwise indicated, CSG, CSFB and Purchaser believe, based on information supplied by the

Company, that the individuals listed each have sole voting and investment power with respect to such Shares.

                                                                 CSFBDIRECT COMMON STOCK
                                                              -----------------------------
                                                                                 PERCENT OF
DIRECTORS AND EXECUTIVE OFFICERS OF CSFB                      NUMBER OF SHARES     CLASS
----------------------------------------                      ----------------   ----------
Anthony F. Daddino..........................................      10,250            *
Brady W. Dougan.............................................        --             --
D. Wilson Ervin.............................................        --             --
David C. Fisher.............................................        --             --
Gates H. Hawn...............................................  62,500 options        *
Stephen A. M. Hester........................................        --             --
Hamilton E. James...........................................      10,250            *
John J. Mack................................................        --             --
Joseph McLaughlin...........................................        --             --
Robert C. O'Brien...........................................        --             --
Joe L. Roby.................................................      25,000            *
Richard E. Thornburgh.......................................        --             --
Charles G. Ward, III........................................        --             --
Lewis H. Wirshba............................................        --             --
Directors and Executive Officers as a Group (14 persons)....      108,000           *

------------------------

Note: An asterisk (*) indicates that the percentage of shares beneficially owned represents less than 1% of the class.

                                                                 CSFBDIRECT COMMON STOCK
                                                              -----------------------------
                                                                                 PERCENT OF
DIRECTORS AND OFFICERS OF PURCHASER                           NUMBER OF SHARES     CLASS
-----------------------------------                           ----------------   ----------
Anthony F. Daddino..........................................    10,250              *
Neil Radey..................................................      --               --
Lori M. Russo...............................................      --               --
Richard E. Thornburgh.......................................      --               --
Directors and Officers as a Group (4 persons)...............    10,250              *

------------------------

Note: An asterisk (*) indicates that the percentage of shares beneficially owned represents less than 1% of the class.

    No directors or executive officers of CSG have beneficial ownership of any Shares.

    10.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

    To the knowledge of CSG, CSFB and Purchaser, except for the purchase of approximately 27,750 Shares and the sale of approximately 28,450 Shares, in each case by an affiliated broker-dealer in connection with automated index arbitrage program trading at the then current market price, no transactions in the Shares have been effected during the past 60 days by (i) the Company, for its own account, or its executive officers, directors, affiliates or associates or majority owned subsidiaries or any executive officer or director of any subsidiary, (ii) CSG, for its own account, or its executive officers, directors, affiliates or any associates or majority owned subsidiaries or any executive officer or director of any subsidiary, (iii) CSFB, for its own account, or its executive officers, directors, affiliates or any associates or majority owned subsidiaries or any executive officer or director of any subsidiary or
(iv) Purchaser or its executive officers, directors, affiliates or associates or majority owned subsidiaries or any executive officer or director of any subsidiary.

    Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any Shares (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such Shares, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company, CSG, CSFB or Purchaser or between the Company or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, the Company has not made any underwritten public offering of Shares that was (i) registered under the Securities Act or
(ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder. As described above in "Special Factors--Purpose and Structure of the Offer and the Merger; Reasons of CSFB and CSG for the Offer and the Merger," on May 28, 1999, DLJ sold 18,400,000 Shares in an underwritten public offering for $20.00 per share. The offering was registered under the Securities Act and resulted in aggregate net proceeds to DLJ of $343.16 million.

    To the best of the Company's knowledge, after reasonable inquiry, all of the directors or executive officers of the Company, other than those individuals, if any, for whom the tender of Shares could cause them liability under the provisions of Section 16(b) of the Exchange Act or to the extent their Shares are restricted Shares, intend to tender Shares held by them pursuant to the Offer.

    11.  RELATED PARTY TRANSACTIONS

    On November 3, 2000, CSG acquired DLJ. Credit Suisse First Boston Corporation, CSG's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ and DLJ changed its name to Credit Suisse First Boston (USA), Inc.

    CSFB holds all of the outstanding voting stock of the Company and, as such, is in a position to cause the election of the Company Board and to control the Company's affairs.

    The Company and its subsidiaries have entered into transactions with affiliated companies, including CSFB and CSG, in the normal course of their businesses. These transactions have included securities trading activities, financing activities and, under a management agreement with CSFB, certain administrative services. From time to time, the Company has entered into certain derivative transactions with affiliated companies consisting primarily of interest rate, foreign exchange and credit default swaps. In addition, the Company has entered into financing transactions, including securities borrowed and resale agreements along with securities lending.

    In addition, since December 31, 2000, the Company has entered into transfers of certain assets and businesses for fair value in connection with the integration of the Company's businesses into the CSFB Business Unit and CSG.

    The Credit Suisse Group International Share Plan (the "Share Plan") provides for equity based awards to the Company's employees based on CSG registered shares. Pursuant to the Share Plan, the Company's employees may be granted, as compensation, stock or other equity based awards. The provisions of the Share Plan include a provision to deliver CSG registered shares to the employees as consideration for services performed. To the extent that CSG does not require reimbursement from the Company for these awards, amounts are indirectly contributed to the Company's paid-in capital. Amounts indirectly contributed by CSG relating to compensation expense for November and December 2000 were $426.3 million. In addition, as of December 31, 2000, approximately
$173.0 million relating to the Share Plan remained to be expensed in future periods. Tax benefits allocated directly to paid-in capital relating to the delivery of CSG registered shares under the Share Plan amounted to approximately $19.0 million in November and December 2000.

    In conjunction with the acquisition of the Company by CSG, the Company made a $3.1 billion loan to CSFB which matures on November 1, 2001 and bears interest at a market rate based on LIBOR. As of December 31, 2000, the Company borrowed from CSFB approximately $4.15 billion under various subordinated loan agreements which bear interest at floating rates and were equivalent to those obtained by CSFB for its subordinated borrowings. On April 25, 2001, CSFB, in a series of transactions, repaid the $3.1 billion loan from the Company, plus accrued interest, and the Company's $4.15 billion subordinated loan agreements were repaid by the Company in full, including accrued interest.

    12.  INTEREST OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    CSFB, through its ownership of 100% of the voting stock of the Company, owns the Retained Interest, which when issued would represent approximately 83.1% of the outstanding shares.

    Eight members of the Company Board--Richard E. Thornburgh, Charles G. Ward, III, Anthony F. Daddino, Brady W. Dougan, Joseph McLaughlin, Gates H. Hawn, Stephen A.M. Hester and Hamilton E. James--were, at the time of the execution of the Merger Agreement, and are as of the date of this Offer to Purchase, officers of CSFB.

    John J. Mack is a member of the Company Board and an officer of CSFB, but did not hold these positions at the time of the execution of the Merger Agreement.

    Nine members of the Company Board--Anthony F. Daddino, Brady W. Dougan, Gates H. Hawn, Stephen A.M. Hester, Hamilton E. James, Joseph McLaughlin, Joe L. Roby, Richard E. Thornburgh and Charles G. Ward, III--were, at the time of the execution of the Merger Agreement, and are as of the date of this Offer to Purchase, members of the Board of Directors of CSFB.

    John J. Mack is a member of the Company Board and a member of the Board of Directors of CSFB, but did not hold these positions at the time of the execution of the Merger Agreement.

    Two members of the Company Board--Anthony F. Daddino and Richard E. Thornburgh--were, at the time of the execution of the Merger Agreement, and are as of the date of this Offer to Purchase, officers and members of the Board of Directors of Purchaser.

    Richard E. Thornburgh, a member of the Company Board, was, at the time of the execution of the Merger Agreement, and is as of the date of this Offer to Purchase, also a member of the Executive Board of CSG. Philip K. Ryan, a member of the Company Board, was, at the time of the execution of the Merger Agreement, and is as of the date of this Offer to Purchase, a member of the Executive Board and an officer of CSG.

    John J. Mack is a member of the Company Board and a member of the Executive Board of CSG, but did not hold these positions at the time of the execution of the Merger Agreement.

    Allen Wheat, who is no longer in the employ of the Company, CSFB and CSG, was, at time of the execution of the Merger Agreement, a member of the Company Board, the Board of Directors of CSFB and the Executive Board of CSG.

    Under the Merger Agreement, the directors and officers of the Company are entitled to certain rights of indemnification and to be insured by the Surviving Corporation or CSFB with respect to certain matters from and after the completion of the Merger. See "Special Factors--The Merger Agreement--Directors' and Officers' Indemnification Insurance."

    The members of the Special Committee received compensation in connection with serving on the Special Committee as follows: Carol B. Einiger, chairperson--$40,000, Robert M. Baylis, member--$40,000, and Maynard J. Toll, Jr., member--$40,000. The Company Board and the Special Committee believe that the foregoing payments do not affect the Special Committee's independence or impartiality.

    The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors--Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

    For a discussion of CSG's and CSFB's current expectation with respect to the compensation of the management of the CSFBDIRECT Business and the treatment of such management's stock options as a result of the proposed transactions, see "Special Factors--Plans for the CSFBDIRECT Business after the Offer and the Merger; Certain Effects of the Offer."

                                   THE OFFER

    1.  TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including any terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "The Offer--Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on August 20, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) will have extended the period during which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as may be extended by Purchaser, will expire.

    The Offer is subject to the conditions set forth under "The Offer--Certain Conditions of the Offer." Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, and also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, or impose conditions to the Offer in addition to those set forth in "The Offer--Certain Conditions of the Offer."

    The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than ten business days beyond the originally scheduled expiration date of August 20, 2001, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment have not been satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer or (iii) extend the Offer for an aggregate period of not more than ten business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Shares for payment are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of outstanding Shares on a fully diluted basis. If Parent or Purchaser are unable to consummate the Offer on the Expiration Date due to the failure of any of the conditions to the Offer to be satisfied or waived, Purchaser shall extend the Offer in increments of not less than five business days (at the discretion of Purchaser) until such date as is 45 days from the initial commencement of the Offer; PROVIDED, HOWEVER, that Purchaser shall not be required to extend the Offer if any such condition is, in the reasonable judgment of Purchaser, incapable of being satisfied prior to the expiration of such 45 day period. The price of $6.00 per Share will, subject to applicable withholding of United States federal, state and local taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

    Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time that notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

    Subject to the applicable rules and regulations of the Commission, Purchaser may, in its sole discretion, elect to extend the Offer beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period") if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "The Offer--Withdrawal Rights") prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. See "The Offer--Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

    For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in "The Offer--Withdrawal Rights") prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "The Offer--Terms of the Offer; Expiration Date" and "The Offer--Certain Legal Matters and Regulatory Approvals."

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby have purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, pursuant to the procedure set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

    In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signatures guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

   (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, CSG, CSFB OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 24, 2001). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor may any subsequent written consent be executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD A PORTION (CURRENTLY AT A RATE OF 31%) OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 21, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "The Offer--Terms of the Offer; Expiration Date."

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    NONE OF PURCHASER, CSG, CSFB OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Notwithstanding the foregoing, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "The Offer--Procedures for Accepting the Offer and Tendering Shares" (except that Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

    5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% if the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deductibility of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

    Payments in connection with the Offer or the Merger may be subject to backup withholding, which is currently at a 31% rate. Under recently enacted legislation, the backup withholding tax rate of 31% will be reduced as of August 7, 2001 to 30.5%. This rate will be further reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 and thereafter. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"),
(ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

    6.  PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed and principally traded on the New York Stock Exchange ("NYSE"). The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NYSE as reported by the Dow Jones News Service. There were no cash dividends declared on the Shares in 1999, 2000 and 2001.

SHARE MARKET DATA

                                                                HIGH       LOW
                                                              --------   --------
1999:
  Second Quarter (from May 28 through June 30)..............  $45.625    $23.063
  Third Quarter.............................................   29.625     14.625
  Fourth Quarter............................................   19.938     12.563

2000:
  First Quarter.............................................  $16.000    $ 9.188
  Second Quarter............................................   14.000      7.125
  Third Quarter.............................................   10.813      6.063
  Fourth Quarter............................................    7.250      2.625

2001:
  First Quarter.............................................  $ 5.750    $ 2.406
  Second Quarter............................................    5.109      4.266
  Third Quarter (through July 23)...........................    6.000      4.594

    On Friday, March 23, 2001, the last full trading day prior to the announcement by the Company of the CSFB Proposal, the closing price per Share, as reported on NYSE, was $2.50. On Tuesday, July 10, 2001, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share, as reported on NYSE, was $4.68. On July 23, 2001, the last full trading day prior to the commencement of the Offer, the closing price per Share, as reported on the NYSE, was $5.96. As of July 23, 2001, the approximate number of holders of record of the Shares was 27,200.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7.  CERTAIN INFORMATION CONCERNING THE COMPANY AND THE CSFBDIRECT BUSINESS

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser, CSFB nor CSG assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, CSFB or CSG.

    THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at Eleven Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. The Company was incorporated in Delaware in 1959. In 1985, the Company was bought by The Equitable Life Assurance Society of the United States. In 1995, the Company made a public offering of its common stock, which traded on the NYSE under the symbol of DLJ. On November 3, 2000, CSG acquired DLJ, Credit Suisse First Boston Corporation, CSG's principal U.S. registered broker-dealer, became a subsidiary of DLJ and DLJ changed its name to Credit Suisse First Boston (USA), Inc. The

Company is a leading integrated investment and merchant bank servicing institutional, corporate, governmental and individual clients. The business of the Company includes securities underwriting, sales and trading, investment banking, financial advisory services, private equity and related merchant banking investments, investment research, full service and correspondent brokerage services, online interactive brokerage services, and derivative and risk management products.

    THE CSFBDIRECT BUSINESS. CSFBDIRECT is a leading online brokerage firm offering a diversified range of investment products and services to investors. As of December 31, 2000, the CSFBDIRECT Business had over one million worldwide customer accounts representing nearly $23 billion in assets. The CSFBDIRECT Business is headquartered in Harborside Financial Center, Jersey City, New Jersey.

    FINANCIAL INFORMATION. The audited financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 1999 and 2000 as included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2000 are attached hereto as Annex C. The unaudited financial statements of the Company and its subsidiaries for the quarter ended March 31, 2001 as included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 are attached hereto as Annex D. The Statement regarding computation of the ratio of earnings to fixed charges and preferred dividends of the Company as filed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 is attached hereto as Annex E.

CERTAIN PROJECTED FINANCIAL DATA OF THE CSFBDIRECT BUSINESS.

    CERTAIN PROJECTED FINANCIAL DATA OF CSFBDIRECT. As the controlling stockholder of the Company, CSFB and its representatives on the Company Board were routinely given access to nonpublic projections of possible future performance of the CSFBDIRECT Business prepared by the management of the CSFBDIRECT Business. A summary of the most recent projections for the U.S. brokerage business of the CSFBDIRECT Business that was provided to CSFB in April 2001 (the "Management Projections") and included management forecasts of total revenues, total expenses and pre-tax earnings for the years 2001 through 2003 is set forth below. The management of the CSFBDIRECT Business has indicated that the Management Projections would be revised downwards if updated for current market conditions. In June 2001, in connection with its discussions with the Special Committee and its advisors regarding the Offer, CFSB analyzed the Management Projections in light of the recent performance of the CSFBDIRECT Business and then current market conditions and revised such projections based on such analysis (the "CSFB Projections", and together with the Management Projections, the "Projections"). Set forth below is a summary of the CSFB Projections that were provided to the Special Committee on June 15, 2001. The management of the CSFBDIRECT Business has reviewed the CSFB Projections and does not believe them to be unreasonable in light of current market conditions. The Company and CSFB do not, in the ordinary course, publicly disclose projections and the Projections were not prepared with a view to public disclosure. The CSFB Projections and the Management Projections were prepared by CSFB and the management of the CSFBDIRECT Business, respectively, based on numerous assumptions including, among others, projections of revenues, revenue costs and benefits and other expenses. No assurances can be given with respect to any such assumptions. The Projections do not give effect to the Offer or any alterations made to the operations or strategy of the CSFBDIRECT Business after the consummation of the Offer and the Merger. The information set forth below is presented for the limited purpose of giving the holders of Shares access to the material financial projections prepared by CSFB and the management of the CSFBDIRECT Business in connection with the Merger Agreement and the Offer.

                             MANAGEMENT PROJECTIONS
                            U.S. BROKERAGE BUSINESS*

                                                                FOR THE FISCAL YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                        PROJECTED
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Total Revenues..............................................   $266.3     $389.9     $580.3
Total Expenses..............................................    323.3      417.6      497.1
Pre-Tax Earnings............................................    (57.0)     (27.7)      83.2

------------------------

*   Excludes iNautix.

                                CSFB PROJECTIONS
                            U.S. BROKERAGE BUSINESS*

                                                                FOR THE FISCAL YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                        PROJECTED
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Total Revenues..............................................  $ 199.7     $294.1     $352.9
Total Expenses..............................................    330.5      324.5      369.4
Pre-Tax Earnings............................................   (130.8)     (30.4)     (16.5)

------------------------

*   Excludes iNautix.

    THE PROJECTIONS AND ANY DISCUSSION THEREOF ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE CSFBDIRECT BUSINESS." THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS THAT MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, EACH OF WHICH IS DIFFICULT TO PREDICT, AND ARE, IN MOST INSTANCES, BEYOND THE CONTROL OF THE COMPANY, CSG AND CSFB. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE YEARS ENDING DECEMBER 31, 2001 THROUGH 2003 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE. THE INCLUSION OF THE PROJECTIONS SET FORTH ABOVE SHOULD NOT BE REGARDED AS AN INDICATION THAT CSG, CSFB, PURCHASER OR THE COMPANY OR ANYONE ELSE WHO RECEIVED THE PROJECTIONS CONSIDERED SUCH PROJECTIONS A RELIABLE PREDICTOR OF FUTURE EVENTS AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH.

    THE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND NEITHER THE COMPANY'S NOR CSFB'S INDEPENDENT ACCOUNTANTS HAVE EXAMINED OR COMPILED ANY OF THE PROJECTIONS OR EXPRESSED ANY CONCLUSION OR PROVIDED ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THESE PROJECTIONS AND ACCORDINGLY ASSUME NO RESPONSIBILITY FOR THESE PROJECTIONS. THESE PROJECTIONS WERE PREPARED WITH A LIMITED DEGREE OF PRECISION, AND WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD REQUIRE A MORE COMPLETE PRESENTATION OF DATA THAN AS SHOWN ABOVE. THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL INFORMATION OF THE COMPANY ATTACHED HERETO. NONE OF CSG, CSFB, PURCHASER OR THE COMPANY OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. NONE OF CSG, CSFB, PURCHASER OR THE COMPANY OR ANY OF THEIR RESPECTIVE

AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE CSFBDIRECT BUSINESS COMPARED TO THE INFORMATION CONTAINED IN ANY OF THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE ANY OF THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING ANY OF THE PROJECTIONS ARE IN ERROR. FORWARD-LOOKING STATEMENTS ALSO INCLUDE THOSE PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's Annual Report on Form 10-K distributed to the Company's stockholders and filed with the SEC. Such reports and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

    8.  CERTAIN INFORMATION CONCERNING PURCHASER, CSFB AND CSG

    GENERAL. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Eleven Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. Purchaser is a wholly owned subsidiary of CSFB.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    CSFB is a Delaware corporation and an indirect wholly owned subsidiary of Credit Suisse Group. The principal offices of CSFB are located at Eleven Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. CSFB, through its subsidiaries, is a leading global investment banking firm serving institutional, corporate, government and individual clients and its businesses include securities underwriting, sales and trading, investment and merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services and online brokerage services.

    CSG is a global financial services company domiciled in Switzerland. In the areas of private banking and financial services, CSG offers investment products and financial services, including insurance and pension solutions for private individuals and companies. In the area of investment banking, CSG serves global corporate, institutional and government clients in its role as a financial intermediary. CSG also provides asset management products and services. Its principal offices are located at Paradeplatz 8, P.O. Box 1, CH-8070 Zurich, Switzerland and its telephone number is 41-1-212-1616.

    The common stock of CSG is primarily listed on the SWX Swiss Exchange; since June 25, 2001, the principal trading market for CSG's shares is virt-x, a joint venture between Tradepoint plc and the SWX Swiss Exchange. CSG's shares are also listed for trading on the Frankfurt and Tokyo stock exchanges and are also traded in New York (in the form of American Depositary Receipts), London (on
SEAQ) and Paris (over-the-counter market).

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, CSG, CSFB and of the Company and certain other information are set forth in Schedules I and II hereto, respectively. Except as described in this Offer to Purchase and in Schedules I and II hereto, none of CSG, CSFB, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedules I and II to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described in this Offer to Purchase, (i) none of the Company, Purchaser, CSG, CSFB nor, to the best knowledge of the Company, Purchaser, CSG and CSFB, any of the persons listed in Schedules I and II to this Offer to Purchase or any associate or majority-owned subsidiary of the Company, Purchaser, CSG, CSFB or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of the Company, Purchaser, CSG, CSFB or, to the best knowledge of the Company, Purchaser, CSG and CSFB, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. Please see "Special Factors--the Merger Agreement" for a description of the Merger Agreement.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Company, Purchaser, CSG, CSFB or, to the best knowledge of the Company, Purchaser, CSG and CSFB, any of the persons listed in Schedules I and II to this Offer to Purchase, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since July 23, 1999, none of Purchaser, CSG, CSFB or, to the best knowledge of Purchaser, CSG and CSFB, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since July 23, 1999, there have been no negotiations, transactions or material contacts between any of Purchaser, CSG, CSFB or any of their respective subsidiaries or, to the best knowledge of Purchaser, CSG and CSFB, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

    9.  FINANCING OF THE OFFER AND THE MERGER

    The Offer is not conditioned upon financing requirements. The total amount of funds required by Purchaser to consummate the Offer and the Merger (excluding any treatment of stock options following the expiration of the Offer) and to pay related fees and expenses is estimated to be approximately $110,400,000 plus legal and printing expenses and expenses of the Information Agent, Depositary and others. See "The Offer--Fees and Expenses." Purchaser will obtain all necessary funds to purchase the Shares from CSFB or one of CSFB's affiliates. CSFB and its affiliates will provide all such funds from existing resources.

    10.  DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that the Company will, between the date of the Merger Agreement and the Effective Time, conduct the businesses of the Company and its subsidiaries in the ordinary course of business consistent with past practice. This includes the declaration and payment of dividends.

    11. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    CSFB intends to cause the delisting of the Shares by the NYSE following consummation of the Offer.

    NYSE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, or the number of holders of Shares falls below 400 or the number of holders of shares falls below 1,200 and the average monthly trading volume (for most recent 12 months) is less than 100,000 shares. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirements of the Exchange Act with respect to an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. CSFB currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    12.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if, at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions will exist:

        (a) there shall have been instituted any litigation, suit, claim, action, proceeding or investigation before any Governmental Authority
    (i) that has a reasonable likelihood of success and would, if successful, make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by CSFB, Purchaser or any other affiliate of CSFB or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement;
    (ii) seeking to compel the Company, CSFB or any of their subsidiaries, as a result of the transaction contemplated by the Merger Agreement, to dispose of or to hold separate all or any portion of the business or assets of the Company, CSFB or any of their subsidiaries that is material to either CSFB and its subsidiaries or the Company and its Subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of CSFB, Purchaser or any other affiliate of CSFB to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; or (iv) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement or would have a Material Adverse Effect (as defined below);

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
    (i) CSFB, the Company or any subsidiary or affiliate of CSFB or the Company or (ii) any transaction contemplated by the Merger Agreement, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (iv) of paragraph (a) above;

        (c) the Special Committee or the Company Board shall have (i) withdrawn or modified, in a manner adverse to CSFB or Purchaser, the approval or recommendation of the Offer, the Merger and the Merger Agreement or
    (ii) resolved to do any of the foregoing;

        (d) any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

        (e) the Company (with the approval of the Special Committee) shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (f) the Merger Agreement shall have been terminated in accordance with its terms; or

        (g) Purchaser and the Company (as agreed to by the Special Committee) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by CSFB or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment. As used in the Merger Agreement, Material Adverse Effect means, when used in connection with the Company or any of its subsidiaries, any event, circumstance, change or effect that, when taken together with all other events, circumstances, changes and effects is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, except to the extent such effect is attributable to the execution or announcement of the Merger Agreement or the consummation of the Offer or the Merger, and other than events, circumstances, changes or other effects that are generally applicable to (i) the online brokerage industry, (ii) the United States economy or (iii) the United States securities markets.

    The foregoing conditions are for the sole benefit of Purchaser and CSFB and may be asserted by Purchaser or CSFB regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or CSFB in whole or in part at any time and from time to time in their sole discretion. The failure by CSFB or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    13.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to CSFB and discussions between representatives of CSFB and representatives of the Company during CSFB's investigation of the Company, neither Purchaser, CSG nor CSFB is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described in "The Offer--Certain Conditions of the Offer" will have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser, CSG or CSFB or that certain parts of the businesses of the Company, Purchaser, CSFB or CSG might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this section. See "The Offer--Certain Conditions of the Offer" for certain conditions of the Offer.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of such corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On August 29, 2000, prior to the execution of the merger agreement between DLJ, CSG and Diamond Acquisition Corp., the board of directors of DLJ unanimously approved, including specifically for purposes of Section 203, the transactions which resulted in CSFB's becoming an "interested stockholder." On July 11, 2001, prior to the execution of the Merger Agreement, the Company Board by unanimous vote of all directors present at a meeting held on such date and acting upon the recommendation of the Special Committee, approved, including specifically for purposes of Section 203, the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the holders of Shares (other than Purchaser or its affiliates). Accordingly, the restrictive provisions of Section 203 are inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "The Offer--Certain Conditions of the Offer."

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is not subject to such notification and waiting period requirements because CSG currently indirectly holds in excess of 50% of the Company's issued and outstanding voting common stock.

    Regardless of whether a transaction is reportable or not, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of CSG, CSFB, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to CSG and CSFB relating to the businesses in which CSG, CSFB, the Company and their respective subsidiaries are engaged, CSG, CSFB and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "The Offer--Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

    14.  CERTAIN LITIGATION

    In September 2000, DLJ, its directors and certain other entities were named as defendants in four putative class actions filed in the Court of Chancery, State of New Castle County, Delaware, on behalf of a purported class of public stockholders of DLJDIRECT Common Stock. Woods and DiSario v. Roby, et al., C.A. 18307 NC (Court of Chancery, New Castle County, Delaware, filed September 12,
2000); Rolle v. Roby, et al., C.A. No. 18327 NC (Court of Chancery, New Castle County, Delaware); Loguercio v. Roby, et al., C.A. No. 18328 NC (Court of Chancery, New Castle County, Delaware, filed September 19, 2000); Holschen v. Roby, et al., C.A. No. 18372 NC (Court of Chancery, New Castle County, Delaware, filed October 2, 2000). Each of the complaints, which are substantially the same, alleged that the transaction (the "CSG Transaction") announced on August 30, 2000, whereby DLJ agreed to be acquired by CSG, was unfair to the holders of DLJDIRECT Common Stock in that the value of such shares of DLJDIRECT Common Stock was not being maximized in the CSG Transaction. The complaints further alleged that the DLJ directors breached their fiduciary duties to DLJDIRECT stockholders by approving the CSG Transaction, and that the DLJ directors had personal financial interests that created a conflict of interest for them because they allegedly owned more DLJ common shares in terms of value than shares of DLJDIRECT Common Stock. The complaints sought, among other relief, damages in an unspecified amount. On or about October 11, 2000, an amended complaint was filed in one of these actions which added allegations that the completion of the CSG Transaction would adversely affect the shares of DLJDIRECT Common Stock in terms of value and that the holders of shares of DLJDIRECT Common Stock have a contractual right to a separate vote on the CSG Transaction as well as a contractual right to have their shares purchased if the DLJ common shares are being purchased. At a conference on October 12, 2000, the court denied a motion by plaintiffs to schedule a preliminary injunction hearing on the allegations of the amended complaint. On or about March 30, 2001, these complaints were consolidated by the court (and renamed with the new case caption In Re CSFB Direct Tracking Stock Shareholders Litigation, Consolidated C.A.
No. 18307 NC (Court of Chancery, New Castle County, Delaware)) and plaintiffs simultaneously filed a second consolidated and amended complaint that alleged, in addition to the above-listed claims, that CSFB's March 26, 2001 offer to buy all the Shares at a price of $4 per Share was unfair.

    After March 26, 2001, CSFB and the Company and their directors were named as defendants in nine putative class actions filed in the Court of Chancery, State of New Castle County, Delaware brought on behalf of a purported class of essentially the holders of the Shares. Mayer v. Roby, et al., C.A. No. 18769 NC (Court of Chancery, New Castle County, Delaware, filed March 26, 2001); Wade v.

Roby, et al., C.A. No. 18770 NC (Court of Chancery, New Castle County, Delaware, filed March 26, 2001); Landau v. Roby, et al., C.A. No. 18771 NC (Court of Chancery, New Castle County, Delaware, filed March 26, 2001); Ellis
Investments, Ltd. v. Roby, et al., C.A. No. 18772 NC (Court of Chancery, New Castle County, Delaware, filed March 26, 2001); Metille-Schenkel v. Roby, et al., C.A. No. 18773 NC (Court of Chancery, New Castle County, Delaware, filed March 26, 2001); Brady v. Roby, et al., C.A. No. 18774 NC (Court of Chancery, New Castle County, Delaware, filed March 26, 2001); Strougo v. Roby, et al., C.A. No. 18777 NC (Court of Chancery, New Castle County, Delaware, filed
March 27, 2001); Klein v. Roby, et al., C.A. No. 18779 NC (Court of Chancery, New Castle County, Delaware, filed March 27, 2001); Rubin v. Roby, et al., C.A. No. 18780 NC (Court of Chancery, New Castle County, Delaware, filed March 27,
2001); Uhrik v. Credit Suisse First Boston (USA), Inc., et al., C.A. No. 18839 NC (Court of Chancery, New Castle County, Delaware, filed April 23, 2001) (collectively, the "Mayer Actions"). The Mayer Actions alleged that CSFB's
March 26, 2001 offer to buy all of the Shares (renamed from DLJDIRECT) at a price of $4 per Share was unfair. Each of the complaints, which are substantially the same, alleged that the proposed price per Share is inadequate consideration and charges that the defendant directors owe fiduciary duties to CSFB and thus could not have engaged in a meaningful negotiation of the share price. The complaints further claimed that the proposed transaction constitutes an attempt by CSFB to benefit unfairly from its control position in the CSFBDIRECT Business. The complaints sought, among other relief, an injunction of CSFB's offer for the acquisition of the Shares and damages, in an unspecified amount.

    In or about late May 2001, the Mayer Actions were consolidated with In Re CSFB Direct Tracking Stock Shareholders Litigation for all purposes. On
July 10, 2001, representatives of the parties to the outstanding class actions pending in the Delaware Court of Chancery entered into a Memorandum of Understanding that provides for the settlement of those cases with no admission of liability by defendants.

    In September 2000, DLJ, its directors and CSG, along with certain other entities, were named as defendants in a putative class action commenced in the U.S. District Court for the Southern District of New York brought on behalf of a purported class of public stockholders of DLJDIRECT. Sedighim v. Donaldson, Lufkin & Jenrette, Inc., et al., 00 Civ. 7351 (MGC) (United States District Court for the Southern District of New York, filed September 29, 2000). The complaint alleges, among other things, that certain statements in the 1999 prospectus issued in connection with the IPO of the DLJDIRECT Common Stock were allegedly false and misleading in their description of the rights attributable to the DLJDIRECT Common Stock, that the tender offer materials disseminated in connection with the CSG Transaction are false and misleading in allegedly failing to describe certain rights to the DLJDIRECT Common Stock in connection with the CSG Transaction, among other things, and that these alleged misstatements constitute violations of the federal securities laws. The complaint further alleges that defendants violated their fiduciary duties under state law by failing to provide for the purchase of the DLJDIRECT Common Stock as part of the CSG Transaction. The complaint seeks, among other things, an award of rescission or damages in an unspecified amount, and a declaration that defendants have violated the federal securities laws and their state law fiduciary duties. On January 4, 2001, the court appointed lead plaintiffs' counsel and lead plaintiffs. Defendants have moved to dismiss the complaint in its entirety for failure to state a claim. On April 19, 2001, the Court heard oral argument on the motion and reserved decision.

    15.  FEES AND EXPENSES

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    CSFB, through its subsidiary Credit Suisse First Boston Corporation, is acting as Dealer Manager in connection with the Offer and has used its own financial advisory services in connection with the acquisition of the Company.

    Purchaser and CSFB have retained D.F. King & Co., Inc., as the Information Agent and EquiServe Trust Company, N.A. as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    The Information Agent will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    Pursuant to an engagement letter, the Company has agreed to pay a fee of approximately $2 million to Lazard. See "Special Factors--Opinion of Investment Banker".

    None of CSG, CSFB, Purchaser and the Company will pay any fees or commissions to any broker dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

    The following is an estimate of fees and expenses to be incurred in connection with the Offer and the Merger:

Fees and Expenses to be Paid by CSFB or Purchaser:
  Dealer Manager............................................  $           0
  Advertising...............................................  $   35,000.00
  Filing....................................................  $   20,080.00
  Depositary................................................  $   17,500.00
  Information Agent (including mailing).....................  $   30,000.00
  Legal, Printing and Miscellaneous.........................  $  600,000.00
                                                              -------------
    Total:..................................................  $  702,580.00
                                                              =============
Fees and Expenses to be Paid by the Company:
  Investment Banker (Lazard)................................  $2,000,000.00
  Legal, Printing and Miscellaneous.........................  $  550,000.00
                                                              -------------
    Total:..................................................  $2,550,000.00
                                                              =============

    16.  MISCELLANEOUS

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the

Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, CSFB, CSG OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, CSG, CSFB and Purchaser have filed with the SEC the Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Offer--Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC). The Company, CSG, CSFB and Purchaser did not make any special provision in connection with the Offer to grant stockholders access to their respective corporate files or to obtain counsel or appraisal services at their own expense.

                                                    CSFBDIRECT ACQUISITION CORP.

Dated: July 24, 2001

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
       OFFICERS OF CREDIT SUISSE GROUP, CREDIT SUISSE FIRST BOSTON, INC.
                        AND CSFBDIRECT ACQUISITION CORP.

    1. DIRECTORS AND EXECUTIVE OFFICERS OF CREDIT SUISSE GROUP. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions or employments and business addresses thereof for the past five years of each director and executive officer of Credit Suisse Group ("CSG"). Unless otherwise indicated under such person's name, such person is a citizen of Switzerland.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Lukas Muhlemann........................  Chairman of CSG since May 2000. Chief Executive Officer and
Credit Suisse Group                      Chairman of the Executive Board of CSG since January 1997. Director
Paradeplatz 8, P.O. Box 1                of CSG since December 1996. Chairman of the Board of Directors of
8070 Zurich, Switzerland                 Credit Suisse First Boston, Uetlibergstrasse 231, 8045 Zurich,
                                         Switzerland, since March 2000 and Director since December 1996.
                                         Chairman of the Board of Credit Suisse, Paradeplatz 8, 8001 Zurich,
                                         Switzerland, since March 2000 and Director since December 1996.
                                         Chairman of the Board of "Winterthur" Swiss Insurance Company,
                                         General Guisan-Strasse 40, 8401 Winterthur, Switzerland, since
                                         March 2001 and Director since 1997. Chairman of the Board of
                                         Winterthur Life, General Guisan-Strasse 40, 8401 Winterthur,
                                         Switzerland, since March 2001 and Director since 1997. Chief
                                         Executive Officer and Managing Director of Swiss Reinsurance
                                         Company, Mythenquai 50/60, 8022 Zurich, Switzerland, from 1994 to
                                         1997 and Vice Chairman of the Board of Directors since November
                                         1996. Director of Swissair Group, Hirschengraben 84, 8000 Zurich,
                                         Switzerland, since September 1994.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Peter Brabeck-Letmathe.................  Vice Chairman of the Board of CSG, Paradeplatz 8, 8070 Zurich,
Nestle S.A.                              Switzerland, since May 2000. Director of CSG since May 1997.
Avenue Nestle 55                         Vice-Chairman of Credit Suisse First Boston, Uetlibergstrasse 231,
1800 Vevey, Switzerland                  8045 Zurich, Switzerland, since March 2000 and Director since
                                         February 1999. Vice-Chairman of Credit Suisse, Paradeplatz 8, 8001
Citizenship: Austria                     Zurich, Switzerland, since March 2000 and Director since February
                                         1999. Vice-Chairman of "Winterthur" Swiss Insurance Company,
                                         General Guisan-Strasse 40, 8401 Winterthur, Switzerland, since
                                         March 2001. Vice-Chairman of Winterthur Life, General
                                         Guisan-Strasse 40, 8401 Winterthur, Switzerland, since March 2001.
                                         Director of Roche Holding SA, Grenzacherstrasse 124, 4000 Basel,
                                         Switzerland, since May 2000. Vice-Chairman of the Board of Nestle
                                         S.A., Avenue Nestle 55, 1800 Vevey, Switzerland, since 2001 and
                                         Director since June 1997. Director of Gesparal S.A., Centre Eugene
                                         Schueller, 41, rue Martre, Clichy, France, since June 1997.
                                         Director of L'Oreal S.A., Centre Eugene Schueller, 41, rue Martre,
                                         Clichy, France, Paris, France, since June 1997. Chairman of the
                                         Board of Directors of Oesterreichische Nestle GmbH,
                                         Emil-Kralik-Gasse 6, 1051 Vienna, Austria, from October 1993 to May
                                         1999.

Thomas Walter Bechtler.................  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since May
Zellweger Luwa Group                     1994. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
Seestrasse 21                            Switzerland, since December 1996. Director of Credit Suisse First
8700 Kusnacht, Switzerland               Boston, Uetlibergstrasse 231, 8045 Zurich, Switzerland, since
                                         December 1996. Director of "Winterthur" Swiss Insurance Company,
                                         General Guisan-Strasse 40, 8401 Winterthur, Switzerland, since
                                         March 2001. Director of Winterthur Life, General Guisan-Strasse 40,
                                         8401 Winterthur, Switzerland, since March 2001. Chairman of the
                                         Board of Directors of Zellweger Luwa Group, Wilstrasse 11, 8610
                                         Uster, Switzerland, since 1994. Director of Typon AG, Dammstrasse
                                         26, 3400 Burgdorf, Switzerland, from 1995 to 1997. Director of
                                         Swiss Reinsurance Company, Mythenquai 50/60, 8022 Zurich,
                                         Switzerland, since 1993. Chairman of the Board of Schiesser Group
                                         AG, Seestrasse 21, 8700 Kusnacht, Switzerland, since 1992. Director of Robert Bosch, Internationale Beteiligungen AG, Hohlstrasse 188,
                                         8021 Zurich, Switzerland, since 1991. Vice Chairman of the Board of
                                         Sika Finanz AG, Zugerstrasse 50, 6340 Baar, Switzerland, since
                                         1989. Director of Bucher Industries, 8166 Niederweningen,
                                         Switzerland, since 1987. Director of Conzzetta Holding AG,
                                         Giesshubelstrasse 45, 8045 Zurich, Switzerland, since 1987.
                                         Chairman of the Board of Heer & Co. AG, Kirchbodenstrasse 88, 8800
                                         Thalwil, Switzerland, since 1986. Chairman of the Board of Hesta
                                         Immobilien AG, Fluelastrasse 51, 8047 Zurich, Switzerland, since
                                         1984. Vice Chairman of the Board and Chief Executive Officer of
                                         Hesta AG and Hesta Tex AG, Baarerstrasse 101, 6302 Zug,
                                         Switzerland, since 1982.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Marc-Henri Chaudet.....................  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since
Avenue Paul-Ceresole 3                   1997. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
P.O. Box 316                             Switzerland, since 1998. Director of Credit Suisse First Boston,
1800 Vevey, Switzerland                  Uetlibergstrasse 231, 8045 Zurich, Switzerland, since 1998.
                                         Chairman of the Board of Orior Food S.A., Grand-Rue 11, 1204
                                         Geneva, Switzerland, since 1999. Director of Compagnie Vaudoise d'
                                         Electricite, 53, rue de Lausanne, 1110 Morges, Switzerland, since
                                         1997. Director of Pargesa Holding S.A., Grand-Rue 11, 1204 Geneva,
                                         Switzerland, since 1996. Director of EOS-Energie Ouest Suisse,
                                         Place de la Garel 12, 1001 Lausanne, Switzerland, since 1995.
                                         Director of AREMO S.A., 2, chemin du Bourdon, 1802 Corseaux,
                                         Switzerland, since 1988. Director of Transgaz S.A., 2, chemin du
                                         Bourdon, 1802 Corseaux, Switzerland, since 1986. Director of
                                         Romande Energie S.A., 118 rue du lac, 1815 Clarens, Switzerland,
                                         since 1983. Director of "Winterthur" Swiss Insurance Company,
                                         General Guisan-Strasse 40, 8401 Winterthur, Switzerland, since
                                         1983. Director of Winterthur Life, General Guisan-Strasse 40, 8401
                                         Winterthur, Switzerland, since 1983. Director of Sagrave Holding
                                         S.A., Avenue Rhodanie 13, 1007 Lausanne, Switzerland, since 1976.
                                         Chairman of the Board of Orior Holding S.A., 3, rue de College,
                                         1800 Vevey, Switzerland, since 1972. Director of STERN Creation
                                         S.A., 25, rue de la Bergere, 1217 Meyrin, Switzerland, from 1996 to
                                         2000. Director of OFA Ofa Orell Fussli Werbe AG, Holbeinstrasse 30,
                                         8000 Zurich, Switzerland, from 1990 to 1999. Chairman of the Board of Caisse d'epargne du district de Vevey, 3, av. Paul Ceresole,
                                         1800 Vevey, Switzerland, from 1968 to 1998.

Gerald Clark...........................  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since May
Metropolitan Life Insurance              1997. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
Company                                  Switzerland, since June 2000. Director of Credit Suisse First
One Madison Avenue                       Boston, Uetlibergstrasse 231, 8045 Zurich, Switzerland, since June
New York, NY 10010-3690                  2000. Director of "Winterthur" Swiss Insurance Company,
                                         General-Guisan Strasse 40, 8401 Winterthur, Switzerland, since
Citizenship: United States               March 2001. Director of Winterthur Life, General Guisan-Strasse 40,
                                         8401 Winterthur, Switzerland, since March 2001. Vice Chairman of the Board and Chief Investment Officer of Metropolitan Life
                                         Insurance Company, One Madison Avenue, New York, NY 10010, since
                                         July 1998. Director of Metropolitan Life Insurance Company since
                                         January 1997. Chairman of Investment Committee of Board of
                                         Directors of Metropolitan Life since 2000. Director of MetLife,
                                         Inc., One Madison Avenue, New York, NY 10010, since April 2000.
                                         Senior Executive Vice-President and Chief Investment Officer of
                                         Metropolitan Life Insurance Company from December 1995 to January
                                         1997.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Walter Bruno Kielholz..................  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since May
Swiss Reinsurance Company                1999. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
Mythenquai 50/60                         Switzerland, since February 1999. Director of Credit Suisse First
P.O. Box 8022                            Boston, Uetlibergstrasse 231, 8045 Zurich, Switzerland, since
Zurich, Switzerland                      February 1999. Director of "Winterthur" Swiss Insurance Company,
                                         General Guisan-Strasse 40, 8401 Winterthur, Switzerland, since
                                         March 2001. Director of Winterthur Life, General Guisan-Strasse 40,
                                         8401 Winterthur, Switzerland, since March 2001. Managing Director of the Board of Swiss Reinsurance Company, Mythenquai 50/60, P.O.
                                         Box, 8022 Zurich, Switzerland, since June 1998, Chief Executive
                                         Officer since January 1997, Member of the Executive Board Committee since April 1995 and Member of the Executive Board of Swiss
                                         Reinsurance Company since January 1993. Director of PartnerRe.
                                         Ltd., 106 Pitts Bay Road, Pembroke HM08, Bermuda, since August
                                         1993. Director of Euler, 1, rue Euler, 75008 Paris, France, since
                                         April 1996.

Verena Spoerry.........................  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since
Giesshubelstrasse 45                     1997. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
8045 Zurich, Switzerland                 Switzerland, since March 2001. Director of Credit Suisse First
                                         Boston, Uetlibergstrasse 231, 8045 Zurich, Switzerland, since March
                                         2001. Director of Credit Suisse Holding, Paradeplatz 8, 8001
                                         Zurich, Switzerland, from 1986 to 1996. Director of "Winterthur"
                                         Swiss Insurance Company, General Guisan-Strasse 40, 8401
                                         Winterthur, Switzerland, since March 2001. Director of Winterthur
                                         Life, General Guisan Strasse 40, 8401 Winterthur, Switzerland,
                                         since March 2001. Member of the Swiss Council of States, Bundeshaus
                                         Parlamentsgebaude, 3003 Bern, Switzerland, since 1996. Director of
                                         Nestle S.A., Avenue Nestle 55, 1800 Vevey, Switzerland, since 1992.
                                         Director of Swissair Group, Hirschengraben 84, 8000 Zurich,
                                         Switzerland from 1988 to 2001. Director of SV Service AG,
                                         Neumunsterallee 1, 8008 Zurich, Switzerland, since 1999. Director of Hatt-Haller AG, Hoch und Tiefbau, 8055 Zurich, Switzerland, from
                                         1992 to 1998. Director of Hatt-Haller Immobilien, 8055 Zurich,
                                         Switzerland, from 1992 to 1998.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Aziz Rodni Daoud Syriani...............  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since May
The Olayan Group                         1998. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
111 Poseidonos Avenue                    Switzerland, since March 2001. Director of Credit Suisse First
P.O. Box 70228                           Boston, Uetlibergstrasse 231, 8045 Zurich, Switzerland, since March
Glyfada, Athens 16610, Greece            2001. "Director of "Winterthur" Swiss Insurance Company, General
                                         Guisan-Strasse 40, 8401 Winterthur, Switzerland, since March 2001.
Citizenship: Canada                      Director of Winterthur Life, General Guisan-Strasse 40, 8401
                                         Winterthur, Switzerland, since March 2001." Director of Credit
                                         Suisse First Boston from December 1995 to May 1998. President of
                                         The Olayan Group, 111 Poseidonos Avenue, P.O. Box 70228, Glyfada,
                                         Athens 16610, Greece, since 1978. Director of Occidental Petroleum
                                         Corporation, 10889 Wilshire Boulevard, Los Angeles, CA 90024, since
                                         1983.

Daniel Lucius Vasella..................  Director of CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since May
Novartis International AG                1997. Director of Credit Suisse, Paradeplatz 8, 8001 Zurich,
Lichtstrasse 35, P.O. Box                Switzerland, since June 2000. Director of Credit Suisse First
4002 Basel, Switzerland                  Boston, Uetlibergstrasse 231, 8045 Zurich, Switzerland, since June
                                         2000. Director of "Winterthur" Swiss Insurance Company, General
                                         Guisan-Strasse 40, 8401 Winterthur, Switzerland, since March 2001.
                                         Director of Winterthur Life, General Guisan-Strasse 40, 8401
                                         Winterthur, Switzerland, since March 2001. Chairman of Novartis
                                         International AG, Lichtstrasse 35, 4002 Basel, Switzerland, since
                                         April 1999. Chief Executive Officer of Novartis International AG
                                         since December 1996. Chief Executive Officer, Chief Operating
                                         Officer and various management positions of Sandoz AG, 4002 Basel,
                                         Switzerland, from 1988 to 1996.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Hans-Ulrich Doerig.....................  Vice-Chairman of the Executive Board and Chief Risk Officer of CSG,
Credit Suisse Group                      Paradeplatz 8, 8001 Zurich, Switzerland, since January 1998.
Paradeplatz 8, P.O. Box 1                Chairman and Chief Executive Officer of Credit Suisse First Boston,
8070 Zurich, Switzerland                 Uetlibergstrasse 231, 8045 Zurich, Switzerland, from January 1997 to December 1997. Director of Xerox AG, Thurgauerstrasse 50, 8050
                                         Zurich, Switzerland, since May 1983. Director of Coca-Cola AG,
                                         Stationsstrasse 33, 8306 Bruttisellen, Switzerland, since June
                                         1983. Director of Credit Suisse First Boston International, 1 Cabot
                                         Square, London E14 4 QJ, U.K., since June 1990. Director of HIAG
                                         Holding AG, Ibelweg 18, 6340 Baar, Switzerland, from April 1991 to
                                         2001. Director of Hesta AG, Baarerstrasse 101, 6302 Zug,
                                         Switzerland, since November 1993. Director of Hesta Tex AG,
                                         Baarerstrasse 101, 6302 Zug, Switzerland, since June 1995. Director of Novartis AG, Lichtstrasse 35, 4002 Basel, Switzerland, since
                                         April 1996. Director of Credit Suisse First Boston Private Equity,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, since March 1997.
                                         Director of Hotel Savoy Baur-en-ville, Poststrasse 12, 8001 Zurich,
                                         Switzerland, since April 1997. President of the Executive Board of
                                         Schweizerische Kreditanstalt, Paradeplatz 8, 8001 Zurich,
                                         Switzerland, 1996. Director of Konsum Verein Zurich,
                                         Thiersteinerallee 12, 4002 Basel, Switzerland, from May 1991 to May
                                         1997. Director of Swiss American Corporation, 100 Wall Street, New
                                         York, New York 10005, from April 1982 to June 1997. Director of
                                         Swiss American Securities, Inc., 100 Wall Street, New York, New
                                         York 10005, from April 1982 to June 1997. Director of Societe
                                         Luxembourgeoise de Centrales Nucleaires S.A., 2, Rue Pierre
                                         d'Aspelt, 1142 Luxembourg, from May 1983 to July 1997. Director of
                                         Kraftwerk Laufenburg, P.O. Box 5080 Laufenburg, Switzerland, from
                                         June 1990 to January 1998. Director of Elektrizitats-Gesellschaft
                                         Laufenburg AG, P.O. 5080 Laufenburg, Switzerland, from January 1993 to January 1998. Director of Kraftubertragungswerke Rheinfelden AG,
                                         79618 Rheinfelden, Germany, from January 1991 to January 1998.
                                         Director of Elektrowatt AG, Bellerivestrasse 36, 8000 Zurich,
                                         Switzerland, from October 1987 to February 1998. Director of
                                         Coca-Cola Trading AG, Stationsstrasse 33, 8308 Bruttisellen,
                                         Switzerland, from February 1988 to September 1998. Director of
                                         Alusuisse Lonza Group AG, Feldeggstr. 4, 8000 Zurich, Switzerland,
                                         from April 1984 to May 1999. Director of EXOR Group Societe
                                         Anonyme, 2, Boulevard Royal, 2953, Luxembourg, from June 1984 to
                                         June 1999.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
John J. Mack...........................  Director, President, Chief Executive Officer and a Member of the
Credit Suisse First Boston               Operating Committee of CSFB (USA), 11 Madison Avenue, New York, NY
11 Madison Avenue                        10010, since July 2001. Vice Chairman of the Executive Board of
New York, NY 10010                       CSG, Paradeplatz 8, 8001 Zurich, Switzerland since July 2001. Chief
                                         Executive Officer, Chairman of the Executive Board and Member of
Citizenship: United States               the Divisional Committee of CSFB Business Unit, 11 Madison Ave, New
                                         York, NY 10010, since July 2001. President, Chief Operating Officer and Director of Morgan Stanley Dean Witter, 1585 Broadway, New
                                         York, NY 10036, from May 1997 to March 2001. President of Morgan
                                         Stanley from June 1993 to May 1997.

Philip K. Ryan.........................  Chief Financial Officer and Member of the Executive Board of CSG,
Credit Suisse Group                      Paradeplatz 8, 8001 Zurich, Switzerland, since April 1999. Director
Paradeplatz 8, P.O. Box 1                of CSFB (USA), 11 Madison Avenue, New York, NY 10010, since
CH 8001 Zurich, Switzerland              November 2000. Chief Financial Officer of Credit Suisse Asset
                                         Management LLC, Beaufort House, 15 St. Botolph Street, London EC3A
Citizenship: United States               7JJ, United Kingdom, from 1997 through 1999. Investment banker and
                                         Managing Director, Investment Banking Financial Institutions Group
                                         of Credit Suisse First Boston, 11 Madison Avenue, New York, NY
                                         10010, from 1985 to 1996. Chairman of the Board of Credit Suisse
                                         Group PE Holding, Bahnhofstrasse 17, 6300 Zug, Switzerland, since
                                         May 1999. Chairman of the Board of CS Holding Finance BV, Johannes
                                         Vermeerstraat, 1071 DK Amsterdam, The Netherlands, since January
                                         1999. Chairman of the Board of Inreska Limited, IRM House, Le
                                         Bordage, St. Peter Port, Guernsey GY1 1BR, since April 1999.
                                         Chairman of the Board of PE Portfolio Investment Holding,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, since May 1999.

Phillip M. Colebatch...................  Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse Asset Management           Switzerland, since August 1993. Chief Executive Officer of Credit
Beaufort House                           Suisse Asset Management, Beaufort House, 15, St. Botolph Street,
15, St. Botolph Street                   London, EC3A 7JJ U.K., since January 1997. Director of Capital
London, EC3A 7JJ U.K.                    Union, E.C., P.O. Box 32514, Dubai, United Arab Emirates, since
                                         January 1997. Chairman of the Board of CS Trust and Banking Co.
Citizenship: Australia                   Ltd, Shiroyama Hills Tokyo 105-6025, Japan, since September 1997.
                                         Chairman of the Board of Credit Suisse Asset Management Ltd,
                                         Shiroyama Hills Tokyo 105-6025, Japan, since January 1999. Chairman of Credit Suisse Asset Management (Australia) Ltd., Level 32
                                         Gateway, Sydney NSW 2000, Australia, since January 1997. Chairman of the Board of Credit Suisse Asset Management (UK) Holding Ltd.,
                                         Beaufort House, 15, St. Botolph Street, London, EC3A 7JJ, U.K.,
                                         since January 1997. Director of Credit Suisse Group Service,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, from February 1996 to
                                         February 1997.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Rolf Dorig.............................  Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse                            Switzerland, since April 2000. Chief of Staff and Chief
Paradeplatz 8, P.O. Box 100              Communications Officer of CSG from January 1997 to March 2000.
8070 Zurich, Switzerland                 Chief Executive Officer of Credit Suisse Banking, Paradeplatz 8,
                                         8001 Zurich, Switzerland, since April 2000. Head of a Domestic
                                         Banking Region for retail, private and corporate banking of
                                         Schweizerische Kreditanstalt, Paradeplatz 8, 8001 Zurich,
                                         Switzerland, from November 1985 to December 1996.

Oswald J. Grubel.......................  Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse                            Switzerland, since March 1998. Chief Executive Officer of Credit
Paradeplatz 8, P.O. Box 500              Suisse Private Banking, Paradeplatz 8, 8001 Zurich, Switzerland,
8070 Zurich, Switzerland                 since March 1998. Member of the Executive Board and Head of Global
                                         Trading Credit of Credit Suisse First Boston from January 1997 to
Citizenship: Germany                     February 1998.

Richard E. Thornburgh..................  Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse First Boston               Switzerland, since January 1997. Director and Division Head of
11 Madison Avenue                        Finance, Administration and Operations and member of the Operating
New York, NY 10010                       Committee of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
                                         since November 2000. Member of the Divisional Committee of CSFB
Citizenship: United States               Business Unit since November 2000. Vice Chairman of the Executive
                                         Board and Chief Financial Officer of CSFB Business Unit, 11 Madison
                                         Avenue, New York, NY 10010 since April 1999. Chairman, President and Chief Executive Officer of CSFBdirect Acquisition Corp. since
                                         July 2001. Chief Financial Officer of CSG, Paradeplatz 8, 8001
                                         Zurich, Switzerland, from January 1997 to April 1999. Prior to that, Mr Thornburgh served as Chief Financial and Administrative
                                         Officer and a Member of the Executive Board of CS First Boston.
                                         Chairman of the Board of Credit Suisse Group PE Holding,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, from February 1997 to May
                                         1999.

Thomas Wellauer........................  Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse Financial Services         Switzerland, since October 1997. Chief Executive Officer of Credit
Paradeplatz 8, P.O. Box 2                Suisse Financial Services, Paradeplatz 8, 8001 Zurich, Switzerland,
8001 Zurich, Switzerland                 since April 2000. Chairman of Credit Suisse Italy S.p.A., Via
                                         Mengoni 4, 20121 Milan, Italy, since 1999. Chief Executive Officer of "Winterthur" Swiss Insurance Company, General Guisan-Strasse 40,
                                         8401 Winterthur, Switzerland, from October 1997 to April 2000.
                                         Director of McKinsey & Company, Alpenstrasse 3, 8065 Zurich,
                                         Switzerland, from 1996 to 1997; Principal of McKinsey & Company,
                                         Alpenstrasse 3, 8065 Zurich, Switzerland, from 1991 to 1996.
                                         Director of Syngenta AG, 4058 Basel, Switzerland, since November
                                         2000. Director of INA Istituto Nazionale delle Assicurazioni
                                         S.p.A., Via Sallustiana 51, 00187 Rome, Italy, from April 1999 to
                                         December 1999.

    2.  DIRECTORS AND EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST
BOSTON, INC. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions or employments and business addresses thereof for the past five years of each director and executive officer of Credit Suisse First Boston, Inc. Unless otherwise indicated under such person's name, such person is a citizen of the United States.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
John J. Mack...........................  Director, President, Chief Executive Officer and Member of the
Credit Suisse First Boston               Operating Committee of CSFB (USA), 11 Madison Avenue, New York, NY
11 Madison Avenue                        10010, since July 2001. Vice Chairman of the Executive Board of
New York, NY 10010                       CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since July 2001.
                                         Chief Executive Officer, Chairman of the Executive Board and Member
                                         of the Divisional Committee of CSFB Business Unit, 11 Madison Ave,
                                         New York, NY 10010, since July 2001. President, Chief Operating
                                         Officer and Director of Morgan Stanley Dean Witter, 1585 Broadway,
                                         New York, NY 10036, from May 1997 to March 2001. President of
                                         Morgan Stanley from June 1993 to May 1997.

Anthony F. Daddino.....................  Director, Chief Financial and Administrative Officer and Member of
Credit Suisse First Boston               the Operating Committee of CSFB (USA), 11 Madison Avenue New York,
11 Madison Avenue                        NY 10010, since November 2000. Chief Administrative Officer of CSFB
New York, NY 10010                       Business Unit, 11 Madison Avenue, New York, NY 10010, since
                                         November 2000. Director and Vice President of CSFBdirect
                                         Acquisition Corp. since July, 2001. Executive Vice President and
                                         Chief Financial Officer of DLJ, 277 Park Avenue, New York, NY
                                         10172, from 1983 to November 2000 and served as a Director, the
                                         Chairman of the Finance Committee and a member of the Operating
                                         Committee and the DLJ/LBO Award Committees of DLJ until
                                         November 2000.

Brady W. Dougan........................  Director and Division Head of Equity of CSFB (USA), 11 Madison
Credit Suisse First Boston               Avenue, New York, NY 10010, and a Member of the Divisional
11 Madison Avenue                        Committee of CSFB Business Unit since November 2000. Head of the
New York, NY 10010                       Global Equity Division and Member of the Executive Board of CSFB
                                         Business Unit, 11 Madison Avenue, New York, NY 10010, since 1996.
                                         Co-Head of the Global Debt Capital Markets Group of CSFB Business
                                         Unit and Co-Head of the Credit Suisse Financial Product's marketing efforts in the Americas from 1993 to 1996.

Gates H. Hawn..........................  Director and Division Head of Financial Services of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Director
11 Madison Avenue                        of CSFBDIRECT Holdings, Inc. since November 2000. Managing Director
New York, NY 10010                       of DLJ, 277 Park Avenue, New York, NY 10172, from 1983 to November
                                         2000.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Stephen A. M. Hester...................  Director and Division Head of Fixed Income of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Member of
11 Madison Avenue                        the Divisional Committee of CSFB Business Unit since November 2000.
New York, NY 10010                       Head of the Global Fixed Income Division of CSFB Business Unit, 11
                                         Madison Avenue, New York, NY 10010, since 2000. Member of the
                                         Executive Board of CSFB Business Unit, 11 Madison Avenue, New York,
                                         NY 10010, since 1996. Mr. Hester joined CSFB Business Unit in 1982 and served in a variety of capacities before becoming Chief
                                         Financial Officer of CSFB Business Unit in 1996.

Hamilton E. James......................  Director and Division Co-Head of Investment Banking of CSFB (USA),
Credit Suisse First Boston               11 Madison Avenue, New York, NY 10010, since November 2000. Co-Head
11 Madison Avenue                        of the Investment Banking Division and a member of the Divisional
New York, NY 10010                       Committee of CSFB Business Unit, 11 Madison Avenue, New York, NY
                                         10010, since November 2000. Chairman of Banking Group of DLJ, 277
                                         Park Avenue, New York, NY 10172, from 1995 to November 2000.
                                         Director of Costco Wholesale Corporation.

Joseph T. McLaughlin...................  Director and General Counsel of CSFB (USA), 11 Madison Avenue, New
Credit Suisse First Boston               York, NY 10010, since November 2000. Executive Vice President for
11 Madison Avenue                        Legal and Regulatory Affairs and Member, ex-officio, of the
New York, NY 10010                       Executive Board of CSFB Business Unit, 11 Madison Avenue, New York,
                                         NY 10010, since 1999. Managing Director and General Counsel for the
                                         Americas of CSFB Business Unit from 1997 to 1999. Prior to joining
                                         CSFB Business Unit, Mr. McLaughlin was a Partner of Shearman &
                                         Sterling, 599 Lexington Avenue, New York, NY 10022, where be began his career in 1967.

Joe L. Roby............................  Director and Member of the Operating Committee of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Chairman
11 Madison Avenue                        and Member of the Divisional Committee of CSFB Business Unit since
New York, NY 10010                       November 2000. President from 1996 to November 2000 and Chief
                                         Executive Officer from 1998 to November 2000 of DLJ, 277 Park
                                         Avenue, New York, NY 10172. Chief Operating Officer, Chairman of
                                         the Banking Group and a Director of DLJ from 1989 to 1996. Director of Advanced Micro Devices, Inc. and Apogent Technologies.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Richard E. Thornburgh..................  Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse First Boston               Switzerland, since January 1997. Director and Division Head of
11 Madison Avenue                        Finance, Administration and Operations and member of the Operating
New York, NY 10010                       Committee of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
                                         since November 2000. Member of the Divisional Committee of CSFB
                                         Business Unit since November 2000. Vice Chairman of the Executive
                                         Board and Chief Financial Officer of CSFB Business Unit, 11 Madison
                                         Avenue, New York, NY 10010 since April 1999. Chairman, President and Chief Executive Officer of CSFBdirect Acquisition Corp. since
                                         July 2001. Chief Financial Officer of CSG, Paradeplatz 8, 8001
                                         Zurich, Switzerland, from January 1997 to April 1999. Prior to that, Mr Thornburgh served as Chief Financial and Administrative
                                         Officer and a Member of the Executive Board of CS First Boston.
                                         Chairman of the Board of Credit Suisse Group PE Holding,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, from February 1997 to May
                                         1999.

Charles G. Ward, III...................  Director and Division Co-Head of Investment Banking of CSFB (USA),
Credit Suisse First Boston               11 Madison Avenue, New York, NY 10010, since November 2000. Member
11 Madison Avenue                        of the Executive Board of CSFB Business Unit, 11 Madison Avenue,
New York, NY 10010                       New York, NY 10010, since 1996. Member of the Divisional Committee of CSFB Business Unit since November 2000. President of CSFB
                                         Business Unit from March to November 2000. Head of the Global
                                         Investment Banking Division of CSFB Business Unit from 1996 to
                                         November 2000. Managing Director of CSFB Business Unit from 1994 to
                                         1996.

D. Wilson Ervin........................  Head of Strategic Risk Management of CSFB (USA), 11 Madison Avenue,
Credit Suisse First Boston               New York, NY 10010, since November 2000. Head of Strategic Risk
11 Madison Avenue                        Management of CSFB Business Unit since 1998. Prior to that, Mr.
New York, NY 10010                       Ervin worked at Credit Suisse Financial Products from 1990.

David C. Fisher........................  Chief Accounting Officer of CSFB (USA), 11 Madison Avenue, New
Credit Suisse First Boston               York, NY 10010, since November 2000. Chief Accounting Officer of
11 Madison Avenue                        CSFB Business Unit, 11 Madison Avenue, New York, NY 10010, since
New York, NY 10010                       1999. Controller of Bankers Trust Corporation from 1998 to 1999.
                                         From 1985 to 1998, Mr. Fisher worked for Salomon Brothers Inc.
                                         where he served as Controller for the majority of his tenure.

Robert C. O'Brien......................  Chief Credit Officer of CSFB (USA), 11 Madison Avenue, New York, NY
Credit Suisse First Boston               10010, since November 2000. Chief Credit Officer of CSFB Business
11 Madison Avenue                        Unit, 11 Madison Avenue, New York, NY 10010, since 1998. From 1994
New York, NY 10010                       to 1998, Mr. O'Brien held various positions in Corporate Banking and Leveraged Finance, and during 1996, he was Chief Executive
                                         Officer of Credit Suisse North America.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Lewis H. Wirshba.......................  Treasurer of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
Credit Suisse First Boston               since November 2000. Treasurer of CSFB Business Unit, 11 Madison
11 Madison Avenue                        Avenue, New York, NY 10010, since 1986. Global Head of CSFB
New York, NY 10010                       Business Unit's New Business Department since March 2000.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF CSFBDIRECT ACQUISITION CORP. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions or employments and business addresses thereof for the past five years of each director and executive officer of CSFBdirect Acquisition Corp. Unless otherwise indicated under such person's name, such person is a citizen of the United States.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Richard E. Thornburgh                    Member of the Executive Board of CSG, Paradeplatz 8, 8001 Zurich,
Credit Suisse First Boston               Switzerland since January 1997. Director and Division Head of
11 Madison Avenue                        Finance, Administration and Operations and member of the Operating
New York, NY 10010                       Committee of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
                                         since November 2000. Member of the Divisional Committee of CSFB
                                         Business Unit since November 2000. Vice Chairman of the Executive
                                         Board and Chief Financial Officer of CSFB Business Unit, 11 Madison
                                         Avenue, New York, NY 10010 since April 1999. Chairman, President and Chief Executive Officer of CSFBdirect Acquisition Corp. since
                                         July 2001. Chief Financial Officer of CSG, Paradeplatz 8, 8001
                                         Zurich, Switzerland, from January 1997 to April 1999. Prior to that, Mr Thornburgh served as Chief Financial and Administrative
                                         Officer and a Member of the Executive Board of CS First Boston.
                                         Chairman of the Board of Credit Suisse Group PE Holding,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, from February 1997 to May
                                         1999.

Anthony F. Daddino.....................  Director, Chief Financial and Administrative Officer and Member of
Credit Suisse First Boston               the Operating Committee of CSFB (USA), 11 Madison Avenue New York,
11 Madison Avenue                        NY 10010, since November 2000. Chief Administrative Officer of CSFB
New York, NY 10010                       Business Unit, 11 Madison Avenue, New York, NY 10010, since
                                         November 2000. Director and Vice President of CSFBdirect
                                         Acquisition Corp. since July, 2001. Executive Vice President and
                                         Chief Financial Officer of DLJ, 277 Park Avenue, New York, NY
                                         10172, from 1983 to November 2000 and served as a Director, the
                                         Chairman of the Finance Committee and a member of the Operating
                                         Committee and the DLJ/LBO Award Committees of DLJ until
                                         November 2000.

Neil Radey.............................  Managing Director of CSFB (USA), 11 Madison Avenue, New York, NY
Credit Suisse First Boston               10010, since 1999. Vice President of CSFB, 11 Madison Avenue, New
11 Madison Avenue                        York, NY 10010, since 2000. Chief Operating Officer for Finance,
New York, NY 10010                       Administration and Operations of CSFB Business Unit since August
                                         2000. Director and Treasurer of CSFBdirect Acquisition Corp. since
                                         July 2001. Deputy General Counsel--Americas of the CSFB Business
                                         Unit from 1999 to 2000. General Counsel--Asia Pacific of the CSFB
                                         Business Unit from 1997 to 1998. Member of the Legal and Compliance
                                         Department of the CSFB Business Unit from February 1995 to 1996.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Lori M. Russo..........................  Secretary of CSFBdirect Acquisition Corp. since July 2001. Director
Credit Suisse First Boston               in Legal Compliance Department of Credit Suisse First Boston
11 Madison Avenue                        Corporation, 11 Madison Avenue, New York, NY 10010, since January
New York, NY 10010                       2001. Corporate Secretary of Credit Suisse First Boston Corporation
                                         since 1997. Prior to that, Ms. Russo was the Assistant Secretary and Vice President of Credit Suisse First Boston Corporation.

                                                                     SCHEDULE II

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
               OFFICERS OF CREDIT SUISSE FIRST BOSTON (USA), INC.

    1.  DIRECTORS AND EXECUTIVE OFFICERS OF CREDIT SUISSE FIRST BOSTON
(USA), INC. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions or employments and business addresses thereof for the past five years of each director and executive officer of Credit Suisse First Boston (USA), Inc. Unless otherwise indicated under such person's name, such person is a citizen of the United States.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
John J. Mack...........................  Director, President, Chief Executive Officer and Member of the
Credit Suisse First Boston               Operating Committee of CSFB (USA), 11 Madison Avenue, New York, NY
11 Madison Avenue                        10010, since July 2001. Vice Chairman of the Executive Board of
New York, NY 10010                       CSG, Paradeplatz 8, 8001 Zurich, Switzerland, since July 2001.
                                         Chief Executive Officer, Chairman of the Executive Board and Member
                                         of the Divisional Committee of CSFB Business Unit, 11 Madison Ave,
                                         New York, NY 10010, since July 2001. President, Chief Operating
                                         Officer and Director of Morgan Stanley Dean Witter, 1585 Broadway,
                                         New York, NY 10036, from May 1997 to March 2001. President of
                                         Morgan Stanley from June 1993 to May 1997.

Anthony F. Daddino.....................  Director, Chief Financial and Administrative Officer and Member of
Credit Suisse First Boston               the Operating Committee of CSFB (USA), 11 Madison Avenue New York,
11 Madison Avenue                        NY 10010, since November 2000. Chief Administrative Officer of CSFB
New York, NY 10010                       Business Unit, 11 Madison Avenue, New York, NY 10010, since
                                         November 2000. Director and Vice President of CSFBdirect
                                         Acquisition Corp. since July, 2001. Executive Vice President and
                                         Chief Financial Officer of DLJ, 277 Park Avenue, New York, NY
                                         10172, from 1983 to November 2000 and served as a Director, the
                                         Chairman of the Finance Committee and a member of the Operating
                                         Committee and the DLJ/LBO Award Committees of DLJ until
                                         November 2000.

Robert M. Baylis.......................  Director of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
105 Rowayton Avenue                      since November 2000. Vice Chairman of the Board of CS First Boston
Rowayton, CT 06853                       from March 1992 to March 1994 and from August 1995 until his retirement in January 1996. Director of Host Marriot Corporation,
                                         Gildan Activewear, Inc., Covance, Inc., PartnerRe Ltd. and New York
                                         Life Insurance Co.

Carol B. Einiger.......................  Director of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
Rockefeller University                   since February 2001. Chief Investment Officer of Rockefeller
1230 York Avenue                         University since 1996. Chief Financial Officer from 1992 to 1996
New York, NY 10021                       and Acting President from 1995 to 1996 of the Edna McConnell Clark
                                         Foundation, a private foundation.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Joe L. Roby............................  Director and Member of the Operating Committee of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Chairman
11 Madison Avenue                        and Member of the Divisional Committee of CSFB Business Unit since
New York, NY 10010                       November 2000. President from 1996 to November 2000 and Chief
                                         Executive Officer from 1998 to November 2000 of DLJ, 277 Park
                                         Avenue, New York, NY 10172. Chief Operating Officer, Chairman of
                                         the Banking Group and a Director of DLJ from 1989 to 1996. Director of Advanced Micro Devices, Inc. and Apogent Technologies.

Philip K. Ryan.........................  Chief Financial Officer and Member of the Executive Board of CSG,
Credit Suisse Group                      Paradeplatz 8, 8001 Zurich, Switzerland, since April 1999. Director
Paradeplatz 8                            of CSFB (USA), 11 Madison Avenue, New York, NY 10010, since
CH 8001 Zurich, Switzerland              November 2000. Chief Financial Officer of Credit Suisse Asset
                                         Management LLC, Beaufort House, 15 St. Botolph Street, London EC3A
                                         7JJ, United Kingdom, from 1997 through 1999. Investment banker and
                                         Managing Director, Investment Banking Financial Institutions Group
                                         of Credit Suisse First Boston, 11 Madison Avenue, New York, NY
                                         10010, from 1985 to 1996. Chairman of the Board of Credit Suisse
                                         Group PE Holding, Bahnhofstrasse 17, 6300 Zug, Switzerland, since
                                         May 1999. Chairman of the Board of CS Holding Finance BV, Johannes
                                         Vermeerstraat, 1071 DK Amsterdam, The Netherlands, since January
                                         1999. Chairman of the Board of Inreska Limited, IRM House, Le
                                         Bordage, St. Peter Port, Guernsey GY1 1BR, since April 1999.
                                         Chairman of the Board of PE Portfolio Investment Holding,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, since May 1999.

Maynard J. Toll, Jr....................  Director of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
P.O. Box 356                             since November 2000. Self-employed from 1997 through 2000,
Chatham, NY 12037                        investment banker and Head of Corporate Communications at CSFB
                                         Business Unit from 1975 to 1997.

Brady W. Dougan........................  Director and Division Head of Equity of CSFB (USA), 11 Madison
Credit Suisse First Boston               Avenue, New York, NY 10010, and a Member of the Divisional
11 Madison Avenue                        Committee of CSFB Business Unit since November 2000. Head of the
New York, NY 10010                       Global Equity Division and Member of the Executive Board of CSFB
                                         Business Unit, 11 Madison Avenue, New York, NY 10010, since 1996.
                                         Co-Head of the Global Debt Capital Markets Group of CSFB Business
                                         Unit and Co-Head of the Credit Suisse Financial Product's marketing efforts in the Americas from 1993 to 1996.

Gates H. Hawn..........................  Director and Division Head of Financial Services of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Director
11 Madison Avenue                        of CSFBDIRECT Holdings, Inc. since November 2000. Managing Director
New York, NY 10010                       of DLJ, 277 Park Avenue, New York, NY 10172, from 1983 to November
                                         2000.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Stephen A. M. Hester...................  Director and Division Head of Fixed Income of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Member of
11 Madison Avenue                        the Divisional Committee of CSFB Business Unit since November 2000.
New York, NY 10010                       Head of the Global Fixed Income Division of CSFB Business Unit, 11
                                         Madison Avenue, New York, NY 10010, since 2000. Member of the
                                         Executive Board of CSFB Business Unit, 11 Madison Avenue, New York,
                                         NY 10010, since 1996. Mr. Hester joined CSFB Business Unit in 1982 and served in a variety of capacities before becoming Chief
                                         Financial Officer of CSFB Business Unit in 1996.

Hamilton E. James......................  Director and Division Co-Head of Investment Banking of CSFB (USA),
Credit Suisse First Boston               11 Madison Avenue, New York, NY 10010, since November 2000. Co-Head
11 Madison Avenue                        of the Investment Banking Division and a member of the Divisional
New York, NY 10010                       Committee of CSFB Business Unit, 11 Madison Avenue, New York, NY
                                         10010, since November 2000. Chairman of Banking Group of DLJ, 227
                                         Park Avenue, New York, NY 10172, from 1995 to November 2000.
                                         Director of Costco Wholesale Corporation.

Joseph T. McLaughlin...................  Director and General Counsel of CSFB (USA), 11 Madison Avenue, New
Credit Suisse First Boston               York, NY 10010, since November 2000. Executive Vice President for
11 Madison Avenue                        Legal and Regulatory Affairs and Member, ex-officio, of the
New York, NY 10010                       Executive Board of CSFB Business Unit, 11 Madison Avenue, New York,
                                         NY 10010, since 1999. Managing Director and General Counsel for the
                                         Americas of CSFB Business Unit from 1997 to 1999. Prior to joining
                                         CSFB Business Unit, Mr. McLaughlin was a Partner of Shearman &
                                         Sterling, 599 Lexington Avenue, New York, NY 10022, where be began his career in 1967.

Richard E. Thornburgh..................  Member of the Executive Board of CSG, Paradeplatz 8, 8001, Zurich,
Credit Suisse First Boston               Switzerland, since January 1997. Director and Division Head of
11 Madison Avenue                        Finance, Administration and Operations and member of the Operating
New York, NY 10010                       Committee of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
                                         since November 2000. Member of the Divisional Committee of CSFB
                                         Business Unit since November 2000. Vice Chairman of the Executive
                                         Board and Chief Financial Officer of CSFB Business Unit, 11 Madison
                                         Avenue, New York, NY 10010 since April 1999. Chairman, President and Chief Executive Officer of CSFBdirect Acquisition Corp. since
                                         July 2001. Chief Financial Officer of CSG, Paradeplatz 8, 8001
                                         Zurich, Switzerland, from January 1997 to April 1999. Prior to that, Mr Thornburgh served as Chief Financial and Administrative
                                         Officer and a Member of the Executive Board of CS First Boston.
                                         Chairman of the Board of Credit Suisse Group PE Holding,
                                         Bahnhofstrasse 17, 6300 Zug, Switzerland, from February 1997 to May
                                         1999.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND CURRENT BUSINESS ADDRESS              DURING THE PAST FIVE YEARS AND BUSINESS ADDRESS THEREOF
---------------------------------              -------------------------------------------------------
Charles G. Ward, III...................  Director and Division Co-Head of Investment Banking of CSFB (USA),
Credit Suisse First Boston               11 Madison Avenue, New York, NY 10010, since November 2000. Member
11 Madison Avenue                        of the Executive Board of CSFB Business Unit, 11 Madison Avenue,
New York, NY 10010                       New York, NY 10010, since 1996. Member of the Divisional Committee of CSFB Business Unit since November 2000. President of CSFB
                                         Business Unit from March to November 2000. Head of the Global
                                         Investment Banking Division of CSFB Business Unit from 1996 to
                                         November 2000. Managing Director of CSFB Business Unit from 1994 to
                                         1996.

D. Wilson Ervin........................  Head of Strategic Risk Management of CSFB (USA), 11 Madison Avenue,
Credit Suisse First Boston               New York, NY 10010, since November 2000. Head of Strategic Risk
11 Madison Avenue                        Management of CSFB Business Unit since 1998. Prior to that, Mr.
New York, NY 10010                       Ervin worked at Credit Suisse Financial Products from 1990.

David C. Fisher........................  Chief Accounting Officer of CSFB (USA), 11 Madison Avenue, New
Credit Suisse First Boston               York, NY 10010, since November 2000. Chief Accounting Officer of
11 Madison Avenue                        CSFB Business Unit, 11 Madison Avenue, New York, NY 10010, since
New York, NY 10010                       1999. Controller of Bankers Trust Corporation from 1998 to 1999.
                                         From 1985 to 1998, Mr. Fisher worked for Salomon Brothers Inc.
                                         where he served as Controller for the majority of his tenure.

Christopher G. Martin..................  Head of Technology, Operations and Finance of CSFB (USA), 11
Credit Suisse First Boston               Madison Avenue, New York, NY 10010, since November 2000. Head of
11 Madison Avenue                        Technology, Operations and Finance for CSFB Business Unit from
New York, NY 10010                       January 1999 to November 2000. Head of Technology and Operations of
                                         CSFB Business Unit from January 1996 to December 1997. Chief
                                         Administrative Officer of Credit Suisse Financial Products from
                                         November 1995 to December 1998.

Robert C. O'Brien......................  Chief Credit Officer of CSFB (USA), 11 Madison Avenue, New York, NY
Credit Suisse First Boston               10010, since November 2000. Chief Credit Officer of CSFB Business
11 Madison Avenue                        Unit, 11 Madison Avenue, New York, NY 10010, since 1998. From 1994
New York, NY 10010                       to 1998, Mr. O'Brien held various positions in Corporate Banking and Leveraged Finance, and during 1996, he was Chief Executive
                                         Officer of Credit Suisse North America.

Lewis H. Wirshba.......................  Treasurer of CSFB (USA), 11 Madison Avenue, New York, NY 10010,
Credit Suisse First Boston               since November 2000. Treasurer of CSFB Business Unit, 11 Madison
11 Madison Avenue                        Avenue, New York, NY 10010, since 1986. Global Head of CSFB
New York, NY 10010                       Business Unit's New Business Department since March 2000.

                                                                         ANNEX A

                                     [LOGO]

July 11, 2001

The Special Committee of the Board of Directors
Credit Suisse First Boston (USA), Inc.
11 Madison Avenue
New York, New York 10010

Dear Members of the Special Committee:

    We understand that Credit Suisse First Boston, Inc. ("Parent"), CSFBdirect Acquisition Corp., a wholly owned subsidiary of Parent ("Purchaser"), and Credit Suisse First Boston (USA), Inc. (the "Company") have entered into an Agreement and Plan of Merger, dated as of July 11, 2001 (the "Agreement"), pursuant to which Parent will cause Purchaser to commence a tender offer (the "Offer") to purchase any and all of the issued and outstanding shares of Common Stock of the Company designated Credit Suisse First Boston (USA), Inc.--CSFBDIRECT Common Stock, par value $0.10 per share (the "Shares") (other than Shares held in treasury or owned by Parent or any of its subsidiaries) (the "Publicly Held Shares") at a price per share of $6.00 (the "Offer Price"), net to the selling stockholders in cash without interest thereon. Pursuant to the Agreement, following completion of the Offer, Purchaser will merge with and into the Company (the "Merger"), and each remaining issued and outstanding Publicly Held Share will be canceled and converted into the right to receive an amount in cash equal to the Offer Price.

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Publicly Held Shares (the "Public Stockholders") of the Offer Price to be received by such holders pursuant to the Agreement. In connection with this opinion, we have:

    (i) Reviewed the financial terms and conditions of the Agreement;

    (ii) Analyzed certain historical business and financial information relating to the assets and liabilities of the Company's online discount brokerage and related investment services business whose performance is tracked by the Shares (the "Direct Business");

   (iii) Reviewed various financial forecasts and other data provided to us by the Company and the management of the Direct Business relating to the Direct Business;

    (iv) Held discussions with members of the senior management of the Company and the Direct Business with respect to the business and prospects of the Direct Business and its strategic objectives;

    (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the Direct Business;

    (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to that of the Direct Business;

   (vii) Reviewed the historical stock prices and trading volumes of the Shares; and

  (viii) Reviewed such other information, conducted such other financial studies, analyses and investigations, as we deemed appropriate.

    In conducting our analysis and in arriving at our opinion as expressed herein, we have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation and appraisal of any of the properties, assets or liabilities of the Company or the Direct Business, or concerning the solvency or fair value (within the context of a solvency analysis) of the Company or the Direct Business. While we reviewed various financial forecasts and other data provided to us by the Company and the management of the Direct Business pertaining primarily to the U.S. brokerage business, which is a significant portion of the operations of the Direct Business, we note that we were advised by the Company and the management of the Direct Business that financial forecasts and projections relating to the entire Direct Business were not available. For purposes of our analysis and with your consent, we have considered the risks and uncertainties associated with the Direct Business achieving the financial forecasts of the management of the Direct Business in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We were not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Shares, the Direct Business or its constituent businesses. Additionally, we are not legal experts, and, accordingly, we have not been requested to, and we do not, express any opinion as to the value of any contingent liabilities of the Company, including liabilities associated with litigation relating to or arising out of the transactions contemplated by the Agreement.

    Further, our opinion is necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In rendering our opinion, we have assumed, with your consent, that the Offer and the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by Parent, Purchaser or the Company, and that obtaining the necessary regulatory approvals for the Offer and the Merger will not have an adverse effect on the Company.

    Lazard Freres & Co. LLC is acting as investment banker to the Special Committee of the Board of Directors of the Company in connection with the Offer and the Merger and will receive a fee for our services.

    Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of the Company and our opinion is rendered in connection with its consideration of the Offer and the Merger. The opinion is not intended to and does not constitute a recommendation to any holder of Shares as to whether such holder should tender such holder's Shares into the Offer or whether such holder, if necessary, should vote to adopt and approve the Agreement or the Merger. It is understood that except for the reproduction of this letter in its entirety in the Offer Documents (as defined in the Agreement), this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based upon and subject to the foregoing, we are of the opinion that the Offer Price to be received by the Public Stockholders in the Offer and the Merger pursuant to the Agreement is fair, from a financial point of view, to the Public Stockholders.

                                                          Very truly yours,

                                                          LAZARD FRERES & CO. LLC

                                                          By:            /s/ ALBERT H. GARNER
                                                               ---------------------------------------
                                                                           Albert H. Garner
                                                                          Managing Director

                                                                         ANNEX B

                            GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE
                          SECTION 262 APPRAISAL RIGHTS

    SECTION 262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of the corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed oil it national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated its a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly its is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 of Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                         ANNEX C

                          AUDITED FINANCIAL STATEMENTS
                        OF THE COMPANY, AS FILED IN THE
                     COMPANY'S ANNUAL REPORT ON FORM 10-K,
                      FOR THE YEAR ENDED DECEMBER 31, 2000

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
                          ITEMS 14(A)(1) AND 14(A)(2)

CONSOLIDATED FINANCIAL STATEMENTS                               PAGE
                                                              --------

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
  Independent Auditors' Report..............................     C-2
  Consolidated Statements of Financial Condition............     C-3
  Consolidated Statements of Operations.....................     C-5
  Consolidated Statements of Changes in Stockholders'
    Equity..................................................     C-7
  Consolidated Statements of Cash Flows.....................     C-8
  Notes to Consolidated Financial Statements................    C-10

FINANCIAL STATEMENT SCHEDULE

SCHEDULE I--CONDENSED FINANCIAL STATEMENTS OF REGISTRANT
  (PARENT COMPANY ONLY)
  Condensed Statements of Financial Condition...............    C-47
  Condensed Statements of Operations........................    C-48
  Condensed Statements of Cash Flows........................    C-50
  Notes to Condensed Financial Statements...................    C-51

COMBINED FINANCIAL STATEMENTS

CSFBDIRECT
  Independent Auditors' Report..............................    C-54
  Combined Statements of Financial Condition................    C-55
  Combined Statements of Operations.........................    C-56
  Combined Statements of Changes in Allocated Equity........    C-57
  Combined Statements of Cash Flows.........................    C-58
  Notes to Combined Financial Statements....................    C-59

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Credit Suisse First Boston (USA), Inc.

We have audited the accompanying consolidated statements of financial condition of Credit Suisse First Boston (USA), Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule. These consolidated financial statements and related financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and related financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Credit Suisse First Boston (USA), Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
New York, New York

February 8, 2001,
except as to Notes 21 and 22, which are as of March 26, 2001

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
         (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                     ASSETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Cash and cash equivalents...................................  $  2,758,390   $  2,020,543
Cash and securities segregated for regulatory purposes or
  deposited with clearing organizations.....................     4,968,705        196,249
Collateralized short-term agreements:
  Securities purchased under agreements to resell...........    40,067,879     29,538,141
  Securities borrowed.......................................    77,304,516     30,348,609
Receivables:
  Customers.................................................    10,096,211      8,671,447
  Brokers, dealers and other................................     9,939,024      5,978,065
Note receivable from parent.................................     3,100,000             --

Financial instruments owned, at value:
  U.S. government and agencies (includes securities pledged
    as collateral of $14,272,177)...........................    20,784,979     14,543,947
  Corporate debt (includes securities pledged as collateral
    of $6,074,305)..........................................    13,146,716      5,379,440
  Foreign sovereign debt....................................       571,029      3,018,175
  Mortgage whole loans (includes securities pledged as
    collateral of $4,136,383)...............................     6,870,172      1,848,391
  Equities (includes securities pledged as collateral of
    $9,325,965).............................................    15,332,579      2,665,109
  Other.....................................................     1,851,167        527,358
  Long-term corporate development investments...............     1,031,339      1,432,669
Federal income taxes receivable.............................       489,790             --
Net deferred tax asset......................................     1,820,857        621,389
Office facilities at cost (net of accumulated depreciation
  and amortization of $723,365 and $364,006,
  respectively).............................................       990,653        573,878
Other assets and deferred amounts...........................     1,840,476      1,588,555
Goodwill....................................................       312,770         60,117
                                                              ------------   ------------
Total Assets................................................  $213,277,252   $109,012,082
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
         (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Commercial paper and short-term borrowings..................  $ 20,818,494   $  1,358,188
Collateralized short-term financings:
  Securities sold under agreements to repurchase............    71,063,703     56,474,394
  Securities loaned.........................................    35,597,774     11,541,759
Payables:
  Customers.................................................    12,118,763      7,792,857
  Brokers, dealers and other................................    14,213,823      4,780,631
Financial instruments sold not yet purchased, at value:
  U.S. government and agencies..............................    22,144,902      7,530,070
  Corporate debt............................................     4,115,817        624,639
  Equities..................................................     3,421,407      3,876,869
  Other.....................................................     2,933,913        911,950
Accounts payable and accrued expenses.......................     7,488,068      3,295,448
Other liabilities...........................................     1,397,101      1,408,945
Long-term borrowings........................................    11,257,516      5,309,090
Company-obligated mandatorily redeemable trust securities of
subsidiary trust holding solely debentures of the Company...       200,000        200,000

Stockholders' Equity:
  Preferred stock, 50,000,000 shares authorized:
    Series A Preferred Stock, at $50.00 per share
      liquidation preference (4,000,000 shares issued and
      outstanding)..........................................       200,000        200,000
    Series B Preferred Stock, at $50.00 per share
      liquidation preference (3,500,000 shares issued and
      outstanding)..........................................       175,000        175,000
  Common Stock, 1,500,000,000 shares authorized:
    CSFB (USA) Common Stock ($0.10 par value; 500,000,000
      shares authorized; 1,000 shares issued and
      outstanding)..........................................            --             --
    CSFBDIRECT Common Stock ($0.10 par value; 500,000,000
      shares authorized; 18,400,000 shares issued and
      outstanding; 84,250,000 notional shares in respect of
      CSFB (USA)'s retained interest).......................         1,840          1,840
  Paid-in capital...........................................     5,072,215      1,322,540
  Retained earnings.........................................     1,064,413      2,205,818
  Accumulated other comprehensive income (loss).............        (7,497)         2,044
  Employee deferred compensation stock trust................            --         13,591
  Common stock issued to employee deferred compensation
    trust...................................................            --        (13,591)
                                                              ------------   ------------
      Total stockholders' equity............................     6,505,971      3,907,242
                                                              ------------   ------------
Total Liabilities and Stockholders' Equity..................  $213,277,252   $109,012,082
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
         (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                           -------------------------------------
                                                              2000          1999         1998
                                                           -----------   ----------   ----------
Revenues:
  Commissions............................................  $ 1,467,357   $1,200,695   $  854,679
  Underwritings..........................................      959,932    1,246,442    1,043,526
  Fees...................................................    2,078,380    1,611,935    1,191,655
  Interest, net of interest expense of $8,161,465,
    $4,839,810 and $4,501,242, respectively..............      764,337      585,063      733,257
  Principal transactions-net:
    Trading..............................................      633,774      718,589      (58,596)
    Investment...........................................       94,570      107,321      126,031
  Other..................................................       71,254       85,979       60,639
                                                           -----------   ----------   ----------
      Total net revenues.................................    6,069,604    5,556,024    3,951,191
                                                           -----------   ----------   ----------
Expenses:
  Compensation and benefits..............................    4,254,122    3,105,389    2,231,655
  Communications and technology..........................      565,418      445,218      314,624
  Brokerage, clearing, exchange fees and other...........      376,985      313,785      258,625
  Occupancy and related costs............................      255,453      178,933      143,832
  Professional fees......................................      295,319      158,744      111,163
  Restructuring and other merger-related costs...........    1,104,291           --           --
  Other operating expenses...............................      740,180      400,455      290,792
                                                           -----------   ----------   ----------
      Total expenses.....................................    7,591,768    4,602,524    3,350,691
                                                           -----------   ----------   ----------
Income (loss) before provision (benefit) for income taxes
and extraordinary items..................................   (1,522,164)     953,500      600,500
                                                           -----------   ----------   ----------
Provision (benefit) for income taxes.....................     (458,074)     352,800      229,700
                                                           -----------   ----------   ----------
Income (loss) before extraordinary items.................   (1,064,090)     600,700      370,800
Loss on early extinguishment of debt, net of tax benefit
of ($5,047)..............................................      (11,722)          --           --
                                                           -----------   ----------   ----------
Net income (loss)........................................  $(1,075,812)  $  600,700   $  370,800
                                                           ===========   ==========   ==========
Dividends on preferred stock.............................  $    21,155   $   21,180   $   21,310
                                                           ===========   ==========   ==========
Earnings (loss) applicable to common shares..............  $(1,096,967)  $  579,520   $  349,490
                                                           ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
         (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)
               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                             2000           1999         1998
                                                         ------------   ------------   --------
Earnings (loss) applicable to common shares:
  CSFB (USA):
    Income (loss) before extraordinary item............  $ (1,083,826)  $    580,423   $349,490
    Extraordinary loss, net of tax.....................       (11,722)            --         --
                                                         ------------   ------------   --------
    Net income (loss)..................................  $ (1,095,548)  $    580,423   $349,490
                                                         ------------   ------------   --------
  CSFBDIRECT...........................................  $     (1,419)  $       (903)       ***
                                                         ------------   ------------   --------
Earnings (loss) per common share:
  CSFB (USA)--Basic and Diluted:
    Income (loss) before extraordinary item............  $ (1,083,826)  $    580,423   $349,490
    Extraordinary loss, net of tax.....................       (11,722)            --         --
                                                         ------------   ------------   --------
    Net income (loss)..................................  $ (1,095,548)  $    580,423   $349,490
                                                         ============   ============   ========
  CSFBDIRECT
    Basic..............................................  $      (0.08)  $      (0.05)       ***
    Diluted............................................  $      (0.08)  $      (0.05)       ***
                                                         ============   ============   ========
Weighted average common shares:
  CSFB (USA)
    Basic and Diluted..................................         1,000          1,000      1,000
                                                         ============   ============   ========
  CSFBDIRECT
    Basic..............................................    18,400,000     18,400,000        ***
    Diluted............................................    18,400,000     18,400,000        ***
                                                         ============   ============   ========

------------------------

    Subsequent to the Acquisition by CSG of 100% of the shares of the Company's voting common stock designated CSFB (USA) Common Stock, existing shares were canceled and the Company issued 1,000 shares of common stock to its parent. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

*** CSFBDIRECT shares were issued in May 1999.

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     CSFB                                              ACCUMULATED
                                                    (USA)     CSFBDIRECT                                  OTHER
                                       PREFERRED    COMMON      COMMON      PAID-IN      RETAINED     COMPREHENSIVE
                                         STOCK      STOCK       STOCK       CAPITAL      EARNINGS     INCOME (LOSS)      TOTAL
                                       ---------   --------   ----------   ----------   -----------   -------------   -----------
Balances at December 31, 1997........  $200,000    $     --     $   --     $  519,366   $ 1,338,220    $     3,904    $ 2,061,490
Net income...........................        --          --         --             --       370,800             --        370,800
Translation adjustment...............        --          --         --             --            --           (595)          (595)
  Total comprehensive income.........                                                                                     370,205
Dividends:
  CSFB (USA) Common Stock ($62,500
    per share).......................        --          --         --             --       (30,000)            --        (30,000)
  Preferred stock ($2.84 per
    share)...........................        --          --         --             --       (21,310)            --        (21,310)
Issuance of Series B Preferred
  Stock..............................   175,000          --         --             --            --             --        175,000
Sale of common stock to AXA Financial
  and AXA, S.A.......................        --          --         --        300,000            --             --        300,000
Exercise of stock options............        --          --         --         22,500            --             --         22,500
Tax benefit on exercise of stock
  options............................        --          --         --         15,488            --             --         15,488
Conversion of restricted stock
  units..............................        --          --         --         25,428            --             --         25,428
Tax benefit on distribution of
  employee stock trust...............        --          --         --          8,898            --             --          8,898
                                       --------    --------     ------     ----------   -----------    -----------    -----------

Balances at December 31, 1998........   375,000          --         --        891,680     1,657,710          3,309      2,927,699

Net income...........................        --          --         --             --       600,700             --        600,700
Translation adjustment...............        --          --         --             --            --         (1,265)        (1,265)
  Total comprehensive income.........                                                                                     599,435
Net proceeds from issuance of
  CSFBDIRECT Common Stock............        --          --      1,840        344,751            --             --        346,591
Dividends:
  CSFB (USA) Common Stock ($62,500
    per share).......................        --          --         --             --       (31,412)            --        (31,412)
  Preferred stock ($2.82 per
    share)...........................        --          --         --             --       (21,180)            --        (21,180)
Exercise of stock options............        --          --         --         35,443            --             --         35,443
Tax benefit on exercise of stock
  options............................        --          --         --         37,652            --             --         37,652
Conversion of restricted stock
  units..............................        --          --         --         13,014            --             --         13,014
                                       --------    --------     ------     ----------   -----------    -----------    -----------

Balances at December 31, 1999........   375,000          --      1,840      1,322,540     2,205,818          2,044      3,907,242

Net loss.............................        --          --         --             --    (1,075,812)            --     (1,075,812)
Translation adjustment...............        --          --         --             --            --         (9,541)        (9,541)
  Total comprehensive loss...........                                                                                  (1,085,353)
Issuance of shares in consideration
  of transfer of CSFB Corp...........        --          --         --      2,537,976            --             --      2,537,976
Dividend of DLJ Asset Management
  Group to parent....................        --          --         --             --       (28,473)            --        (28,473)
Dividends:
  CSFB (USA) Common Stock ($31,250
    per share).......................        --          --         --             --       (15,965)            --        (15,965)
  Preferred stock ($2.82 per
    share)...........................        --          --         --             --       (21,155)            --        (21,155)
CSG Share Plan Activity..............        --          --         --        298,648            --             --        298,648
Exercise of stock options............        --          --         --        373,140            --             --        373,140
Tax benefit on exercise of stock
  options............................        --          --         --        406,447            --             --        406,447
Tender shares to employee trust......        --          --         --        122,724            --             --        122,724
Conversion of restricted stock
  units..............................        --          --         --         10,740            --             --         10,740
                                       --------    --------     ------     ----------   -----------    -----------    -----------

Balances at December 31, 2000........  $375,000    $     --     $1,840     $5,072,215   $ 1,064,413    $    (7,497)   $ 6,505,971
                                       ========    ========     ======     ==========   ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
         (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                           2000           1999          1998
                                                       ------------   ------------   -----------
                                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)..................................  $ (1,075,812)  $    600,700   $   370,800
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
    Extraordinary loss on early extinguishment of
      debt...........................................        16,769             --            --
    Depreciation and amortization....................       159,935        105,897        84,802
    CSG Share Plan activity..........................       298,648             --            --
    Shares tendered to employee trust................       122,724             --            --
    Deferred taxes...................................      (496,449)      (131,746)       27,943
    Decrease (increase) in unrealized appreciation of
      long-term corporate development investments....        17,953        (71,464)       (8,939)
    Foreign currency translation adjustment..........        (9,541)        (1,265)         (595)

  (Increase) decrease in operating assets:
    Cash and securities segregated for regulatory
      purposes or deposited with clearing
      organizations..................................    (4,772,456)       846,976      (211,132)
    Securities purchased under agreements to
      resell.........................................    (2,878,242)   (17,947,110)    5,463,657
    Securities borrowed..............................   (46,955,907)    (6,380,970)   (3,369,000)
    Receivables from customers.......................    (1,424,764)    (2,853,442)   (1,689,266)
    Receivables from brokers, dealers and other......    (3,960,959)    (1,499,251)   (1,046,915)
    Financial instruments owned, at value............   (30,574,222)   (14,815,313)    3,340,614
    Federal income taxes receivable..................       (71,791)            --            --
    Net deferred tax asset...........................      (703,019)      (131,746)       27,943
    Other assets and deferred amounts................      (215,977)       (22,390)     (387,058)

  Increase (decrease) in operating liabilities:
    Securities sold under agreements to repurchase...     2,878,242     17,947,110    (5,463,657)
    Securities loaned................................    24,056,015      4,219,573      (365,230)
    Payables to customers............................     4,325,906      1,571,148     1,806,838
    Payables to brokers, dealers and other...........     9,433,192      1,101,957       109,674
    Financial instruments sold not yet purchased, at
      value..........................................    19,672,511      4,004,579    (1,516,951)
    Accounts payable and accrued expenses............     4,192,620      1,070,261       163,282
    Other liabilities................................       (11,844)       522,233       245,320
                                                       ------------   ------------   -----------
Net cash used in operating activities................  $(27,976,468)  $(11,864,263)  $(2,417,870)
                                                       ------------   ------------   -----------

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
         (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                  2000          1999         1998
                                                              ------------   ----------   ----------
                                                                          (IN THOUSANDS)
Cash flows from investing activities:
  Net (payments for) proceeds from:
    Note receivable from parent.............................  $ (3,100,000)  $       --   $       --
    Transfer of CSFB Corp. from parent......................     2,537,976           --           --
    Acquisition of goodwill, net............................      (262,454)          --           --
    Purchases of long-term corporate development
      investments...........................................      (393,592)    (987,993)    (347,033)
    Sales of long-term corporate development investments....       776,969      100,544      197,990
    Office facilities.......................................      (560,135)    (226,817)    (145,742)
    Other assets............................................       (42,718)    (272,547)     (39,217)
                                                              ------------   ----------   ----------
Net cash used in investing activities.......................    (1,043,954)  (1,386,813)    (334,002)
                                                              ------------   ----------   ----------
Cash flows from financing activities:
  Net proceeds from (payments for):
    Short-term financings...................................    23,519,877   12,066,563    1,728,652
    Issuance (repayments) of:
      CSFBDIRECT Common Stock...............................            --      346,591           --
      Senior notes..........................................       503,781      649,637      893,552
      Senior secured floating rate notes....................      (295,692)    (154,308)     450,000
      Subordinated exchange notes...........................      (241,769)          --           --
      Subordinated revolving credit agreement...............            --           --     (325,000)
      Subordinated loan agreements..........................     4,150,000           --           --
      Global floating rate notes............................           746           --          448
      Medium-term notes.....................................     1,643,652    1,183,212      349,337
      Structured notes......................................       168,889      148,644           --
      Other long-term debt..................................         2,050          (98)     (14,493)
    Cash dividends..........................................       (37,120)     (52,592)     (51,310)
    Dividend of DLJAM to parent.............................       (28,473)          --           --
    Sale of common stock to AXA Financial and AXA, S.A......            --           --      300,000
    Issuance of Series B preferred stock....................            --           --      175,000
    Exercise of stock options...............................       372,328       34,717       21,775
                                                              ------------   ----------   ----------
Net cash provided by financing activities...................    29,758,269   14,222,366    3,527,961
                                                              ------------   ----------   ----------
Increase in cash and cash equivalents.......................       737,847      971,290      776,089
Cash and cash equivalents at beginning of period............     2,020,543    1,049,253      273,164
                                                              ------------   ----------   ----------
Cash and cash equivalents at end of period..................  $  2,758,390   $2,020,543   $1,049,253
                                                              ============   ==========   ==========

Supplemental Statement of Cash Flows Information

Supplemental schedule of noncash investing and financing
  activities:
  Transfer of CSFB Corp. from parent
    Fair value of assets acquired...........................  $168,386,550
    Less: liabilities assumed...............................   165,848,574
                                                              ------------
  Transfer of CSFB Corp. from parent........................  $  2,537,976
                                                              ============

          See accompanying notes to consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1.  MERGER AND ORGANIZATION

    On August 30, 2000, Credit Suisse Group ("CSG"), a corporation organized under the laws of Switzerland, agreed to acquire Donaldson, Lufkin &
Jenrette, Inc. and subsidiaries ("DLJ, Inc.") (the "Acquisition"). Pursuant to a tender offer, a CSG subsidiary purchased all the outstanding shares of DLJ, Inc.'s common stock of the series designated Donaldson, Lufkin &
Jenrette, Inc.--DLJ Common Stock for a purchase price of $90 per share. After the shares were tendered, the shares held by AXA, S.A., DLJ, Inc.'s ultimate parent at the time, and certain affiliates of AXA, were purchased by the CSG subsidiary. On November 3, 2000 (the "closing date"), DLJ, Inc. became an indirect wholly-owned subsidiary of CSG. Any unexercised or unvested stock options of the Company as of the closing date were converted into CSG stock options. The Acquisition did not have an effect on the outstanding shares of CSFBDIRECT tracking stock, the series formerly designated Donaldson, Lufkin & Jenrette--DLJDIRECT Common Stock. After the Acquisition, DLJ, Inc. and DLJDIRECT changed their names to Credit Suisse First Boston (USA), Inc. and CSFBDIRECT, respectively. All references in these financial statements to DLJ, Inc. and DLJDIRECT have been changed to CSFB (USA) and CSFBDIRECT, respectively. CSFB
(USA) and subsidiaries are herein referred to as the Company.

    CSG accounted for the Acquisition using the purchase method of accounting. However, since the Company has significant preferred stock and public debt outstanding, no adjustments of the historical carrying values of the Company's assets and liabilities to reflect the Acquisition were recorded in the Company's historical financial statements. Similarly, although the Acquisition gave rise to goodwill, none of this goodwill was "pushed down" to the Company, and thus goodwill associated with the Acquisition will not affect the Company's results of operations.

    In connection with the Acquisition, a retention plan has been put in place for certain of the Company's employees. The retention plan provides for grants of CSG shares for future services and forgiveness of certain employee loans. The CSG shares granted for future services and forgiveness of loans generally vest over a three-year period. The total expense associated with these items is $1.3 billion, which is being expensed over the vesting period which began as of the closing date. Approximately $100 million has been recorded in the accompanying consolidated statement of operations related to retention awards for the year ended December 31, 2000.

2.  TRANSFER OF CREDIT SUISSE FIRST BOSTON CORPORATION TO THE COMPANY

    On November 3, 2000, in conjunction with the closing of the Acquisition, the Company's immediate parent, Credit Suisse First Boston, Inc. ("CSFBI" or the "parent"), transferred all of the outstanding shares of Credit Suisse First Boston Corporation ("CSFB Corp."), a U.S. registered broker dealer that was a direct wholly-owned subsidiary of CSFBI, to the Company in exchange for newly issued shares of the Company. This was the final step in a series of transfers (collectively, the "Transfer") that was initiated by CSG and the Company on October 6, 2000 with a view to integrating their respective businesses. In connection with the Transfer, CSFB Corp. and certain of its affiliates made an aggregate cash payment approximating $4.5 billion to the Company and its subsidiaries in exchange for the fair market value of financial instruments. In addition to the foregoing transaction, the Company has transferred and will continue to transfer certain financial assets and liabilities to CSG-related entities. The consideration received and to be received for such transactions was and will be the fair market value of the financial assets and liabilities at, and on, the date of transfer. As a

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

2. TRANSFER OF CREDIT SUISSE FIRST BOSTON CORPORATION TO THE COMPANY (CONTINUED) result of the Transfer, CSFB Corp. became a direct wholly-owned subsidiary of the Company. Since the transfer of CSFB Corp. was between entities under common control, it has been accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, operating results of CSFB Corp. have been included in the Company's consolidated financial statements from the date of the Transfer.

    The following unaudited pro forma consolidated and condensed results of operations are presented as if the transfer of CSFB Corp. had occurred at the beginning of each of the years ended December 31, 2000 and 1999. These pro forma results are not necessarily indicative of what the actual combined results of operations might have been if this transfer had been effective at the beginning of the periods presented.

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
PRO FORMA (UNAUDITED)                                           2000       1999
---------------------                                         --------   --------
                                                                 (IN MILLIONS)
Net revenues................................................   $9,686     $8,403
                                                               ======     ======
Net income (loss)...........................................   $ (787)    $  617
                                                               ======     ======

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements include Credit Suisse First Boston
(USA), Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Prior to the Acquisition by CSG as described in Note 1, the Company was a majority-owned subsidiary of AXA Financial Inc. ("AXA Financial") and its subsidiaries.

    The Company is a leading, integrated investment and merchant bank serving institutional, corporate, government and individual clients. The Company's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and derivatives and risk management products.

    To prepare consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management must estimate certain amounts that affect the reported assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

    Substantially all of the Company's financial assets and liabilities, as well as financial instruments with off-balance sheet risk, are carried at market or fair values or are carried at amounts that approximate fair value because of their short-term nature, except for mortgage whole loans and senior bank debt, which are carried at the lower of cost or market. Fair value is estimated at a specific point in time, based on relevant market information or the value of the underlying financial instrument. These estimates do not generally reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Cash equivalents include all demand deposits held in banks and certain highly liquid investments with maturities of 90 days or less, other than those held for sale in the ordinary course of business.

    Securities sold under agreements to repurchase ("repurchase agreements") and securities purchased under agreements to resell ("resale agreements") are treated as financing arrangements and are carried at contract amounts that reflect the amounts at which the securities will be subsequently repurchased or resold. Interest on such contract amounts is accrued and is included in the accompanying consolidated statements of financial condition in receivables from and payables to brokers, dealers and other. Certain repurchase and resale agreements are considered operating activities for the purposes of the consolidated statements of cash flows. The Company takes possession of the assets purchased under resale agreements and obtains additional collateral when the market value falls below the contract value. Repurchase and resale agreements are presented net in the consolidated statements of financial condition, if they are with the same counterparty, have the same maturity date, settle through the same clearing bank, and are subject to master netting agreements.

    Securities borrowed and securities loaned are financing arrangements that are recorded at the amount of cash collateral advanced or received. For securities borrowed, the Company deposits cash, letters of credit or other collateral with the lender. For securities loaned, the Company receives collateral in cash or other collateral that exceeds the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned daily and obtains or refunds additional collateral, as necessary.

    Investment banking underwriting revenues and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent, are recorded in underwritings in the consolidated statements of operations. Investment banking revenues from fees earned for providing merger and acquisition and other advisory services are recorded in fees in the consolidated statements of operations. Investment banking underwriting fees are recorded at the time the underwriting is substantially completed. Commissions are recorded in the consolidated statements of operations on a settlement date basis and, if significant, adjustments are made to a trade date basis.

    Principal securities transactions are generally recorded on a trade date basis. Trading and investment inventories, including securities not readily marketable and retained interests from securitizing financial assets, are valued at market, except for a portfolio of mortgage whole loans and senior bank debt, which is based on quoted market prices or estimated fair value as determined by management through the use of price quotes from brokers or dealers, discounted expected cash flows, or model pricing. Unrealized gains and losses on trading in investment inventories, retained interests from securitizations, futures, forwards, interest rate swaps and option contracts are reflected in principal transactions-net, in the consolidated statements of operations. Customer securities and commodities transactions are recorded on a settlement date basis with related commission income and expenses reported on a trade date basis.

    Receivables from and payables to customers include amounts due on cash and margin transactions. For receivables, securities owned by customers are held as collateral totaling $40.5 billion. Such collateral is not reflected in the consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    U.S. government and agency securities, mortgage-backed securities, options, forward and futures transactions and certain other debt and equity securities are recorded in the consolidated financial statements on a trade date basis. All other securities are recorded on a settlement date basis and, if significant, adjustments are made to a trade date basis.

    Other than long-term corporate development investments and certain non-investment grade holdings, which are recorded at estimated fair value, and mortgage whole loans and senior bank debt, which are carried at lower of cost or market, financial instruments owned are carried at market value. Changes in unrealized appreciation (depreciation) arising from fluctuations in market or fair value or upon realization of security positions are reflected in principal transactions-net, trading revenues, in the consolidated statements of operations.

    Long-term corporate development investments represent the Company's involvement in private debt and equity investments. These investments generally have no readily available market or may be otherwise restricted as to resale under the Securities Act of 1933; therefore, these investments are carried at estimated fair value. The cost of these investments was $1.0 billion at year-end 2000 and $1.4 billion at year-end 1999. In 2000, net unrealized appreciation of long-term corporate development investments decreased $17.9 million. In 1999 and 1998, the increase in net unrealized appreciation amounted to $71.5 million and $8.9 million, respectively. Changes in net unrealized appreciation arising from changes in fair value or upon realization are reflected in principal transactions-net, investment revenues in the consolidated statements of operations.

    Office facilities are carried at cost and are depreciated on a straight-line basis over the estimated useful life of the related assets, ranging from three to eight years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or term of the lease. Exchange memberships owned by the Company are included in other assets in the consolidated statements of financial condition and are carried at cost.

    Goodwill consists primarily of historical amounts related to CSFB Corp. that arose prior to its transfer to the Company by CSFBI. The goodwill is being amortized over a 20-year life through 2015 at a current annual rate of approximately $26.5 million.

    Changes in unrealized gains and losses, as well as realized gains and losses on all derivative instruments (options, forward and futures contracts and swaps), are included in principal transactions-net, trading revenues, in the consolidated statements of operations. Related offsetting amounts are included in receivables from or payables to brokers, dealers and other in the consolidated statements of financial condition. Fair value of certain written options includes any deferred unamortized premiums. Such premiums are recognized over the life of the option contracts on a straight-line basis or are recognized through the change in the fair value of the option in principal transactions-net, trading revenues in the consolidated statements of operations. Swap transactions entered into for non-trading purposes to modify the interest rate and currency exposure associated with certain long-term debt issued by the Company are accounted for on an accrual basis. Under the accrual basis, the net amount to be received or paid is accrued as part of interest expense in the consolidated statements of operations. Cash flows from derivative instruments are included as operating activities in the consolidated statements of cash flows.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Assets and liabilities of foreign subsidiaries denominated in foreign currencies are translated at exchange rates prevailing at the date of the consolidated statements of financial condition. Revenues and expenses are translated at average exchange rates during the period. Gains and losses from translating foreign currency financial statements into U.S. dollars are included as accumulated other comprehensive income (loss) in stockholders' equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

    Prior to the Acquisition described in Note 1, the Company filed its own U.S. consolidated federal income tax return. After the Acquisition, the Company will be included in a consolidated federal income tax return and unitary state and local income tax returns filed by the parent. The parent allocates federal, state and local income taxes to its subsidiaries on a separate return basis.

    The Company accounts for stock-based compensation related to equity-based awards in shares or stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Basic and diluted earnings per common share amounts for both classes of the Company's stock are calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average common shares outstanding. Basic earnings per share excludes the dilutive effects of stock options, non-vested restricted stock units and convertible debt. Diluted earnings per share reflect all potentially dilutive securities. Subsequent to the Acquisition by CSG of all of the CSFB (USA) Common Stock, existing shares were canceled and the Company issued 1,000 shares of common stock to its parent. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

    In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method had been applied.

    Certain reclassifications have been made to prior year consolidated financial statements to conform to the 2000 presentation.

4.  RESTRUCTURING AND OTHER MERGER-RELATED COSTS

    Restructuring and other merger-related costs included in the accompanying consolidated statements of operations for the year ended December 31, 2000 are as follows:

                                             RESTRUCTURING   MERGER-RELATED
                                                 COSTS           COSTS         TOTAL
                                             -------------   --------------   --------
                                                           (IN MILLIONS)
Compensation and benefits..................      $658             $244         $  902
Occupancy and related costs................        85               --             85
Technology costs...........................        74               --             74
Professional fees and other................        25               18             43
                                                 ----             ----         ------
                                                 $842             $262         $1,104
                                                 ====             ====         ======

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

4.  RESTRUCTURING AND OTHER MERGER-RELATED COSTS (CONTINUED)
    In connection with the Acquisition, CSFBI established an exit plan (the "Plan") to mandate the major actions to be taken to exit certain businesses and activities, terminate certain employees, and abandon or sell for salvage certain leasehold improvements, capitalized software and equipment. The exit activities undertaken pursuant to the Plan resulted in the Company and other subsidiaries of CSFBI incurring certain restructuring and merger-related costs and employee termination benefit payments that have no future economic benefit and that are not associated with generating future revenue. The implementation of these restructuring initiatives also caused certain related premises and equipment assets to become redundant. All of these amounts were determined in accordance with the guidelines included in Emerging Issues Task Force 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and SFAS
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of." These are costs that are not associated with future revenues and are either incremental or contractual with no economic benefit. None of the amounts included in the restructuring costs represent operating losses or income. As of December 31, 2000, restructuring costs of $367 million have been paid. All components of these restructuring costs will be funded from working capital and will not require any incremental funding source. It is expected that the Plan will be fully executed by December 2001.

    Merger-related costs include one-time transactions costs of $100 million related to retention awards as described in Note 1 and $123 million of compensation cost related to the tendering of shares of the Company's common stock included in the employee trust described in Note 16. The direct and incremental costs of closing the merger are also included in merger-related costs and primarily reflect legal fees.

5.  ISSUANCE OF CSFBDIRECT COMMON STOCK

    CSFBDIRECT represents a combination of the assets and liabilities of the Company's online discount brokerage and related investment services business, rather than a separately incorporated entity. CSFBDIRECT Common Stock tracks the separate performance of these businesses for periods subsequent to the date of the offering ("Tracking Stock"). On May 28, 1999, the Company issued in an initial public offering 18.4 million shares of CSFBDIRECT Common Stock (formerly known as DLJDIRECT Common Stock). Prior to issuing the Tracking Stock, the Company's existing common stock was designated as CSFB (USA) Common Stock to reflect the performance of the Company's primary businesses, i.e., Investment Banking, Fixed Income, Equity and Financial Services, plus a retained interest in CSFBDIRECT. All of the Company's businesses other than those included in CSFBDIRECT, plus the Company's retained interest in CSFBDIRECT, are referred to as CSFB (USA). Holders of the Tracking Stock are common stockholders of the Company but have no voting rights, except in certain limited circumstances, and will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. Earnings applicable to common shares for CSFB (USA) includes a 100% retained interest in CSFBDIRECT for periods prior to the closing date of the initial public offering of the Tracking Stock, and 82.1% for subsequent periods.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

6.  RELATED PARTY TRANSACTIONS

    Prior to the Acquisition, the Company provided brokerage services including clearance, investment banking and related activities for AXA Financial and certain of its affiliates. The amounts related to such activities are not significant.

    For the years ended December 31, 2000, 1999 and 1998 dividends on common stock paid or accrued to AXA Financial were $11.1 million, $22.2 million and $21.7 million, respectively.

    In the normal course of business, CSFB Corp. enters into transactions with affiliated companies. Total assets and total liabilities at December 31, 2000 include $5.6 billion and $47.7 billion, respectively, resulting from these transactions. Revenues and expenses for the year ended December 31, 2000 include $57.5 million and $369.8 million, respectively, resulting from these transactions. Included in these transactions are revenues and expenses resulting from various securities trading, investment banking and financing activities with certain affiliates, as well as fees for administrative services performed by CSFB Corp. under the terms of a management fee arrangement. Such fees are treated as a reduction of expenses in the consolidated statement of operations.

    Pursuant to an agreement, CSFB Corp. paid at cost, without recourse, to the parent for the right, title and interest in certain assets aggregating
$411.6 million at December 31, 2000.

    The Credit Suisse Group Share Plan (the "Plan") provides for equity based awards to the Company's employees based on Credit Suisse Group registered shares. Pursuant to the Plan, employees of the Company may be granted, as compensation, stock or other equity based awards. The provisions of the Plan include a provision to deliver Credit Suisse Group registered shares to the employees as consideration for services performed. To the extent that the parent does not require reimbursement from the Company for these awards, amounts are recorded as paid-in capital. Amounts contributed by the parent relating to compensation expense for 2000 were $298.6 million. In addition, approximately $173.0 million as of December 31, 2000 related to these plans remained to be expensed in future periods.

    In conjunction with the Acquisition, CSFBI obtained a $3.1 billion loan from the Company that matures on November 1, 2001 and bears interest at a market rate based on LIBOR.

7.  CASH AND SECURITIES SEGREGATED UNDER FEDERAL AND OTHER REGULATIONS

    In compliance with the Commodities Exchange Act, the Company segregates funds deposited by customers and funds accruing to customers as a result of trades or contracts. As of December 31, 2000 and 1999, cash and securities aggregating $985.1 million and $122.0 million, respectively, were segregated or secured in separate accounts on behalf of customers.

    In addition, U.S. Treasury securities with a market value of $3.9 billion as of December 31, 2000 were segregated in a special reserve bank account to benefit customers as required by Rule 15c3-3 of the Securities and Exchange Commission.

8. ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

    Effective December 31, 2000, the Company adopted Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

8. ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (CONTINUED)
Liabilities" ("SFAS 140"), a replacement of Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). As of December 31, 2000, the fair market value of assets that the Company has pledged to counterparties was $165.6 billion. These assets consist primarily of trading securities where the counterparty has the right to re-pledge or sell the security. The Company has also received similar assets as collateral where they have the right to re-pledge or sell the assets. As of December 31, 2000, the fair market value of the assets received was $155.5 billion. The Company routinely re-pledges or lends these assets to third parties.

    The remaining provisions of SFAS 140 are required to be adopted for transactions occurring after March 31, 2001. The amended provisions generally relate to the criteria determining whether the transferor has relinquished control of assets and therefore, determining if the transfer should be accounted for as a sale. Management is currently evaluating the specific impact of the remaining provisions of SFAS 140 to be adopted as of March 31, 2001.

    Management believes the adoption of the remaining provisions of SFAS 140 will not have a significant impact on the Company's earnings, liquidity or capital resources. The actual assessment of the impact on the Company's results of operations and financial position will be based on transactions occurring after March 31, 2001, in accordance with SFAS 140.

    The Company enters into various transactions whereby commercial and residential mortgages are sold to qualifying trust or special purpose trusts and securitized. Beneficial interests in those trusts are sold to investors. At December 31, 2000, the Company did not retain any interest in the securitized assets. The investors and the securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due.

    During 2000 the Company sold $6.0 billion in residential mortgages and $2.4 billion in commercial mortgage receivables in securtization transactions. Net gains and losses recognized on these transactions were negligible as the transactions are typically fully hedged.

    During the year the Company had retained interests in securitizations. The value of the retained interests were subject to credit, prepayment and interest rate risks on the transferred loans. The Company estimates fair value based upon the following assumptions:

                                                                COMMERCIAL      RESIDENTIAL
                                                              MORTGAGE LOANS   MORTGAGE LOANS
                                                              --------------   --------------
Weighted-average life (in years)............................     2.2 to 2.6      3.9 to 11.75
Prepayment Speed Assumption.................................            N/A    175 to 250 PSA
Floating Interest Rate/Cash Flow Discount Rate..............  Libor+/-Speed            12.12%
Expected credit losses......................................             0%                0%

    Expected credit losses are assumed to be zero as generally the underlying mortgages are secured by real property.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

9.  BORROWINGS

    Short-term borrowings are generally demand obligations with interest approximating Federal funds rates. Such borrowings are generally used to facilitate the securities settlement process, to finance securities inventories, and to finance securities purchased by customers on margin. At December 31, 2000 and 1999, there were no borrowings secured by Company-owned securities.

    Short-term borrowings and repurchase agreements:

                                                                                      WEIGHTED AVERAGE
                                                                                       INTEREST RATES
                                                               DECEMBER 31,             DECEMBER 31,
                                                            -------------------   -------------------------
                                                              2000       1999       2000             1999
                                                            --------   --------   --------         --------
                                                               (IN MILLIONS)
Securities sold under repurchase agreements...............  $71,064    $56,474      6.28%            4.38%
Bank loans................................................  $19,621    $   172      7.51%            6.44%
Borrowings from other financial institutions..............  $ 1,197    $ 1,186      6.50%            6.21%

    The Company has established a $2.0 billion commercial paper program. Obligations issued under this program are exempt from registration under
Section 3(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"). At December 31, 2000, $1.2 billion of commercial paper was outstanding under this program.

    Long-term borrowings:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------   ----------
                                                                   (IN THOUSANDS)
Senior notes 5.875%-8.00%, due various dates through 2008...  $ 2,544,454   $2,040,673
Medium-term notes 0.62%-7.60%, due various dates through
  2016......................................................    3,873,511    2,229,859
Senior secured floating rate notes, due 2005................           --      295,692
Global floating rate notes, due 2002........................      349,551      348,805
Subordinated exchange notes, 9.58% due 2003.................           --      225,000
Structured borrowings, 6.63%-7.41% due various dates through
  2007......................................................      317,533      148,644
Other.......................................................       22,467       20,417
                                                              -----------   ----------
  Subtotal long-term borrowings.............................  $ 7,107,516   $5,309,090
                                                              -----------   ----------

Subordinated Loan Agreements with the Parent:
  Revolving Subordinated Loan Agreements due 2003-2008......    2,650,000           --
  Equity Subordination Agreements due 2005-2008.............    1,500,000           --
                                                              -----------   ----------
  Subtotal subordinated loan agreements with parent.........    4,150,000           --

  Total long-term borrowings................................  $11,257,516   $5,309,090
                                                              ===========   ==========
Current maturities of long-term borrowings..................  $ 1,485,217   $  465,963
                                                              ===========   ==========

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  BORROWINGS (CONTINUED)

    The subordinated loan agreements with the parent are at floating interest rates and are equivalent to those obtained by the parent for its subordinated borrowings. The weighted average effective interest rate at December 31, 2000 for these borrowings was 7.13%. The fair value of these borrowings approximates the amounts reflected in the consolidated statements of financial condition.

    For the years ended December 31, 2000, 1999, and 1998, interest paid on all borrowings and financing arrangements was $8.4 billion, $4.6 billion, and $4.6 billion, respectively. Interest paid on repurchase agreements was $6.2 billion, $3.1 billion and $3.0 billion, for the years ended December 31, 2000, 1999 and 1998, respectively. At December 31, 2000, the Company had entered into interest rate and currency swaps on $4.2 billion of its senior and medium-term notes. Scheduled maturities of all long-term borrowings are as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         2000          1999
                                                      -----------   ----------
                                                           (IN THOUSANDS)
2000................................................  $        --   $  465,963
2001................................................    1,485,217    1,033,239
2002................................................    1,463,806    1,216,591
2003................................................    1,522,929      374,531
2004................................................      256,080      272,839
2005................................................    3,121,667      793,824
2006-2016...........................................    3,407,817    1,152,103
                                                      -----------   ----------
  Total.............................................  $11,257,516   $5,309,090
                                                      ===========   ==========

2000 FINANCINGS:

    Included in medium-term notes is a foreign exchange transaction gain of $14.3 million, which is offset by a loss of $14.3 million included in payable to brokers, dealers and other.

    In anticipation of the transfer of CSFB Corp., the Company retired
$225.0 million of 9.58% Subordinated Exchange Notes for a total consideration of $245.4 million, which includes accrued interest and a premium. As a result of the early redemption of this debt, the Company recorded an after tax loss of $11.7 million as an extraordinary item.

    In April, the Company established a Euro Medium-Term Note program which enables it to issue up to $1.0 billion of notes. During 2000, the Company issued $890.5 million medium-term notes with various maturity dates through 2005 from this program.

    In February, the Company filed a shelf registration statement with the Securities and Exchange Commission which enables the Company to issue up to $3.1 billion of senior debt, subordinated debt securities, preferred stock and warrants. In 2000, the Company issued $869.0 million medium-term notes with various maturity dates through 2007 and $500.0 million of 8% senior notes with various maturity dates through 2005 under this shelf registration statement.

    During 2000, $340.0 million of medium-term notes with various maturity dates through 2005 were issued under a $2.0 billion shelf registration statement established in 1999.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  BORROWINGS (CONTINUED)
    At December 31, 2000 no borrowings were outstanding under the Company's
$2.8 billion (as amended) credit facility with banks, of which $2.38 billion may be borrowed on an unsecured basis.

1999 FINANCINGS:

    The Company established a $2.0 billion shelf registration statement of debt securities or preferred stock. During 1999, the Company issued $650.0 million 5.875% Senior Notes due 2002 and $970.2 million of Medium-Term Notes with interest rates ranging from 4.995% to 7.42% that mature at various dates through 2008.

    The Company issued $315.0 million of medium-term notes with interest rates ranging from 5.0% to 7.07% that mature at various dates through 2004 from the $1.0 billion shelf established in 1997.

    The Company purchased $159.0 million of its Senior Secured Floating Rate Notes.

    During 1999, the Company amended its $2.8 billion revolving credit facility to reduce the aggregate commitment of banks thereunder to $2.5 billion, of which $1.9 billion may be borrowed on an unsecured basis. At December 31, 1999, no borrowings were outstanding under this facility.

10.  INCOME TAXES

    Income taxes (benefits) included in the consolidated statements of operations include the following:

                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              2000           1999           1998
                                          ------------   ------------   ------------
                                                        (IN THOUSANDS)
Current:
  U.S. Federal..........................    $  18,104      $398,501       $128,980
  Foreign...............................        5,216         4,844         45,701
  State and local.......................       10,008        81,201         27,076
                                            ---------      --------       --------
Total current...........................       33,328       484,546        201,757
                                            ---------      --------       --------
Deferred:
  U.S. Federal..........................     (589,755)     (110,095)        19,019
  State and local.......................       93,306       (21,651)         8,924
                                            ---------      --------       --------
Total deferred..........................     (496,449)     (131,746)        27,943
                                            ---------      --------       --------
Total provision (benefit) for income
  taxes.................................    $(463,121)     $352,800       $229,700
                                            =========      ========       ========

    The provision (benefit) for income taxes includes a benefit of approximately $5.05 million, from the early extinguishment of debt, which is shown as an extraordinary item in the consolidated statement of operations for the year ended December 31, 2000.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  INCOME TAXES (CONTINUED)
    The following summarizes the difference between the "expected" tax provision (benefit), which is computed by applying the statutory tax rate to income before provision (benefit), for income taxes and the effective provision (benefit), for income taxes which is computed by using the effective tax rate:

                                                 2000                          1999                          1998
                                      ---------------------------   ---------------------------   ---------------------------
                                                       PERCENT OF                    PERCENT OF                    PERCENT OF
                                                        PRE-TAX                       PRE-TAX                       PRE-TAX
                                          AMOUNT          LOSS          AMOUNT         INCOME         AMOUNT         INCOME
                                      --------------   ----------   --------------   ----------   --------------   ----------
                                      (IN THOUSANDS)                (IN THOUSANDS)                (IN THOUSANDS)
Computed "expected" tax provision
  (benefit).........................     $(538,627)        35.0%       $333,725         35.0%        $210,175         35.0%
Non-taxable income and expense
  items.............................         8,352         (0.5)        (19,633)        (2.1)          (3,875)        (0.6)
State and local taxes, net of
  related federal income tax
  benefit...........................        67,154         (4.4)         38,708          4.1           23,400          3.9
                                         ---------        -----        --------         ----         --------         ----
Provision (benefit) for income
  taxes.............................     $(463,121)        30.1%       $352,800         37.0%        $229,700         38.3%
                                         =========        =====        ========         ====         ========         ====

    Deferred tax assets and deferred tax liabilities are generated by the following temporary differences:

                                                           2000        1999
                                                        ----------   --------
                                                           (IN THOUSANDS)
Deferred tax assets:
  Inventory...........................................  $   55,269   $  2,429
  Investments.........................................     237,093     26,740
  Other liabilities and accrued expenses..............   1,296,069    662,638
  Office facilities...................................      11,190      6,384
  Net operating loss carryforward.....................     373,102         --
  State and local taxes...............................      82,276         --
  Valuation allowance for state and local taxes.......     (82,276)        --
Deferred tax liabilities:
  Inventory...........................................     (39,721)        --
  Investments.........................................     (74,554)   (50,478)
  Office facilities...................................     (33,609)   (26,313)
  Other...............................................      (3,982)       (11)
                                                        ----------   --------
Net deferred tax asset................................  $1,820,857   $621,389
                                                        ==========   ========

    Management has determined that the realization of the recognized net deferred tax asset of $1.8 billion at December 31, 2000 is more likely than not, based on anticipated future taxable income. In addition, for federal income tax purposes, the Company has planning strategies available which may enhance its ability to utilize these tax benefits. However, if estimates of future taxable income are reduced, the amount of the deferred tax assets considered realizable could also be reduced. Further, due to uncertainty concerning the Company's ability to generate the necessary amount and mix of state and local taxable income in future periods, the Company has established a valuation allowance against these future benefits in the amount of $82 million at December 31, 2000.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  INCOME TAXES (CONTINUED)
    The Company has federal net operating loss carryforwards which, if unutilized, will expire in 2019 and 2020.

    In 2000, 1999 and 1998, respectively, the Company paid $100.0 million, $273.8 million and $101.3 million in Federal income taxes, including
$5.1 million and $4.1 million in 2000 and 1998, respectively, of Federal income tax equivalents, to AXA Financial. The U.S. Federal income tax benefit allocated from the parent company amounted to $0.5 million at December 31, 2000.

11.  NET CAPITAL

    The Company's principal wholly-owned subsidiaries, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and CSFB Corp., are registered broker-dealers, registered futures commission merchants and member firms of The New York Stock Exchange, Inc. (the "NYSE"). Accordingly, individually they are subject to the minimum net capital requirements of the Securities and Exchange Commission, NYSE and the Commodities Futures Trading Commission. As such, they are subject to NYSE's net capital rule, which conforms to the Uniform Net Capital Rule pursuant to Rule 15c3-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the alternative method permitted by this rule, the required net capital may not be less than two percent of aggregate debit balances arising from customer transactions or four percent of segregated funds, whichever is greater. If a member firm's capital is less than four percent of aggregate debit balances, the NYSE may require the firm to reduce its business. If a member firm's net capital is less than five percent of aggregate debit balances, the NYSE may prevent the firm from expanding its business and declaring cash dividends. At December 31, 2000 DLJSC's and CSFB Corp.'s net capital of approximately $1.6 billion and $1.2 billion, respectively, were
17.7 percent and 40.4 percent, respectively, of aggregate debit balances and in excess of the minimum requirement by approximately $1.4 billion and $1.2 billion, respectively.

    The Company's London-based broker-dealer subsidiaries are subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. Other U.S. and foreign broker-dealer subsidiaries of the Company are subject to net capital requirements of their respective regulatory agencies. At December 31, 2000, the Company and its broker-dealer subsidiaries complied with all applicable regulatory capital adequacy requirements.

12.  DERIVATIVE FINANCIAL INSTRUMENTS

    The Company enters into various transactions involving derivatives. In general, derivatives are contractual agreements that derive their values from the performance of underlying assets, interest or currency exchange rates, or a variety of indices. The Company enters into derivative transactions primarily for trading purposes, or to provide products for its clients. These transactions involve options, forwards, futures and swaps. The Company also enters into interest rate and currency swaps to modify the characteristics of periodic interest payments and foreign currency exposure associated with some of its long-term debt obligations.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    OPTIONS

    The Company writes option contracts specifically designed to meet customers' needs. Most of the options do not expose the Company to credit risk since the Company, not its counterparty, is obligated to perform. At the beginning of the contract period, the Company receives a cash premium. During the contract period, the Company bears the risk of unfavorable changes in the value of the financial instruments underlying the options ("market risk"). To manage this market risk, the Company purchases or sells cash or derivative financial instruments on a proprietary basis. Such purchases and sales may include debt and equity securities, forward and futures contracts and options. The counterparties to these purchases and sales are reviewed to determine whether they are creditworthy. Future cash requirements for options written equal the fair value of the options.

    The Company also purchases options for trading purposes. With purchased options, the Company gets the right, for a fee, to buy or sell the underlying instrument at a fixed price on or before a specified date. The underlying instruments for these options include mortgage-backed securities, equities, interest rates and foreign currencies. All options are reported at fair value.

    FORWARDS AND FUTURES

    The Company enters into forward purchases and sales contracts for mortgage-backed securities and foreign currencies. In addition, the Company enters into futures contracts on equity-based indices, foreign currencies and other financial instruments as well as options on futures contracts. Forward and futures contracts are treated as off-balance sheet items. Market risk is the price movement on the notional value of the contracts.

    For forward contracts, cash is generally not required at inception; cash equal to the contract value is required at settlement. For futures contracts, the original margin is required in cash at inception; cash equal to the change in market value is required daily.

    Since forward contracts are subject to the financial reliability of the counterparty, the Company is exposed to credit risk. To monitor this credit risk, the Company limits transactions with specific counterparties, reviews credit limits and adheres to internally established credit extension policies. For futures contracts and options on futures contracts, the change in the market value is settled with a clearing broker in cash each day. As a result, the credit risk with the clearing broker is limited to the net positive change in the market value for a single day.

    SWAPS

    The Company's swap agreements consist primarily of interest rate and equity swaps. Interest rate swaps are contractual agreements to exchange interest rate payments based on agreed notional amounts and maturity. Equity swaps are contractual agreements to receive the appreciation or depreciation in value based on a specific strike price on an equity instrument in exchange for paying another rate, which is usually based on index or interest rate movements. Swaps are reported at fair value.

    QUANTITATIVE DISCLOSURES FOR ALL TRADING DERIVATIVES

    The notional or contract amounts indicate the extent of the Company's involvement in the derivative instruments noted above. They do not measure the Company's exposure to market or credit

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) risk and do not represent the future cash requirements of such contracts. The notional (contract) amounts for derivatives outstanding at December 31, 2000 and 1999 are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                 (IN BILLIONS)
Options written.............................................   $39.2      $15.1
Options purchased...........................................   $35.7      $ 7.4
Forward contracts purchased.................................   $83.0      $35.6
Forward contracts sold......................................   $83.4      $41.1
Futures contracts purchased.................................   $ 6.1      $ 2.9
Futures contracts sold......................................   $65.7      $ 4.3
Swaps.......................................................   $46.2      $24.5

    The fair values of derivatives outstanding at December 31, 2000 and 1999 are as follows:

                                                   2000                     1999
                                          ----------------------   ----------------------
                                           ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                          --------   -----------   --------   -----------
                                                           (IN MILLIONS)
Options.................................  $1,143.0    $2,122.7      $519.9     $1,002.6
Forward contracts.......................  $  727.4    $  719.2      $327.1     $  247.3
Futures contracts.......................  $  180.0    $   15.5      $  3.5     $    9.8
Swaps...................................  $  943.7    $  868.1      $256.9     $  240.2

    The average fair values of derivatives for 2000 and 1999 are as follows:

                                                   2000                     1999
                                          ----------------------   ----------------------
                                           ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                          --------   -----------   --------   -----------
                                                           (IN MILLIONS)
Options.................................  $1,042.8    $1,595.9      $169.5      $444.8
Forward contracts.......................  $  931.4    $  911.2      $329.0      $312.6
Futures contracts.......................  $  139.7    $   57.5      $ 10.3      $  7.4
Swaps...................................  $  435.4    $  428.0      $253.3      $ 94.3

    The majority of the Company's derivatives are short-term in duration. At December 31, 2000, the notional or contract amounts of derivatives expiring in future years based on contractual expiration are as follows:

                                         LESS THAN   ONE TO THREE   THREE TO FIVE   GREATER THAN
                                         ONE YEAR       YEARS           YEARS        FIVE YEARS     TOTAL
                                         ---------   ------------   -------------   ------------   --------
                                                                   (IN BILLIONS)
Options written........................   $ 24.3         $ 6.1          $ 5.6           $ 3.2       $ 39.2
Options purchased......................     18.2           6.3            7.0             4.2         35.7
Forward contracts purchased............     82.3           0.7             --              --         83.0
Forward contracts sold.................     82.7           0.6            0.1              --         83.4
Futures contracts purchased............      4.3           1.0            0.8              --          6.1
Futures contracts sold.................     52.9          10.6            2.2              --         65.7
Swaps..................................      9.8           8.7           13.2            14.5         46.2
                                          ------         -----          -----           -----       ------
      Total............................   $274.5         $34.0          $28.9           $21.9       $359.3
                                          ======         =====          =====           =====       ======
      Percent of total.................     76.4%          9.5%           8.0%            6.1%         100%
                                          ======         =====          =====           =====       ======

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

    DISCLOSURES FOR ALL NON-TRADING DERIVATIVES

    The Company also enters into interest rate and foreign currency swaps to modify the characteristics of periodic interest payments and foreign currency exposure associated with some of its long-term debt obligations. At
December 31, 2000 and 1999, the notional amount of these interest rate swaps was $4.2 billion and $3.3 billion, respectively.

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which, as amended by SFAS
No. 137 and SFAS No. 138, is required to be adopted for financial statements as of January 1, 2001.

    The standard establishes new accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It does not change the accounting for derivative instruments held or issued for trading purposes. All derivatives are required to be recognized as assets or liabilities in the statement of financial condition at fair value. The recognition of the changes in fair value in a derivative instrument depends upon the intended use and designation of the derivative instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or a net investment in a foreign subsidiary. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in current earnings together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially in other comprehensive income (component of equity) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in current earnings.

    The Company expects that the adoption of SFAS 133 will increase the volatility of US GAAP earnings and other comprehensive income. In general, the amount of volatility will vary with the level of derivative activities and market conditions during any period. However, the Company does not foresee a material impact on its financial position or results from operations as a result of adopting SFAS 133.

13.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    In the normal course of business, the Company's customer, trading and correspondent clearance activities include executing, settling and financing various securities and financial instrument transactions. To execute these transactions, the Company purchases and sells (including "short sales") securities, writes options, and purchases and sells forward contracts for mortgage-backed securities and foreign currencies and financial futures contracts. If the customer or counterparty to the transaction is unable to fulfill its contractual obligations, and margin requirements are not sufficient to cover losses, the Company may be exposed to off-balance sheet risk. In these situations, the Company may be

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED) required to purchase or sell financial instruments at prevailing market prices, which may not fully cover the obligations of its customers or counterparties. This risk is limited by requiring customers and counterparties to maintain margin collateral that complies with regulatory and internal guidelines. Additionally, with respect to the Company's correspondent clearance activities, introducing correspondent brokers are required to guarantee the performance of their customers to meet contractual obligations.

    As part of the Company's financing and securities settlement activities, the Company uses securities as collateral to support various secured financing sources. If the counterparty does not meet its contractual obligation to return securities used as collateral, the Company may be exposed to the risk of reacquiring the securities at prevailing market prices to satisfy its obligations. The Company controls this risk by monitoring the market value of securities pledged each day and by requiring collateral levels to be adjusted in the event of excess market exposure.

    The Company enters into forward contracts under which securities are delivered or received in the future at a specified price or yield. If counterparties are unable to perform under the terms of the contracts or if the value of securities and interest rates changes, the Company is exposed to risk. Such risk is controlled by monitoring the market value of the securities contracted for each day and by reviewing the creditworthiness of the counterparties.

    The settlement of these transactions is not expected to have a material adverse effect on the Company's consolidated financial statements.

14.  CONCENTRATIONS OF CREDIT RISK

    As a securities broker and dealer, the Company is engaged in various securities trading and brokerage activities servicing a diverse group of domestic and foreign corporations, governments, and institutional and individual investors. A substantial portion of the Company's transactions is executed with and on behalf of institutional investors including other brokers and dealers, mortgage brokers, commercial banks, U.S. government agencies, mutual funds and other financial institutions. These transactions are generally collateralized. Credit risk is the potential for loss resulting from the default by a counterparty of its obligations. Exposure to credit risk is generated by securities and currency settlements, contracting derivative and forward transactions with customers and dealers, and the holding in inventory of bonds and/or loans. The Company uses various means to manage its credit risk. The creditworthiness of all counterparties is analyzed at the outset of a credit relationship with the Company. These counterparties are subsequently reviewed on a periodic basis. The Company sets a maximum exposure limit for each counterparty, as well as for groups or classes of counterparties. Furthermore, the Company enters into master netting agreements when feasible and demands collateral from certain counterparties or for certain types of credit transactions.

    The Company's customer securities activities are transacted either in cash or on a margin basis, in which the Company extends credit to the customer. The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral to comply with various regulatory and internal guidelines. The Company monitors required margin levels each day and requires customers to deposit additional collateral, or reduce positions, when necessary.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  TRUST SECURITIES

    In 1996, the Company and its wholly-owned trust, DLJ Capital Trust I (the "Trust"), completed an offering of $200.0 million of the Trust's 8.42% mandatorily redeemable trust securities. The Trust exists for the sole purpose of issuing trust securities and common securities and investing the proceeds in an equivalent amount of Junior Subordinated Debentures of the Company. At December 31, 2000 and 1999, the only assets of the Trust were $200.0 million of 8.42% Junior Subordinated Debentures of the Company due 2046. The Junior Subordinated Debentures are redeemable by the Company, in whole or in part, on or after August 31, 2001. The Trust must also redeem its trust securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures being redeemed.

    To the extent the Company has made principal and interest payments on the Junior Subordinated Debentures, the Company guarantees payment to the holders of the trust securities issued by the Trust. The Company has issued a full and unconditional guarantee of the Trust's obligations under the trust securities of the Trust.

16.  STOCKHOLDERS' EQUITY

    In connection with the Transfer, the Company issued shares of its common stock to CSFBI in exchange for all of the outstanding shares of capital stock of CSFB Corp. The newly issued shares were contributed to Diamond Restructuring Corp. ("DRC"), an indirect subsidiary of CSG. On November 3, 2000, DRC was merged into the Company with the Company continuing as the surviving corporation. In connection with the above, each share of the Company's common stock owned by DRC was canceled, and each share of DRC Common Stock was converted and exchanged for one share of CSFB (USA) Common Stock, par value $0.10 per share. The capital stock of DRC prior to the merger consisted of 1,000 shares held by a subsidiary of CSFBI. This subsidiary was merged with CSFBI, with CSFBI continuing as the surviving corporation. As a result, CSFBI holds all 1,000 shares of CSFB (USA) Common Stock. As a result of this change in capital structure, all share and per share amounts have been adjusted retroactively to reflect this change.

    In November 2000 the Company transferred DLJ Asset Management Group ("DLJAMG") to CSFBI in the form of a dividend. The dividend was based on the net equity of the transferred business on the closing date. The gross assets and liabilities of DLJAMG were not significant.

    In 1999, the Company issued, in an initial public offering, 18.4 million shares of Tracking Stock. The shares of Tracking Stock have no voting rights, except in certain limited circumstances. Net proceeds from the offering amounted to $346.6 million.

    In July 1998, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested" ("EITF 97-14"). Under EITF 97-14, assets of the trust ("employee trust") should be consolidated with those of the employer and the value of the employer's stock held in the employee trust should be classified in stockholders' equity in a manner similar to Treasury Stock. The Company adopted EITF 97-14 as of September 30, 1998. In connection with the acquisition described in Note 1, 1.6 million shares of the Company's stock held in the employee trust were tendered. As a result, the Company incurred a merger-related expense of approximately $123 million representing the difference between the employee trust's original cost basis and the tender price.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16.  STOCKHOLDERS' EQUITY (CONTINUED)
    The Company has issued 4.0 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series A, with a liquidation preference of $50.00 per share ($200.0 million aggregate liquidation value). Dividends on the preferred stock are cumulative and payable quarterly at 5.94% per annum through November 30, 2001. Thereafter, the dividend rate will be adjusted, based on various indices, to be at least 6.44% but less than 12.44%. The preferred stock is redeemable, in whole or in part, at the option of the Company, on or after November 30, 2001. At December 31, 2000 and 1999, 4.0 million shares of such preferred stock were authorized, issued and outstanding.

    The Company has also issued 3.5 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, with a liquidation preference of $50.00 per share ($175.0 million aggregate liquidation value). Dividends on the preferred stock are cumulative and payable quarterly at 5.30% per annum through January 2003, subject to adjustment in later years. The preferred stock is redeemable, in whole or in part, at the option of the Company, on or after January 15, 2003. At December 31, 2000 and 1999, 3.5 million shares of such preferred stock were authorized, issued and outstanding.

17.  EARNINGS PER SHARE

    As a result of the Acquisition, CSG and its subsidiaries acquired 100% of the shares of the Company's voting common stock (that is, the common stock of the Company of the series previously designated Donaldson, Lufkin &
Jenrette, Inc.--DLJ Common Stock, par value $.10 per share) (the "Shares"). Subsequent to the Acquisition by CSG of all of the CSFB (USA) Common Stock of the Company, existing shares were canceled and the Company issued 1,000 shares of common stock to its parent. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

    Earnings per common share for periods subsequent to the issuance of the Tracking Stock have been calculated using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to participation rights in undistributed earnings. The Company's Tracking Stock (that is, the common stock of the Company of the series designated CSFB (USA), Inc.--CSFBDIRECT Common Stock, par value $.10 per share) was not directly affected by the Acquisition and remains outstanding.

    For CSFBDIRECT, basic earnings per share is calculated by dividing earnings applicable to common shares for the period the Tracking Stock was outstanding by the weighted average actual number of such common shares outstanding. Diluted earnings per common share include the dilutive effect, if any, of options calculated under the treasury stock method. Earnings per share for CSFBDIRECT for periods prior to the closing date of the initial public offering of the Tracking Stock are not presented.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The numerators and denominators of the basic and diluted earnings per common share computations include the following items:

                                                                                                      DECEMBER 31,
                                                   DECEMBER 31, 2000         DECEMBER 31, 1999            1998
                                                ------------------------   ---------------------   -------------------
                                                  INCOME        SHARES      INCOME      SHARES      INCOME     SHARES
                                                -----------   ----------   --------   ----------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
CSFB (USA) COMMON STOCK
Basic Earnings applicable to Common Shares....  $(1,095,548)       1,000   $580,423        1,000   $349,490    1,000

Effect of Dilutive Securities:
  Restricted stock units......................           --           --         --           --         --       --
  Stock options...............................           --           --         --           --         --       --
                                                -----------   ----------   --------   ----------   --------    -----
Diluted Earnings applicable to Common
  Shares......................................  $(1,095,548)       1,000   $580,423        1,000   $349,490    1,000
                                                ===========   ==========   ========   ==========   ========    =====

CSFBDIRECT COMMON STOCK

Basic Earnings (loss) applicable to Common
  Shares-Basic and Diluted....................  $    (1,419)  18,400,000   $   (903)  18,400,000
Effect of Dilutive Securities:
  Stock options...............................           --           --         --           --
                                                -----------   ----------   --------   ----------
Diluted Earnings (loss) applicable to Common
  Shares......................................  $    (1,419)  18,400,000   $   (903)  18,400,000
                                                ===========   ==========   ========   ==========

18. EMPLOYEE COMPENSATION AND BENEFIT PLANS

1996 INCENTIVE COMPENSATION PLAN

    Awards under the 1996 Incentive Compensation Plan (the "Incentive Plan") were determined by the Compensation and Management Committee of the Board of Directors (the "Compensation Committee"). The Incentive Plan creates short-term and long-term award pools for key employees of the Company. Short-term award pools are for a performance period up to two years and are based on 10% of pre-tax earnings, as defined. Long-term award pools are for a performance period of three to ten years and are based on a percentage of pre-tax earnings that varies with the Company's average return on common equity during the performance period. Each unit granted under the Plan is equal to a percentage interest in the long-term award pool. The units vest at the rate of 33 1/3% per year during the performance period. For the years ended December 31, 2000, 1999 and 1998, the amount charged to expense was $235.9 million, $266.4 million and $165.5 million, respectively.

1995 RESTRICTED STOCK UNIT PLAN

    In 1995, the Company adopted the 1995 Restricted Stock Unit Plan (the "RSU Plan"). Each RSU granted under the RSU Plan represents the right to receive a share of common stock under certain circumstances. These RSUs vested annually in specified proportions from February 1997 through February 2000. Under the Plan, 10,358,294 units, 41 units restated to give effect to the Recapitalization (defined below), were granted. All RSUs were converted to common stock prior to the Acquisition described in Note 1.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STOCK OPTION PLANS

    In 1995, the Company adopted the 1995 and 1996 Stock Option Plans. Under the 1995 Stock Option Plan (the "1995 Plan"), options were granted to certain employees to purchase an aggregate of 18,337,356 shares of common stock (the maximum allowable under the 1995 Plan) with an exercise price of $13.50. The options vested in equal installments in February 1997 and February 1998, and were exercisable for up to ten years from the date of the grant. Under the 1996 Stock Option Plan (the "1996 Plan") options were available to purchase a maximum of 17,579,702 shares of common stock, exclusive of forfeitures from the 1995 Plan. The options were exercisable for up to ten years from the date of grant, vested in four equal annual installments starting one year after the date of grant. In 1996, the Company adopted the Non-Employee Directors Stock Plan (the "Stock Plan") to provide equity compensation to the Company's non-employee directors. Under the Stock Plan, stock options are granted at a price equal to the fair value of the stock at the date of grant. The options were exercisable for up to ten years from the date of grant and vested in four equal annual installments starting one year from the date of grant.

    The above information is presented based upon the shares available prior to the recapitalization of the Company following the Acquisition described in
Note 1, in which existing shares of voting common stock were canceled and 1,000 shares of voting common stock were issued by the Company to its parent, CSFBI (the "Recapitalization"). Giving effect to the Recapitalization, there were 73 options available for grant with an exercise price of $3.4 million per share under the 1995 Plan and 70 options available for grant under the 1996 Plan. All options granted under the plans described above were either exercised or converted to CSG options in connection with the Acquisition described in
Note 1.

    Under the Stock Plan, 200,000 shares were issuable (one share restated to give effect to the Recapitalization). Any shares issued under the Stock Plan reduced the number of shares issuable under the 1996 Plan. All options granted under the plans described above were either exercised or converted to CSG options in connection with the Acquisition described in Note 1.

    In May 1999, with the issuance of the Tracking Stock, the Company adopted the 1999 DLJDIRECT Incentive Compensation Plan (the "CSFBDIRECT Incentive Plan"). The Compensation Committee determines awards under the CSFBDIRECT Incentive Plan. Under this plan, stock options on CSFBDIRECT stock are granted at a price equal to the fair value of the stock at the date of grant. The options are exercisable for up to ten years from the date of grant and vest in four equal annual installments starting one year from the date of grant. Under the CSFBDIRECTIncentive Plan, 10,000,000 shares are issuable.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The following summarizes the historical stock option activity for all plans:

                                                                            WEIGHTED AVERAGE
                                                                OPTIONS      EXERCISE PRICE
                                                              -----------   ----------------
CSFB (USA) COMMON STOCK:
Outstanding at December 31, 1997............................   28,262,096        $17.78
                                                              ===========        ======
Granted.....................................................    1,508,489        $38.59
Forfeited...................................................      (60,000)       $17.31
Exercised...................................................   (1,458,366)       $14.91
                                                              -----------        ------
Outstanding at December 31, 1998............................   28,252,219        $19.04
                                                              ===========        ======
Granted.....................................................    4,788,175        $45.23
Forfeited...................................................      (78,500)       $34.61
Exercised...................................................   (2,196,153)       $15.85
                                                              -----------        ------
Outstanding at December 31, 1999............................   30,765,741        $23.30
                                                              ===========        ======
Granted.....................................................    4,075,458        $46.15
Forfeited...................................................     (704,144)       $39.26
Exercised...................................................  (19,041,800)       $19.36
Converted to options on CSG shares..........................  (15,095,255)       $90.00
                                                              -----------        ------
Outstanding at December 31, 2000............................           --        $   --
                                                              ===========        ======

    The above information is based on shares outstanding prior to the Recapitalization, which is deemed more meaningful. Giving effect to the Recapitalization, the restated historical stock option activity is as follows:
There were 113 options outstanding at December 31, 1997 with a weighted average exercise price of $4.4 million per share. During 1998 there were six options granted with a weighted average exercise price per share of $9.6 million, less than one forfeited with a weighted average exercise price of $4.3 million per share, and six options exercised at a weighted average exercise price of $3.7 million per share. The total outstanding at December 31, 1998 was 113 options with a weighted average exercise price of $4.8 million per share.

    During 1999, 19 options were granted with a weighted average exercise price of $11.3 million per share, less than one option forfeited with a weighted average exercise price of $8.7 million per share, and nine options exercised at a weighted average exercise price of $4.0 million per share. The total number of options outstanding at December 31, 1999 was 123 with a weighted average exercise price of $5.8 million.

    During 2000, 18 options were granted at a weighted average exercise price of $11.6 million per share, four forfeited with a weighted average exercise price of $10.4 million per share, 76 options exercised at a weighted average exercise price of $4.8 million per share and 60 options that were converted to options on CSG shares at a weighted average exercise price of $22.5 million per share.

    At December 31, 1998, there were 21,378,671 options on an historical basis (86 options restated to give effect to the Recapitalization) on CSFB (USA) Common Stock exercisable at historical prices ranging from $13.50 to $38.00 ($3.4 million to $9.5 million restated to give effect to the Recapitalization). The weighted average exercise price of these options was $15.05 ($3.8 million restated to give effect to the Recapitalization). At December 31, 1999, 20,568,365 historical options (82 shares restated to give effect to the Recapitalization) on CSFB (USA) Common Stock were exercisable

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

at historical prices ranging from $13.50 to $52.99 ($3.4 million to $13.2 million restated to give effect to the Recapitalization). The weighted average exercise price of such options was $16.62 ($4.2 million restated to give effect to the Recapitalization). At December 31, 2000, there were no CSFB (USA) options outstanding since any remaining options at the date of the Acquisition were converted to options on CSG shares at the fair value as defined in the merger agreement with CSG.

CSFBDIRECT COMMON STOCK:
Outstanding at December 31, 1998............................         --    $   --
                                                              ---------    ------
Granted.....................................................  6,303,550    $19.76
Forfeited...................................................   (106,500)   $20.00
Exercised...................................................         --        --
                                                              ---------    ------
Outstanding at December 31, 1999............................  6,197,050    $19.76
                                                              ---------    ------
CSFBDIRECT COMMON STOCK:
Granted.....................................................  3,975,850    $ 8.59
Forfeited...................................................   (425,329)   $16.20
Exercised...................................................         --        --
                                                              ---------    ------
Outstanding at December 31, 2000............................  9,747,571    $15.37
                                                              =========    ======

The following additional information applies to CSFBDIRECT Common Stock:

                                                                     WEIGHTED AVERAGE      WEIGHTED AVERAGE
                              EXERCISE PRICES   NUMBER OUTSTANDING    EXERCISE PRICE    REMAINING LIFE (YEARS)
                              ---------------   ------------------   ----------------   ----------------------
CSFBDIRECT Common Stock:....   $  5.06-7.94         1,131,125             $ 5.92                 9.7
                               $ 7.95-11.00         2,718,279              15.60                 9.3
                               $11.01-14.13           193,750              14.09                 8.8
                               $14.14-20.00         5,704,417              20.00                 8.4
                                                    ---------             ------                 ---
Total.......................                        9,747,571             $15.37                 8.8
                                                    =========             ======                 ===

    At December 31, 1999, no options on CSFBDIRECT common stock were excercisable. At December 31, 2000, 2,061,049 options on CSFBDIRECT Common Stock were exercisable at prices ranging from $9.56-$20.00. The weighted average exercise price of such options was $16.89.

    The Company accounts for its stock option plans in accordance with APB Opinion No. 25 and, accordingly, does not recognize any compensation cost associated with such plans in the consolidated financial statements. If the Company had calculated compensation cost under SFAS No. 123 (based on

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the fair value of options at the grant date), the Company would have reported the following net earnings applicable to common shares and earnings per common share:

                                                        CSFB (USA)                   CSFBDIRECT
                                             ---------------------------------   -------------------
                                                2000         1999       1998       2000       1999
                                             -----------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net earnings (loss)
  applicable to common
  shares.....................  As reported   $(1,095,548)  $580,423   $349,490   $ (1,419)  $  (903)
                               Pro forma     $(1,145,279)  $546,083   $328,390   $(14,896)  $(6,345)
Basic earnings (loss) per
  common share...............  As reported   $(1,095,548)  $580,423   $349,490   $  (0.08)  $ (0.05)
                               Pro forma     $(1,145,279)  $546,083   $328,390   $  (0.81)  $ (0.34)
Diluted earnings (loss) per
  common share...............  As reported   $(1,095,548)  $580,423   $349,490   $  (0.08)  $ (0.05)
                               Pro forma     $(1,145,279)  $546,083   $328,390   $  (0.81)  $ (0.34)

    For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model. The weighted average assumptions used in the model are as follows:

                                                    CSFB (USA)                      CSFBDIRECT
                                       ------------------------------------   -----------------------
                                          2000         1999         1998         2000         1999
                                       ----------   ----------   ----------   ----------   ----------
Expected dividend yield..............        0.54%        0.56%        0.69%        0.00%        0.00%
Expected stock volatility............          36%          36%          40%          62%          45%
Risk-free interest rates.............        6.68%        5.06%        5.53%        5.92%        5.69%
Expected life (in years).............           5            5            5            5            5
Fair value per share of options
  (historical).......................  $    18.78   $    17.19   $    16.27   $     5.04   $     9.30
Fair value per share-
  Restated effect of the
  Recapitalization...................  $4,695,000   $4,297,500   $4,067,500   $     5.04   $     9.30

    All computations of basic and diluted earnings per share for the CSFB (USA) Common Stock have been adjusted retroactively for all periods presented to reflect the Recapitalization. Basic and diluted earnings per share are the same for all periods presented.

OTHER PLANS

    The Company merged its defined contribution employee benefit plan into CSFBI's plan ("401K Plan") in December 2000, which covers the Company's domestic full-time and part-time employees. Company contributions to this plan are made in accordance with the underlying 401K Plan documents and were $8.7 million, $10.4 million and $9.6 million for 2000, 1999 and 1998, respectively.

    Key employees participate in the Credit Suisse Group International Share Plan, which primarily provides for the grant or sale of equity based awards based on, and ultimately settled with, shares of Credit Suisse Group. Such awards consist of incentive awards granted as part of annual compensation or retention awards that are considered compensation in future periods.

    CSFB Corp. together with certain of its affiliates participates in a non-contributory defined benefit pension plan ("Qualified Plan"). In addition, CSFB Corp. together with certain of its affiliates participates in a non-contributory, non-qualified, unfunded plan ("Supplemental Plan"), which is designed to provide benefits to plan participants whose benefits under the Qualified Plan may be limited by tax regulations. Benefits under these pension plans are based on years of service and employees' compensation. Contributions to the Qualified Plan are made to the extent that such amounts are deductible for federal income tax purposes.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    CSFB Corp., with certain of its affiliates, provides certain unfunded health care benefits for retired employees. Employees hired by CSFB Corp. prior to July 1, 1998 become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. CSFB Corp. has the right to modify or terminate these benefits. At December 31, 2000, the aggregate accumulated postretirement benefit obligation was $37.2 million.

    The following table sets forth the funded status related to CSFB Corp. for the period November 3, through December 31, 2000, for the Qualified and Other
Plans:

                                                              QUALIFIED    OTHER
                                                              ---------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation acquired at beginning of period..........  $342,035    $ 52,773
Service cost................................................     3,347         273
Interest cost...............................................     3,783         609
Expected plan participants contributions....................        --          18
Benefits paid...............................................      (904)       (381)
                                                              --------    --------
Benefit obligation at end of period.........................  $348,261    $ 53,292
                                                              ========    ========
CHANGE IN PLAN ASSETS
Fair value of assets at beginning of period.................  $389,342    $     --
Actual return on plan assets................................   (23,008)         --
Employer contributions......................................        --          38
Benefits paid...............................................      (904)        (38)
                                                              --------    --------
Fair value of assets at end of period.......................  $365,430    $     --
                                                              ========    ========
FUNDED STATUS
Funded status...............................................  $ 17,169    $(53,292)
Unrecognized net actuarial (gain)/loss......................    27,966          --
                                                              --------    --------
Prepaid/(accrued) benefit cost..............................  $ 45,135    $(53,292)
                                                              ========    ========
WEIGHTED AVERAGE ASSUMPTIONS
Discount rate...............................................      7.50%       7.50%
Expected rate of return on plan assets......................      9.00%        N/A
Rate of compensation increase...............................      5.50%       5.50%

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost................................................  $  3,347         273
Interest cost...............................................     3,783         609
Expected return on plan assets..............................    (4,958)         --
                                                              --------    --------
Net periodic benefit cost...................................  $  2,172    $    882
                                                              ========    ========

    The assumptions used in determining the accumulated postretirement benefit obligation and net periodic postretirement cost for 2000 were a discount rate of 7.50%, and health care trend rates ranging from 6.50% in 2001 for employees under age 65 and 6.10% in 2001 for employees who are age 65 and above to 5.25% in 2003 for both groups. The weighted average compensation increase was 5.50% for the year ended December 31, 2000. CSFB Corp. has elected to amortize the transition obligation (the cumulative actuarial present value of postretirement benefits at the point of adoption) over a 20-year period.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefits. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                        1% INCREASE   1% DECREASE
                                                        -----------   -----------
Effect on benefit obligation..........................     $5,544       $(4,886)
Effect on total of service and interest costs.........        596          (596)

    Certain key employees of the Company also participate in the following deferred compensation arrangements: equity investments in selected merchant banking activities of the Company funded by deferred compensation and leverage provided by the Company; non-qualified deferred compensation plans that include managed investments; and other non-qualified plans that are funded by the Company with insurance contracts. The plans' investments, including the leverage factor, and the amounts accrued by the Company under the plans are both included in the consolidated statements of financial condition. These employee-related assets amounted to $952.2 million and $937.0 million, respectively, at December 31, 2000 and 1999 and are included in other assets and deferred amounts in the consolidated statement of financial condition. Related liabilities for deferred compensation amounted to $585.9 million and $492.2 million, respectively, at December 31, 2000 and 1999 and are included in other liabilities in the consolidated statement of financial condition. Gains and losses on these assets and liabilities are recorded in compensation expense and other income.

19. LEASES, COMMITMENTS AND CONTINGENT LIABILITIES

    The Company leases office space and equipment under cancelable and non-cancelable lease agreements that expire on various dates through 2021. Rent expense for office space and equipment with lease terms in excess of one year was $228.6 million, $157.7 million and $115.6 million for the years ended December 31, 2000, 1999, and 1998, respectively. Sublease revenue was
$0.1 million for each of the years ended December 31, 2000, 1999 and 1998, respectively.

    At December 31, 2000, non-cancelable leases in excess of one year, excluding sublease revenue, escalation and renewal options had the following minimum lease commitments:

PERIOD                                                        (IN THOUSANDS)
------                                                        --------------
2001........................................................    $  235,858
2002........................................................       230,635
2003........................................................       231,106
2004........................................................       201,157
2005........................................................       198,078
2006-2021...................................................     2,155,081
                                                                ----------
    Total                                                       $3,251,915
                                                                ==========

    In February 2001 the Company assigned its interest in substantially all leases of its former headquarters and recorded approximately $163 million as pre-tax income in such month.

    In the normal course of business, the Company enters into underwriting commitments. Management of the Company believes that transactions relating to underwriting commitments that were open at December 31, 2000 will have no material effect on the consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. LEASES, COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
The Company has issued letters of credit for which it is contingently liable for $1.0 billion and $367.5 million at December 31, 2000 and 1999, respectively.

    The Company enters into commitments to extend credit to non-investment grade borrowers in connection with the origination and syndication of senior bank debt. At December 31, 2000, unfunded senior bank loan commitments outstanding were $334.7 million.

    At December 31, 2000, the Company has commitments of approximately $1.6 billion to invest on a side-by-side basis with merchant banking partnerships.

20. INDUSTRY SEGMENT AND GEOGRAPHIC DATA

    The Company operates and manages its businesses through four operating segments: Investment Banking, Equity, Fixed Income, and Financial Services.

    Such segments are managed separately based on types of products and services offered and their related client bases. The Company evaluates the performance of its segments based primarily on income before income taxes.

    - The Investment Banking division (IBD) raises and invests capital and provides financial advice to companies throughout the U.S. and abroad. Through IBD, the Company manages and underwrites offerings of securities, arranges private placements, provides client advisory and other services, pursues merchant banking and private equity investments in a variety of areas, and provides venture capital to institutional investors.

    - The Equity division trades, conducts research on, originates and distributes equity, equity related and derivative securities.

    - The Fixed Income division (FID) trades, conducts research on, originates and distributes fixed income securities and fixed income related derivatives, and places private debt instruments.

    - The Financial Services division provides a broad array of services to individual and high-net-worth investors and the financial intermediaries that represent them. Such services include correspondent brokerage services, online investment services and research and trading services.

    In conjunction with the acquisition of the Company by CSG, the Company changed its method of allocation of underwriting revenues and related expenses to operating segments to conform to the CSFB methodology. Accordingly, segment data for 1998 and 1999 have been restated to conform to the current method of managing its business. The change in allocation did not have a material effect on the Company's consolidated results.

    The Company allocates to its segments a pro rata share of certain centrally managed costs such as leased facilities and equipment costs, employee benefits and certain general overhead expenses based upon specified amounts, usage criteria or agreed rates, and allocates interest expense based upon the type of asset. The interest rates applied will also vary depending upon the type and duration of the asset. The segment allocation of some costs, such as incentive bonuses, has been estimated. The Company has not allocated restructuring and other merger-related costs to its segments since none of these costs represent normal operating costs. Instead, restructuring and other merger-related costs are

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. INDUSTRY SEGMENT AND GEOGRAPHIC DATA (CONTINUED) in the Elimination & Other category. All other accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                                                             FINANCIAL   ELIMINATION
                                           IBD       EQUITY        FID       SERVICES      & OTHER       TOTAL
                                         --------   ---------   ----------   ---------   -----------   ----------
                                                                      (IN MILLIONS)
DECEMBER 31, 2000:
Net revenues from external sources.....  $1,961.0   $ 1,388.4   $    222.9   $ 1,768.5    $   (35.5)   $  5,305.3
                                         --------   ---------   ----------   ---------    ---------    ----------
Net intersegment revenues..............        --        (0.1)        (0.1)       39.7        (39.5)           --
                                         --------   ---------   ----------   ---------    ---------    ----------
Depreciation and amortization..........      26.1        23.1         20.6        57.6         32.5         159.9
                                         --------   ---------   ----------   ---------    ---------    ----------
Net interest revenue...................     (42.6)       (6.2)       192.3       405.3        215.5         764.3
                                         --------   ---------   ----------   ---------    ---------    ----------
Income (loss) before income taxes......  $   15.9   $   (15.7)  $   (326.3)  $   389.6    $(1,585.7)   $ (1,522.2)
                                         --------   ---------   ----------   ---------    ---------    ----------
Segment assets.........................  $1,832.2   $52,548.2   $130,723.2   $22,347.1    $ 5,826.6    $213,277.3
                                         --------   ---------   ----------   ---------    ---------    ----------
Expenditures for long-lived assets.....  $   64.7   $    44.4   $     26.6   $   184.0    $    39.8    $    359.5
                                         --------   ---------   ----------   ---------    ---------    ----------

DECEMBER 31, 1999:
Net revenues from external sources.....  $1,901.9   $   990.7   $    725.2   $ 1,377.1    $   (23.9)   $  4,971.0
                                         --------   ---------   ----------   ---------    ---------    ----------
Net intersegment revenues..............        --        (8.8)          --       121.9       (113.1)           --
                                         --------   ---------   ----------   ---------    ---------    ----------
Depreciation and amortization..........      18.5        16.7         15.2        42.6         12.9         105.9
                                         --------   ---------   ----------   ---------    ---------    ----------
Net interest revenue...................      (0.6)       12.9        161.7       284.3        126.7         585.0
                                         --------   ---------   ----------   ---------    ---------    ----------
Income (loss) before income taxes......  $  467.9   $    81.3   $    274.7   $   301.7    $  (172.1)   $    953.5
                                         --------   ---------   ----------   ---------    ---------    ----------
Segment assets.........................  $2,273.2   $ 5,325.5   $ 74,884.7   $30,586.4    $(4,057.7)   $109,012.1
                                         --------   ---------   ----------   ---------    ---------    ----------
Expenditures for long-lived assets.....  $   23.8   $    39.8   $     15.6   $   113.5    $    59.0    $    251.7
                                         --------   ---------   ----------   ---------    ---------    ----------

DECEMBER 31, 1998:
Net revenues from external sources.....  $1,485.6   $   665.1   $    465.6   $   988.2    $  (386.5)   $  3,218.0
                                         --------   ---------   ----------   ---------    ---------    ----------
Net intersegment revenues..............        --        (4.8)         0.9        54.2        (50.3)           --
                                         --------   ---------   ----------   ---------    ---------    ----------
Depreciation and amortization..........      16.3        12.1         15.2        31.8          9.4          84.8
                                         --------   ---------   ----------   ---------    ---------    ----------
Net interest revenue...................      (1.2)       17.6        120.5       215.2        381.1         733.2
                                         --------   ---------   ----------   ---------    ---------    ----------
Income before income taxes.............  $  413.2   $    46.5   $    135.9   $   194.8    $  (189.9)   $    600.5
                                         --------   ---------   ----------   ---------    ---------    ----------
Segment assets.........................  $1,132.0   $ 2,694.9   $ 45,683.7   $19,925.0    $ 2,790.1    $ 72,225.7
                                         --------   ---------   ----------   ---------    ---------    ----------
Expenditures for long lived assets.....  $   36.4   $    18.9   $      8.0   $    77.3    $    13.2    $    153.8
                                         --------   ---------   ----------   ---------    ---------    ----------

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. INDUSTRY SEGMENT AND GEOGRAPHIC DATA (CONTINUED)
    The following is a reconciliation of the Company's reported income (loss) before provision (benefit) for income taxes to the Company's consolidated totals:

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                               2000         1999        1998
                                                            ----------   ----------   ---------
                                                                       (IN MILLIONS)
REVENUES:
  Total net revenues for reported segments................  $  5,929.1   $  5,566.3   $ 4,006.9
  All other revenues......................................       281.1         19.9       105.3
  Consolidation/elimination (1)...........................      (140.6)       (30.2)     (161.0)
                                                            ----------   ----------   ---------
    Total consolidated net revenues.......................  $  6,069.6   $  5,556.0   $ 3,951.2
                                                            ==========   ==========   =========
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES:
  Total income (loss) for reported segments...............  $     63.5   $  1,125.6   $   790.4
  All other income (losses)...............................    (1,382.4)       (25.4)        0.5
  Consolidation/elimination (1)...........................      (203.3)      (146.7)     (190.4)
                                                            ----------   ----------   ---------
    Total income (loss) before provision (benefit) for
      income taxes........................................  $ (1,522.2)  $    953.5   $   600.5
                                                            ==========   ==========   =========

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                               2000         1999        1998
                                                            ----------   ----------   ---------
                                                                       (IN MILLIONS)
SEGMENT ASSETS:
  Total assets for reported segments......................  $207,450.7   $113,069.8   $69,435.6
  All other assets........................................     7,468.9      2,616.4     1,264.9
  Consolidation/elimination (1)...........................    (1,642.3)    (6,674.1)    1,525.2
                                                            ----------   ----------   ---------
    Total segment assets..................................  $213,277.3   $109,012.1   $72,225.7
                                                            ==========   ==========   =========

------------------------

(1) Consolidation/elimination represents intercompany accounts/intersegment revenue-sharing arrangements that are eliminated in consolidation.

    The Company's principal operations are located in the United States. The Company maintains offices in Europe, Latin America and Asia. Historically, the majority of foreign business was done through the London offices.

    The following are net revenues by geographic region:

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                               2000         1999        1998
                                                            ----------   ----------   ---------
                                                                       (IN MILLIONS)
United States.............................................  $  5,157.5   $  4,773.8   $ 3,561.5
Foreign...................................................       912.1        782.2       389.7
                                                            ----------   ----------   ---------
  Total...................................................  $  6,069.6   $  5,556.0   $ 3,951.2
                                                            ==========   ==========   =========

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The following are long-lived assets by geographic region:

                                                             DECEMBER 31,
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
                                                            (IN MILLIONS)
United States.....................................  $1,140.8    $463.7     $384.7
Foreign...........................................     184.8     170.3      128.0
                                                    --------    ------     ------
    Total.........................................  $1,325.6    $634.0     $512.7
                                                    ========    ======     ======

21. LEGAL PROCEEDINGS

    The Company is involved in a number of judicial, regulatory and arbitration proceedings (including those described below and actions that have been separately described in previous filings) concerning matters arising in connection with the conduct of its businesses. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material and indeterminate amounts. The Company believes, based on currently available information and advice of counsel, that the results of such proceedings, in the aggregate, will not have a material adverse effect on its financial condition, but might be material to operating results for any particular period, depending, in part, upon the operating results for such period.

    In October 1995, DLJSC was named as a defendant in a purported class action filed in a Texas State Court on behalf of the holders of $550 million principal amount of subordinated redeemable discount debentures of National Gypsum Corporation ("NGC") canceled in connection with a Chapter 11 plan of reorganization for NGC consummated in July 1993. The State Court named plaintiff also filed an adversary proceeding in the U.S. Bankruptcy Court for the Northern District of Texas seeking a declaratory judgment that the confirmed NGC plan of reorganization does not bar the class action claims. The two actions arise out of DLJSC's activities as financial advisor to NGC in the course of NGC's
Chapter 11 reorganization proceedings. Subsequent to the consummation of NGC's plan of reorganization, NGC's shares traded for values substantially in excess of, and in 1995 NGC was acquired for a value substantially in excess of, the
values upon which NGC's plan of reorganization was based.   The class action
complaint alleges that the plan of reorganization submitted by NGC was based upon projections by NGC and DLJSC which intentionally understated forecasts, and provided misleading and incorrect information to hide NGC's true value and that defendants breached their fiduciary duties by, among other things, providing false, misleading or incomplete information to deliberately understate the value of NGC. The class action complaint seeks compensatory and punitive damages purportedly sustained by the class. On October 10, 1997 DLJSC and others were named as defendants in a new adversary proceeding in the Bankruptcy Court brought by the NGC Settlement Trust, an entity created by the NGC plan of reorganization to deal with asbestos-related claims. The Trust's allegations are substantially similar to the claims in the State Court action. On January 21, 1998, the Bankruptcy Court ruled that the State Court plaintiff's claims were not barred by the NGC plan of reorganization insofar as they alleged nondisclosure of certain cost reductions announced by NGC in October 1993. DLJSC appealed the Bankruptcy Court's ruling to the U.S. District Court for the Northern District of Texas ("Federal District Court"), and on October 3, 2000, the Federal District Court partially reversed the Bankruptcy Court's ruling. Like the Bankruptcy Court, the Federal District Court held that the claims of the State Court plaintiff and the NGC Settlement Trust are not absolutely barred by the NGC plan of reorganization. Contrary to the Bankruptcy Court's ruling, the Federal

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. LEGAL PROCEEDINGS (CONTINUED)
District Court held that the plan of reorganization requires that plaintiffs
(i) pay the attorneys' fees and costs of defendants in the event that plaintiffs' claims are unsuccessful, and (ii) provide appropriate proof of plaintiffs' ability to pay such fees and costs. The State Court plaintiff and the NGC Settlement Trust have appealed the Federal District Court's judgment to the U.S. Court of Appeals for the Fifth Circuit. Meanwhile, on May 7, 1998, DLJSC and others were named as defendants in a second action in a Texas State Court brought by the NGC Settlement Trust. The allegations of this second Texas State Court action are substantially similar to those of the earlier class action pending in State Court. In an amended order dated January 5, 1999, the State Court granted the class action plaintiff's motion for class certification. In an order dated March 1, 1999, the State Court granted motions for summary judgment filed by DLJSC and the other defendants in both State Court actions. The plaintiffs have appealed. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaints.

    In November 1998, three purported class actions (GILLET V. GOLDMAN, SACHS & CO. ET AL., PRAGER V. GOLDMAN, SACHS & CO. ET AL., and HOLZMAN V. GOLDMAN,
SACHS & CO. ET AL.) were filed in the U.S. District Court for the Southern District of New York against more than 25 underwriters of initial public offering securities, including CSFB Corp. and DLJSC. The complaints allege that the defendants conspired to fix the "fee" paid for underwriting initial public offering securities by setting the underwriters' discount or "spread" at 7%, in violation of the federal antitrust laws. The complaints seek treble damages in an unspecified amount and injunctive relief as well as attorney's fees and costs. On March 15, 1999, the plaintiffs filed a Consolidated Amended Complaint captioned IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION, and the defendants thereafter moved to dismiss the complaint on several grounds. On September 7, 2000, the defendants filed their memorandum in opposition to plaintiffs' motion for leave to file a consolidated second amended complaint. On or about
August 3, 2000, an action styled CHS ELECTRONICS, INC. V. CREDIT SUISSE FIRST BOSTON CORP., ET AL., was filed in the U.S. District Court for the Southern District of Florida against 18 securities firms or their parent companies, including the Company. The complaint in the CHS ELECTRONICS action, in which an alleged issuer company asserts claims on behalf of a purported class, makes allegations that are substantially similar to the allegations of the proposed consolidated second amended complaint in IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION. On December 20, 2000, the court granted the parties' stipulated transfer of the CHS ELECTRONICS action to the U.S. District Court for the Southern District of New York for consolidation with IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION. On or about October 13, 2000, an action styled WEINMAN, AS TRUSTEE OF WESTERN PACIFIC AIRLINES V. SALOMON SMITH BARNEY INC., ET AL., was filed in the U.S. District Court for the Southern District of New York against 12 securities firms, including CSFB Corp. The complaint in WESTERN PACIfic makes allegations that are substantially similar to those in the proposed consolidated second amended complaint in IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION and to the complaint in CHS ELECTRONICS. On January 12, 2001, the court entered a pretrial order in IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION pursuant to which the CHS ELECTRONICS and WESTERN PACIFIC actions were consolidated with that action and the defendants in the consolidated action were relieved of any obligation to answer or respond to any complaints until further order of the court. On February 9, 2001, the court granted the defendants' motion to dismiss the consolidated amended complaint in IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION without leave to replead and denied the plaintiffs' motion for leave to file a second amended complaint. The plaintiffs have filed a notice of appeal in that action. On February 16, 2001, an action styled BRAUN V. GOLDMAN,
SACHS & CO., ET AL. was filed in the U.S. District Court for the Southern District of New York against 25 underwriters of initial

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. LEGAL PROCEEDINGS (CONTINUED)
public offering securities, including CSFB Corp. and DLJ. The complaint is virtually identical to the complaint in IN RE PUBLIC OFFERING FEE ANTITRUST LITIGATION dismissed by the court on February 9, 2001. On March 8, 2001, an action styled MDCM HOLDINGS, INC. F/K/A/ MORTGAGE.COM, INC., BY LEWIS B. FREEMAN, ASSIGNEE FOR THE BENEFIT OF CREDITORS V. CSFBC, ET AL. was filed in the U.S. District Court for the Southern District of New York against 20 securities firms, including CSFB Corp. and DLJSC. The complaint is substantially similar to the complaints filed on behalf of issuers in WEINMAN, WESTERN PACIFIC and CHS ELECTRONICS. The Company's entities intend to defend themselves vigorously against all of the allegations contained in the complaints.

    Separately, in 1999 the U.S. Department of Justice issued a Civil Investigative Demand to several investment banking firms, including DLJSC, seeking documents and information relating to alleged price fixing with respect to underwriting spreads in initial public offerings. The government has not made any charges against DLJSC or, to its knowledge, the other investment banking firms. DLJSC has cooperated with the Justice Department in providing the requested information.

    On or about January 31, 2000, AmeriServe Food Distribution, Inc. ("AmeriServe"), its parent company, Nebco Evans Holding Company, and related corporations filed Chapter 11 petitions in the U.S. Bankruptcy Court for the District of Delaware. Since then, the Bankruptcy Court has confirmed a liquidating plan, and the plan has been consummated. Pursuant to the plan, substantially all the assets of AmeriServe were sold and a "Post-Confirmation Estate" has been created. The Post-Confirmation Estate is authorized to assert a wide assortment of claims against various parties for the benefit of various creditors. On or about December 8, 1999, DLJ Bridge Finance, Inc., a wholly-owned subsidiary of the Company, through a subsidiary, made a $100 million secured loan to AmeriServe. The loan subsequently was transferred to DLJ Capital Funding, also a subsidiary of the Company which has filed a claim with respect to the loan in the Bankruptcy Court proceeding. Pursuant to the plan, funds for payment of this claim have been escrowed pending allowance of the claim by the Bankruptcy Court.

    On or about November 28, 2000, following discovery from the Company and certain affiliates concerning their relationships with AmeriServe and related companies, holders of certain AmeriServe secured notes issued on or about October 1, 1999, commenced an adversary proceeding in the Bankruptcy Court, seeking under the Bankruptcy Code to subordinate DLJ Capital Funding's claim to the secured noteholders' claims. DLJ Capital Funding intends to defend itself vigorously against all of the allegations contained in the complaint.

    On December 14, 2000, Morgens Waterfall Holdings, LLC ("Morgens") filed a complaint in the U.S. District Court for the Southern District of New York against DLJSC, DLJ Merchant Banking, Inc., DLJ Merchant Banking Partners, L.P., DLJ Merchant Banking Partners II, L.P., and certain officers, directors and other individuals and entities. The complaint asserts common law and federal securities law claims arising out of alleged misrepresentations and omissions relating to Morgens' purchases of the secured AmeriServe notes issued on or about October 1, 1999. The complaint seeks, among other things, compensatory and punitive damages, as well as rescission and declaratory relief. On January 24, 2001, Morgens and certain affiliated entities filed an amended complaint asserting substantially similar claims. On February 1, 2001, the District Court dismissed the amended complaint for failure to meet certain pleading standards with leave to replead within 20 days. On February 20, 2001, Morgens filed a second amended complaint, which omits certain previously asserted claims but is similar in substance to Morgens' first amended complaint. DLJSC and the other

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. LEGAL PROCEEDINGS (CONTINUED)
defendants intend to defend themselves vigorously against all of the allegations contained in the second amended complaint.

    On December 27, 2000, GSC Recovery, Inc., ("GSC") filed a complaint in the Superior Court of New Jersey, Law Division, Morris County, against DLJSC, DLJ Merchant Banking, Inc., DLJ Merchant Banking Partners, L.P., DLJ Merchant Banking Partners II, L.P., and certain officers, directors, and other individuals and entities seeking compensatory and punitive damages. The complaint arises out of alleged misrepresentations and omissions relating to GSC's purchases of certain unsecured AmeriServe notes issued in 1997 and 1998. DLJSC and the other defendants intend to defend themselves vigorously against all of the allegations contained in the complaint.

    On January 30, 2001, Conseco Capital Management, Inc. ("Conseco") and certain affiliated entities filed a complaint in the U.S. District Court for the Southern District of New York against DLJSC, DLJ Merchant Banking, Inc., DLJ Merchant Banking Partners, L.P., DLJ Merchant Banking Partners II, L.P., and certain officers, directors and other individuals and entities. The complaint asserts common law and federal securities law claims arising out of alleged misrepresentations and omissions relating to Conseco's purchases of the secured AmeriServe notes issued on or about October 1, 1999. The allegations of the complaint are similar in substance to the amended complaint filed by Morgens. DLJSC and the other defendants intend to defend themselves vigorously against all of the allegations contained in the complaint.

    Between September 1995 and October 1998, DLJSC was named as a defendant in six separate actions filed by institutional investors who invested and lost approximately $300 million in three hedge funds (the "Funds") managed by David Askin ("Askin"). The Funds filed for bankruptcy in April 1994. All six complaints have been consolidated for discovery purposes and are currently pending in the U. S. District Court for the Southern District of New York. The defendants are Askin, Askin Capital Management ("ACM", Askin's management company), and two securities dealers (including DLJSC) that sold collateralized mortgage obligations to the Funds. The only claim against DLJSC that has survived a motion to dismiss is aiding and abetting common law fraud. The complaints allege that DLJSC aided and abetted an alleged fraud of the investors by Askin and ACM by selling securities that were inconsistent with the Funds' investment objectives and by providing inaccurate monthly mark-to-market prices for securities purchased by the Funds. The actions seek joint and several recovery of rescissionary, compensatory, and punitive damages. On February 5, 2001, the court denied DLJSC's motion for summary judgment. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaints.

    In August 1997, DLJSC was named as a defendant in another action arising out of the bankruptcy of the Funds. This action was brought by the "Litigation Advisory Board," an entity created by the Funds' plan of liquidation to pursue all unresolved claims held by the Funds. The action is currently pending in the
U. S. District Court for the Southern District of New York. The only claims against DLJSC that have survived a motion to dismiss are for breach of contract. Generally, the lawsuit alleges that the Funds were damaged when DLJSC issued allegedly improper margin calls and liquidated the Funds' reverse repurchase positions at less than fair market value. The complaint alleges that the Funds' investors lost over $400 million in equity, but does not specify the amount of damages that the Funds themselves claim to have suffered as a result of the allegations made in this complaint. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. LEGAL PROCEEDINGS (CONTINUED)
    Beginning on September 6, 2000, DLJSC, Donaldson, Lufkin & Jenrette International ("DLJI") and certain other individuals and entities were named as defendants in six putative class actions filed in the U.S. District Court for the Southern District of New York on behalf of a purported class of persons who purchased or acquired American Depository Shares ("ADS") of Independent Energy Holdings PLC ("Independent Energy") in Independent Energy's secondary offering of $200 million of ADS in March 2000. In early September 2000, shortly before this action was filed, receivers were appointed for Independent Energy in the United Kingdom. The complaints, which are substantially the same, allege violations of the federal securities laws against DLJSC, as one of the underwriters of the ADS, and DLJI, as a financial advisor to Independent Energy that sold shares in connection with the secondary offering, arising out of alleged misrepresentations and omissions contained in the registration statement and prospectus for the secondary offering of ADS. The complaints seek, among other things, compensatory damages, rescission, and equitable and/or injunctive relief. On December 15, 2000, the complaints pending in the Southern District were consolidated and lead plaintiffs and lead counsel were appointed. A consolidated complaint was filed on February 16, 2001, and an amended consolidated complaint is expected to be filed by March 30, 2001. The Company's entities intend to defend themselves vigorously against all of the allegations contained in the complaints.

    Beginning in September 2000, the Company, its directors and certain other entities were named as defendants in four putative class actions filed in the Court of Chancery, State of Delaware, New Castle County, on behalf of a purported class of public shareholders of CSFBDIRECT common stock. Each of the complaints, which are substantially the same, alleges that the then proposed acquisition of DLJ by the Credit Suisse Group (the "CSG Transaction") was unfair to the holders of CSFBDIRECT common stock in that the value of such CSFBDIRECT shares was not being maximized in the CSG Transaction. The complaints further allege that the Company's directors breached their fiduciary duties to CSFBDIRECT shareholders by approving the CSG Transaction, and that the Company's directors had personal financial interests that created a conflict of interest for them because they allegedly owned more CSFB (USA) common shares in terms of value than they owned CSFBDIRECT shares. The complaints seek, among other relief, damages in an unspecified amount. On or about October 11, 2000, an amended complaint was filed in one of these actions which adds allegations that the completion of the CSG Transaction would adversely affect the CSFBDIRECT shares, and that the holders of CSFBDIRECT shares have a contractual right to a separate vote on the CSG Transaction as well as a contractual right to have their shares purchased if CSFB (USA) voting common shares are being purchased. As additional relief, the amended complaint seeks, among other things, an order requiring a class vote on the CSG Transaction. At a conference on October 12, 2000, the Court denied a motion by plaintiffs to schedule a preliminary injunction hearing on the allegations of the amended complaint. The Company intends to defend itself vigorously against all of the allegations contained in the complaints. In September 2000, the Company, its directors and Credit Suisse Group, along with certain other entities, were named as defendants in a putative class action commenced in the U.S. District Court for the Southern District of New York brought on behalf of a purported class of public shareholders of CSFBDIRECT. The complaint alleges, among other things, that certain statements in the 1999 prospectus issued in connection with the initial public offering of CSFBDIRECT shares were allegedly false and misleading in their description of the rights attributable to the CSFBDIRECT shares; that the tender offer materials disseminated in connection with the CSG Transaction are false and misleading in allegedly failing to describe certain rights to the CSFBDIRECT shares in connection with the CSG Transaction, among other things; and that these alleged misstatements constitute violations of the federal securities

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. LEGAL PROCEEDINGS (CONTINUED)
laws. The complaint further alleges that defendants violated their fiduciary duties under state law by failing to provide for the purchase of CSFBDIRECT shares as part of the CSG Transaction. The complaint seeks, among other things, an award of rescission or damages in an unspecified amount, a declaration that defendants have violated the federal securities laws and their state law fiduciary duties, and unspecified corrective disclosures. On January 4, 2001, the court appointed lead counsel and lead plaintiffs. On February 23, 2001, the defendants moved to dismiss the complaint. The Company and Credit Suisse Group intend to defend themselves vigorously against all of the allegations contained in the complaint.

    CSFB Corp. as well as, to the Company's knowledge, at least five other investment banks, are being investigated by one or more governmental authorities or self-regulatory organizations in connection with their practices as to the allocation of shares in initial public offering ("IPOs") in which such investment banks were a lead or co-managing underwriter, and subsequent securities transactions and commissions paid by certain customers that had received such allocations. In CSFB Corp.'s case, the inquiries have focused on the allocation practices with respect to two IPOs in 1999 and 2000, including the IPO of shares of VA Linux Systems, Inc. IPO. CSFB Corp. has been cooperating with each of the investigating entities by providing documents and witnesses to be interviewed or deposed in response to subpoenas or otherwise.

    Beginning in January and continuing into March, 2001, CSFB Corp. was named as a defendant in 17 putative class action complaints filed in the U.S. District Court for the Southern District of New York, alleging various violations of the federal securities laws resulting from alleged material omissions and misstatements in the registration statement and prospectus for the IPO of shares of VA Linux Systems, Inc. These lawsuits contain nearly identical allegations that the registration statement and prospectus either omitted or misrepresented material information about commissions paid to CSFB Corp. by certain customers that received allocations of shares in such offering in connection with subsequent securities transactions with such customers. CSFB Corp. intends to defend itself vigorously against all of the claims asserted in the complaints.

    In March 2001, CSFB Corp. and six other investment banks were named as defendants in a putative class action filed with the U.S. District Court for the Southern District of New York, alleging violation of the federal antitrust laws in connection with alleged practices in the allocation of shares in initial public offerings in which such investment banks were a lead or co-managing underwriter. The lawsuit alleges that the underwriter defendants have engaged in an illegal antitrust conspiracy to require customers, in exchange for initial public offering allocations, to pay undisclosed and excessive commissions, in amounts equaling approximately 33% of the customers' profits from a given initial public offering allocation. The complaint also alleges that the underwriter defendants conspired to require customers, in exchange for initial public offering allocations, to agree to make aftermarket purchases of the initial public offering securities at a price higher than the offering price, as a precondition to receiving an allocation. These alleged "tie-in" arrangements are further alleged to have artificially inflated the market price for the securities. CSFB Corp. intends to defend itself vigorously against all of the claims asserted in the complaint.

    On March 26, 2001, the Company, its directors and certain affiliated entities were named as defendants in six putative class actions filed in the Court of Chancery, State of Delaware, New Castle County, on behalf of a putative class of public shareholders of CSFBDIRECT Common Stock. Each of the

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. LEGAL PROCEEDINGS (CONTINUED)
complaints, which are substantially the same, alleges that the Company's proposed offer to acquire all of the publicly owned CSFBDIRECT Common Stock is unfair to the holders of CSFBDIRECT Common Stock because the proposed purchase price of $4.00 per share does not reflect the "true" value of CSFBDIRECT Common Stock. The complaints further allege that the Company's directors breached their fiduciary duties to the CSFBDIRECT public shareholders, and that the Company's directors have relationships and duties that create a conflict of interest for them so that they allegedly could not be expected to protect the interests of the CSFBDIRECT public shareholders. The complaints seek, among other relief, temporary and permanent injunctions against the completion of the proposed offer and damages in an unspecified amount. The Company intends to defend itself vigorously against all of the suits.

22. SUBSEQUENT EVENT

    On March 26, 2001, the Company announced its intention to acquire for $4.00 per share the 18,400,000 shares of its CSFBDIRECT Common Stock owned by the public. The proposed transaction is subject to the approval of the Company's board of directors and the negotiation and execution of definitive documentation.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

23. QUARTERLY DATA (UNAUDITED)

                                                                                                   CSFBDIRECT
                                                                              CSFB (USA)         COMMON SHARES**
                                            INCOME BEFORE                   COMMON SHARES*     EARNINGS PER SHARE
                               TOTAL NET    PROVISION FOR       NET       EARNINGS PER SHARE   -------------------
                                REVENUES    INCOME TAXES      INCOME      BASIC AND DILUTED     BASIC     DILUTED
                               ----------   -------------   -----------   ------------------    -----     -------
2000:
First quarter................  $1,888,902    $   389,200    $   245,200       $   237,474       $ 0.13     $ 0.13
Second quarter...............   1,552,625        257,500        162,200           158,096        (0.06)     (0.06)
Third quarter................   1,347,368         79,000         49,800            45,256        (0.04)     (0.04)
Fourth quarter...............   1,280,169     (2,247,864)    (1,533,012)       (1,536,374)       (0.11)     (0.11)
                               ----------    -----------    -----------       -----------       ------     ------
      Total year.............  $6,069,064    $(1,522,164)   $(1,075,812)      $(1,095,548)      $(0.08)    $(0.08)
                               ==========    ===========    ===========       ===========       ======     ======

1999:
First quarter................  $1,137,497    $   197,000    $   121,650       $   116,361       $ 0.07     $ 0.07
Second quarter...............   1,429,865        259,000        165,650           160,312         0.05       0.05
Third quarter................   1,328,675        194,000        122,200           117,507        (0.03)     (0.03)
Fourth quarter...............   1,659,987        303,500        191,200           186,243        (0.02)     (0.02)
                               ----------    -----------    -----------       -----------       ------     ------
      Total year.............  $5,556,024    $   953,500    $   600,700       $   580,423       $ 0.07     $ 0.07
                               ==========    ===========    ===========       ===========       ======     ======

------------------------

* Due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year, the sum of the quarters' earnings per common share may not equal the total year amounts.

** For the periods prior to the quarter ended September 30, 1999, earnings per share amounts are pro forma as if the issuance of CSFBDIRECT Tracking Stock occurred at the beginning of 1998.

*** Subsequent to the Acquisition by CSG of all of the CSFB (USA) Common Stock of the Company, existing shares were canceled and the Company issued 1,000 shares of common stock to its parent. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

    The fourth quarter of 2000 includes an extraordinary item representing the loss on early extinguishment of debt of $11.7 million, net of tax benefit of $5.0 million.

                                   SCHEDULE I
                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)
                                (PARENT COMPANY)
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
                                        ASSETS
Cash and cash equivalents...................................  $    57,210   $   947,640
Receivables from brokers, dealers and other.................       87,491        79,142
Long-term corporate development investments.................       41,337        65,987
Note receivable from parent.................................    3,100,000            --
Receivables from subsidiaries...............................    6,652,670     6,771,106
Investment in subsidiaries, at equity.......................    6,386,619     4,501,100
Net federal deferred tax assets.............................    1,114,589       621,389
Federal income taxes receivable.............................      489,790            --
Other assets and deferred amounts...........................      808,388       563,056
                                                              -----------   -----------
Total Assets................................................  $18,738,094   $13,549,420
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings.......................................  $ 1,166,002   $ 1,331,607
Accounts payable and accrued expenses.......................    2,516,212     1,784,064
Other liabilities...........................................    1,576,169     1,475,946

8.42% Junior subordinated debentures, held by a subsidiary
  trust.....................................................      206,224       206,224

Other long-term borrowings..................................    6,767,516     4,844,337

Stockholders' Equity:
  Preferred Stock, 50,000,000 shares authorized:
    Series A Preferred Stock, at $50.00 per share
      liquidation preference (4,000,000 shares issued and
      outstanding)..........................................      200,000       200,000
    Series B Preferred Stock, at $50.00 per share
      liquidation preference (3,500,000 shares issued and
      outstanding)..........................................      175,000       175,000
  Common stock, 1,500,000,000 shares authorized:
    CSFB (USA) Inc. Common Stock ($0.10 par value;
      500,000,000 shares authorized; 1,000 shares issued and
      outstanding)..........................................           --            --
    CSFBDIRECT Common Stock ($0.10 par value; 500,000,000
      shares authorized; 18,400,000 shares issued and
      outstanding; 84,250,000 notional shares in respect of
      CSFB (USA)'s retained interest).......................        1,840         1,840
  Paid-in capital...........................................    5,072,215     1,322,540
  Retained earnings.........................................    1,064,413     2,205,818
  Accumulated other comprehensive income (loss).............       (7,497)        2,044
  Employee deferred compensation stock trust................           --        13,591
  Common stock issued to employee deferred compensation
    trust...................................................           --       (13,591)
                                                              -----------   -----------
    Total stockholders' equity..............................    6,505,971     3,907,242
                                                              -----------   -----------
Total Liabilities and Stockholders' Equity..................  $18,738,094   $13,549,420
                                                              ===========   ===========

           See accompanying notes to condensed financial statements.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)

                                (PARENT COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 2000         1999       1998
                                                              -----------   --------   --------
Revenues:
  Dividends from affiliates.................................  $   508,473   $     --   $205,090
  Interest from affiliates..................................      357,935    321,871    229,785
  Allocations from affiliates...............................       22,647     19,209     19,021
  Other.....................................................       55,953     66,275     27,486
                                                              -----------   --------   --------
      Total revenues........................................      945,008    407,355    481,382
                                                              -----------   --------   --------
  Interest expense..........................................      459,500    297,287     85,590
                                                              -----------   --------   --------
      Net revenues..........................................      485,508    110,068    395,792
                                                              -----------   --------   --------
Costs and Expenses:
  Compensation and benefits.................................      335,078    271,592    147,952
  Restructuring costs.......................................      161,963         --         --
  Operating expenses........................................      268,458     30,863      2,198
                                                              -----------   --------   --------
      Total costs and expenses..............................      765,499    302,455    150,150
                                                              -----------   --------   --------
Income (loss) before income tax benefit, equity in
  undistributed net income of subsidiaries and extraordinary
  item......................................................     (279,991)  (192,387)   245,642
                                                              -----------   --------   --------
Income tax benefit..........................................      396,511    208,636    139,799
                                                              -----------   --------   --------
Income (loss) before equity in undistributed net income
  (loss) of subsidiaries and extraordinary item.............      116,520     16,249    385,441
                                                              -----------   --------   --------
Equity in undistributed net income (loss) of subsidiaries...   (1,180,610)   584,451    (14,641)
                                                              -----------   --------   --------
Income (loss) before extraordinary item.....................   (1,064,090)   600,700    370,800
                                                              -----------   --------   --------
Loss on early extinguishment of debt, net of tax benefit of
  ($5,047)..................................................      (11,722)        --         --
                                                              -----------   --------   --------
Net income (loss)...........................................  $(1,075,812)  $600,700   $370,800
                                                              ===========   ========   ========
Dividends on preferred stock................................  $    21,155   $ 21,180   $ 21,310
                                                              ===========   ========   ========
Earnings (loss) applicable to common shares.................  $(1,096,967)  $579,520   $349,490
                                                              ===========   ========   ========

           See accompanying notes to condensed financial statements.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)

                                (PARENT COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000          1999         1998
                                                           -----------   -----------   --------
Earnings (loss) applicable to common shares:
  CSFB (USA):
    Income (loss) before extraordinary item..............  $(1,083,826)  $   580,423   $349,490
    Extraordinary loss, net of tax.......................      (11,722)           --         --
                                                           -----------   -----------   --------
    Net income (loss)....................................  $(1,095,548)  $   580,423   $349,490
                                                           ===========   ===========   ========
  CSFBDIRECT.............................................  $    (1,419)  $      (903)       ***
                                                           ===========   ===========
Earnings (loss) per common share:
  CSFB (USA)--Basic and Diluted:
    Income (loss) before extraordinary item..............  $(1,083,826)  $   580,423   $349,490
    Extraordinary loss, net of tax.......................      (11,722)           --         --
                                                           -----------   -----------   --------
    Net income (loss)....................................  $(1,095,548)  $   580,423   $349,490
                                                           ===========   ===========   ========
  CSFBDIRECT***
    Basic................................................  $     (0.08)  $     (0.05)       ***
                                                           ===========   ===========
    Diluted..............................................  $     (0.08)  $     (0.05)       ***
                                                           ===========   ===========
Weighted average common shares outstanding:
  CSFB (USA)
    Basic and Diluted....................................        1,000         1,000      1,000
                                                           ===========   ===========   ========
  CSFBDIRECT
    Basic................................................   18,400,000    18,400,000        ***
                                                           ===========   ===========
    Diluted..............................................   18,400,000    18,400,000        ***
                                                           ===========   ===========

------------------------

** Subsequent to the Acquisition by CSG of 100% of the shares of the Company's voting common stock designated CSFB (USA) Common Stock, existing shares were canceled and the Company issued 1,000 shares of common stock to its parent. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

*** CSFBDIRECT shares were issued in May 1999.

           See accompanying notes to condensed financial statements.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                               2000          1999        1998
                                                            -----------   ----------   --------
Net cash (used in) provided by operating activities.......  $(1,530,266)  $  784,864   $544,785
                                                            -----------   ----------   --------
Cash flows from investing activities:
  Net proceeds from (payments for):
    Note receivable from parent...........................   (3,100,000)          --         --
    Transfer of CSFB Corp. from parent....................    2,537,976           --         --
    Dividends from affiliates.............................      508,473           --    205,090
    Investment in subsidiaries............................   (1,213,383)    (892,012)  (472,996)
    Allocated equity to CSFBDIRECT........................           --     (233,945)        --
    Other assets..........................................     (259,206)     (15,250)   (51,474)
                                                            -----------   ----------   --------
  Net cash used in investing activities...................   (1,526,140)  (1,141,207)  (319,380)
                                                            -----------   ----------   --------
  Cash flows from financing activities:
    Net proceeds from (payments for):
      Short-term financings...............................     (165,605)   1,096,764   (432,914)
      Issuance of:
        CSFBDIRECT Common Stock...........................           --      346,591         --
        Senior notes......................................      503,781      649,637    893,552
        Subordinated exchange notes.......................     (241,769)          --         --
        Medium-term notes.................................    1,643,652    1,183,212    349,337
        Global floating rate notes........................          746           --        448
        Series B preferred stock..........................           --           --    175,000
      Subordinated loan from subsidiaries.................     (468,714)      47,950   (623,176)
      Dividends paid......................................      (37,120)     (52,592)   (51,310)
      Dividend of DLJAMG to parent........................      (28,473)          --         --
      Sale of common stock to AXA Financial and AXA,
        S.A...............................................           --           --    300,000
      Exercise of stock options...........................      372,328       34,717     21,775
      Receivables from subsidiaries.......................      587,150   (2,708,306)  (152,115)
                                                            -----------   ----------   --------
Net cash provided by financing activities.................    2,165,976      597,973    480,597
                                                            -----------   ----------   --------
Increase (decrease) in cash and cash equivalents..........     (890,430)     241,630    706,002
                                                            -----------   ----------   --------
Cash and cash equivalents at beginning of year............      947,640      706,010          8
                                                            -----------   ----------   --------
Cash and cash equivalents at end of year..................  $    57,210   $  947,640   $706,010
                                                            ===========   ==========   ========

           See accompanying notes to condensed financial statements.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)
                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1.  BASIS OF PRESENTATION

    The condensed financial statements of CSFB (USA) Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) ("Parent Company") should be read in conjunction with the consolidated financial statements of CSFB (USA) Inc. and subsidiaries (the "Company") and the notes thereto. Investments in subsidiaries are accounted for under the equity method.

2.  ISSUANCE OF CSFBDIRECT COMMON STOCK

    CSFBDIRECT represents a combination of the assets and liabilities of the Company's online discount brokerage and related investment services business, rather than a separately incorporated entity. CSFBDIRECT Common Stock tracks the separate performance of these businesses for periods subsequent to the date of the offering ("Tracking Stock"). On May 28, 1999, the Company issued in an initial public offering 18.4 million shares of CSFBDIRECTCommon Stock (formerly known as DLJDIRECT Common Stock). Prior to issuing the Tracking Stock, the Company's existing common stock was designated as CSFB (USA) Common Stock to reflect the performance of the Company's primary businesses, i.e., Investment Banking, Fixed Income, Equity and Financial Services, plus a retained interest in CSFBDIRECT. All of the Company's businesses other than those included in CSFBDIRECT, plus the Company's retained interest in CSFBDIRECT are referred to as CSFB (USA). Holders of the Tracking stock are common stockholders of the Company but have no voting rights, except in certain limited circumstances, and will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. Earnings applicable to common shares for CSFB (USA) include a 100% interest in CSFBDIRECT for periods prior to the closing date of the initial public offering of the Tracking Stock, and 82.1% for subsequent periods.

3.  RELATED PARTY TRANSACTIONS

    Receivables from subsidiaries include $1.2 billion and $0.8 billion loaned under master note agreements at December 31, 2000 and 1999, respectively. Substantially all receivables from subsidiaries provide for interest based on federal funds rates.

    The amount of cash dividends paid to the Parent Company by its consolidated subsidiaries amounted to $508.5 million and $205.1 million for the years ended December 31, 2000 and 1998, respectively. There were no cash dividends paid to the Parent Company by its consolidated subsidiaries in 1999. There are no restrictions on the payment of dividends, except for those stipulated in certain debt agreements and in those applicable to brokers and dealers which provide for certain minimum amounts of capital to be maintained to satisfy regulatory requirements in the Company's domestic and foreign broker-dealer subsidiaries. Under certain circumstances, the amount of excess capital that can be withdrawn is limited. The regulatory requirements are designed to measure the general financial integrity and liquidity of broker-dealers and provide minimum acceptable net capital levels to satisfy commitments to customers. Unless an adequate level of capital is maintained, regulated broker-dealer subsidiaries would be prohibited from paying dividends to the Parent Company.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)
                                (PARENT COMPANY)

              NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

4.  LONG-TERM BORROWINGS

    The Parent Company finances certain of its activities through long-term borrowing arrangements. At December 31, 2000 there were current maturities of long-term borrowings of $1.4 billion. Long-term borrowings consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Senior notes, 5.875% -- 8.00% due various dates through
  2008......................................................  $2,544,454   $2,040,673
Medium-term notes, 0.62% -- 7.60% due various dates through
  2016......................................................   3,873,511    2,229,859
Subordinated exchange notes, 9.58% due 2003.................          --      225,000
Global floating rate notes, due 2002........................     349,551      348,805
                                                              ----------   ----------
    Total other long-term borrowings........................  $6,767,516   $4,844,337
                                                              ==========   ==========

    For a detailed description of the Parent Company's long-term borrowings, see
Note 9 of the Notes to Consolidated Financial Statements of CSFB (USA) and subsidiaries.

    Scheduled maturities of long-term borrowings are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
                                                           (IN THOUSANDS)
2000.................................................  $       --   $  459,763
2001.................................................   1,428,500    1,013,629
2002.................................................   1,454,257    1,216,591
2003.................................................     991,077      374,531
2004.................................................     129,861      129,589
2005.................................................   1,547,860      498,132
2006-2016............................................   1,215,961    1,152,102
                                                       ----------   ----------
                                                       $6,767,516   $4,844,337
                                                       ==========   ==========

    At December 31, 2000 no borrowings were outstanding under the Parent Company's $2.8 billion (as amended) credit facility with banks, of which $2.38 billion may be borrowed on an unsecured basis.

5.  INCOME TAXES

    Certain of the Parent Company's subsidiaries record income taxes as if each subsidiary files a separate income tax return. The tax rates used in the computation for such subsidiaries are generally higher than the Company's overall consolidated effective tax rate. The income tax benefit recorded by the Parent Company results from the Company's overall lower consolidated effective tax rate and the ability of the Parent Company to utilize tax attributes related to its subsidiaries and affiliates.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                 (FORMERLY DONALDSON, LUFKIN & JENRETTE, INC.)
                                (PARENT COMPANY)

              NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

6.  CONTINGENT LIABILITIES

    From time to time the Parent Company issues guarantees of the obligations of certain subsidiaries. The amounts of such items in the aggregate are not considered excessive in relation to the normal operating levels of the Company and management does not anticipate, as of December 31, 2000, losses as a result of these guarantees.

7.  EARNINGS PER SHARE

    As a result of the Acquisition, CSG and its subsidiaries acquired 100% of the shares of the Company's voting common stock (that is, the common stock of the Company of the series previously designated Donaldson, Lufkin &
Jenrette, Inc.--DLJ Common Stock, par value $.10 per share) (the "Shares"). Subsequent to the Acquisition by CSG of all of the CSFB (USA) Common Stock of the Company, existing shares were cancelled and the Company issued 1,000 shares of common stock to its Parent. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

    Earnings per common share for periods subsequent to the issuance of the Tracking Stock have been calculated using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to participation rights in undistributed earnings. The Company's Tracking stock (that is, the common stock of the Company of the series designated CSFB (USA), Inc.--CSFBDIRECT Common Stock, par value $.10 per share) was not directly affected by the Transaction and remains outstanding.

    For CSFBDIRECT, basic earnings per share is calculated by dividing earnings applicable to common shares for the period the Tracking Stock was outstanding by the weighted average actual number of such common shares outstanding. Diluted earnings per common share include the dilutive effect if any, of options calculated under the treasury stock method. Earnings per share for CSFBDIRECT for periods prior to the closing date of the initial public offering of the Tracking Stock, are not presented as such amounts are not meaningful.

8.  SUBSEQUENT EVENT

    On March 26, 2001, the Company announced its intention to acquire for $4.00 per share the 18,400,000 shares of its CSFBDIRECT Common Stock owned by the public. The proposed transaction is subject to the approval of the Company's board of directors and the negotiation and execution of definitive documentation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Credit Suisse First Boston (USA), Inc.

    We have audited the accompanying combined statements of financial condition of CSFBDIRECT (a combination of certain assets and liabilities of Credit Suisse First Boston (USA), Inc., as described in note 1) as of December 31, 2000 and 1999, and the related combined statements of operations, changes in allocated equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These combined financial statements are the responsibility of Credit Suisse First Boston (USA), Inc.'s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    We have audited the consolidated financial statements of Credit Suisse First Boston (USA), Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, and have issued our report dated February 8, 2001, except as to Notes 21 and 22 which are as of March 26, 2001. The combined financial statements of CSFBDIRECT should be read in conjunction with the consolidated financial statements of Credit Suisse First Boston (USA), Inc. and subsidiaries.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CSFBDIRECT as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
New York, New York

February 8, 2001,
except as to Note 12, which is as of March 26, 2001

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
                   COMBINED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                         ASSETS
Cash and cash equivalents...................................    $141,560       $237,020
Short-term investments......................................      47,158          7,848
Deposit with affiliated clearing broker.....................         447            329
Receivables from brokers, dealers and others, net...........      28,415         19,015
Financial instruments owned, at market value................         378          1,010
Office facilities, at cost (net of accumulated depreciation
  and amortization of $753 and $470, respectively)..........         827             92
Investment in and advances to joint ventures................      46,944         11,009
Long-term corporate development investments.................       5,522            730
Prepaid expenses and other assets...........................       5,287          1,389
                                                                --------       --------
      Total Assets..........................................    $276,538       $278,442
                                                                ========       ========

                            LIABILITIES AND ALLOCATED EQUITY
Liabilities:
  Payables to parent and affiliates, net....................    $ 26,411       $ 12,550
  Financial instruments sold not yet purchased, at market
    value...................................................         115             26
  Accounts payable and accrued expenses.....................      26,722         34,074
                                                                --------       --------
      Total liabilities.....................................      53,248         46,650
                                                                --------       --------
Commitments and contingencies...............................

Allocated equity............................................     222,732        230,662
Accumulated other comprehensive income......................         558          1,130
                                                                --------       --------
      Total allocated equity................................     223,290        231,792
                                                                --------       --------
Total Liabilities and Allocated Equity......................    $276,538       $278,442
                                                                ========       ========

            See accompanying notes to combined financial statements.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues:
  Commissions...............................................  $193,490   $142,805   $ 78,717
  Underwritings.............................................     6,821      8,987         --
  Fees......................................................    84,169     47,811     25,484
  Interest, net of interest expense of $1,555 and $1,061,
    respectively............................................    72,316     38,468     13,723
                                                              --------   --------   --------
      Total net revenues....................................   356,796    238,071    117,924
                                                              --------   --------   --------
Costs and expenses:
  Compensation and benefits.................................   124,119     60,991     28,260
  Brokerage, clearing, exchange and other fees..............    53,329     39,206     28,423
  Advertising...............................................    60,251     62,913     23,560
  Occupancy and related costs...............................    15,554      3,988      1,623
  Communications and technology.............................    44,173     25,169     14,925
  Merger related costs......................................     6,587         --         --
  Other operating expenses..................................    53,535     27,764     18,665
                                                              --------   --------   --------
      Total costs and expenses..............................   357,548    220,031    115,456
                                                              --------   --------   --------
Income (loss) before income tax provision (benefit) and
  equity in net loss of joint venture.......................      (752)    18,040      2,468
                                                              --------   --------   --------
Income tax provision........................................       183      7,893      1,008
Equity in net loss of joint ventures........................    (6,995)    (3,215)        --
                                                              --------   --------   --------
Net income (loss)...........................................  $ (7,930)  $  6,932   $  1,460
                                                              ========   ========   ========
Earnings (loss) per share:
  Basic.....................................................  $  (0.08)  $   0.07   $   0.01
  Diluted...................................................  $  (0.08)  $   0.07   $   0.01
                                                              ========   ========   ========
Weighted average notional and outstanding shares:
  Basic.....................................................   102,650    102,650    102,650
  Diluted...................................................   102,650    102,660    102,650
                                                              ========   ========   ========
Earnings (loss) attributable to:
  CSFB (USA) Retained Interest..............................  $ (6,511)  $  7,835   $  1,460
  CSFBDIRECT Common Stock...................................  $ (1,419)  $   (903)        --
                                                              ========   ========   ========
CSFBDIRECT Common Stock earnings (loss) per share:
  Basic.....................................................  $  (0.08)  $  (0.05)
  Diluted...................................................  $  (0.08)  $  (0.05)
                                                              ========   ========
CSFBDIRECT Common Stock weighted average common shares:
  Basic.....................................................    18,400     18,400
  Diluted...................................................    18,400     18,400
                                                              ========   ========

            See accompanying notes to combined financial statements.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
               COMBINED STATEMENTS OF CHANGES IN ALLOCATED EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                                 (IN THOUSANDS)

                                                                         ACCUMULATED
                                                                            OTHER
                                                                        COMPREHENSIVE        TOTAL
                                                     ALLOCATED EQUITY      INCOME       ALLOCATED EQUITY
                                                     ----------------   -------------   ----------------
Balances at December 31, 1997......................      $  5,964           $   --          $  5,964
Net income.........................................         1,460               --             1,460
Capital contributions from CSFB (USA), Inc.........        14,500               --            14,500
                                                         --------           ------          --------

Balances at December 31, 1998......................        21,924               --            21,924
Net income.........................................         6,932               --             6,932
Translation adjustment--net of taxes...............            --            1,130             1,130
  Total comprehensive income.......................            --               --             8,062

Capital contribution from CSFB (USA), Inc..........         1,000               --             1,000
Allocated equity from issuance of CSFBDIRECT Common
  Stock............................................       233,945               --           233,945
Dividend paid to CSFB (USA), Inc...................       (33,139)              --           (33,139)
                                                         --------           ------          --------

Balances at December 31, 1999......................       230,662            1,130           231,792
Net loss...........................................        (7,930)              --            (7,930)
Translation adjustment--net of taxes...............            --             (572)             (572)
  Total comprehensive income.......................            --               --            (8,502)
                                                         --------           ------          --------

Balances at December 31, 2000......................      $222,732           $  558          $223,290
                                                         ========           ======          ========

            See accompanying notes to combined financial statements.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
Cash flows from operating activities:
    Net income (loss).......................................  $ (7,930)  $  6,932   $ 1,460
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Unrealized depreciation of long-term corporate development
    investment..............................................       (28)        --        --
  Depreciation and amortization.............................       311        186       299
  Deferred taxes............................................     1,646     (2,721)     (275)
  Equity in net loss of joint ventures......................     6,995      3,215        --

(Increase) decrease in operating assets:
  Deposit with affiliated clearing broker...................      (118)       (79)       --
  Receivables from brokers, dealers and other, net..........    (9,400)   (17,128)   (1,162)
  Financial instruments owned, at market value..............       632       (968)       --
  Prepaid expenses and other assets.........................    (4,718)    (1,479)     (475)

Increase (decrease) in operating liabilities:
  Payables to parent and affiliates, net....................    12,463      9,397     2,220
  Financial instruments sold, not yet purchased, at market
    value...................................................        89          2        --
  Accounts payable and accrued expenses.....................    (7,352)    31,482       (25)
                                                              --------   --------   -------
  Net cash provided by (used in) operating activities.......    (7,410)    28,839     2,042
                                                              --------   --------   -------
Cash flows from investing activities:
  Net proceeds from (payments for):
    Purchase of long-term corporate development
      investments...........................................    (4,764)        --        --
    Purchase of office facilities...........................    (1,046)        --        --
    Sale of office facilities...............................        --         --     1,231
    Investment in and advances to joint ventures............   (42,930)   (12,431)       --
    Short-term investments..................................   (39,310)    (7,848)       --
                                                              --------   --------   -------
Net cash provided by (used in) investing activities.........   (88,050)   (20,279)    1,231
                                                              --------   --------   -------

Cash flows from financing activities:
  Net proceeds from (payments for):
    Capital contributions from CSFB (USA), Inc..............        --      1,000    14,500
    Allocated equity from issuance of CSFBDIRECT Common
      Stock.................................................        --    233,945        --
    Dividend paid to CSFB (USA), Inc........................        --    (33,139)       --
                                                              --------   --------   -------
Net cash provided by financing activities...................        --    201,806    14,500
                                                              --------   --------   -------
Increase (decrease) in cash and cash equivalents............   (95,460)   210,366    17,773
Cash and cash equivalents at beginning of period............   237,020     26,654     8,881
                                                              --------   --------   -------
Cash and cash equivalents at end of period..................  $141,560   $237,020   $26,654
                                                              ========   ========   =======

            See accompanying notes to combined financial statements

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. BASIS OF PRESENTATION

    CSFBDIRECT (formerly DLJDIRECT) represents a combination of the assets and liabilities of the online discount brokerage and related investment services business of Credit Suisse First Boston (USA), Inc. (formerly Donaldson,
Lufkin & Jenrette, Inc. and subsidiaries) ("CSFB (USA), Inc."), rather than a separately incorporated entity. All prior references to Donaldson, Lufkin & Jenrette, Inc. and DLJDIRECT have been changed to CSFB (USA), Inc. and CSFBDIRECT, respectively. CSFB (USA), Inc. became an indirect wholly-owned subsidiary of Credit Suisse Group ("CSG"), a corporation organized under the laws of Switzerland, as a result of an acquisition which was completed on November 3, 2000. The acquisition will not have an effect on the outstanding shares of CSFBDIRECT Common Stock.

    Effective January 15, 2001, DLJDIRECT Inc. changed its name to
CSFBDIRECT Inc. Costs incurred as a result of the name change are included in merger-related costs in the combined statements of operations.

    CSFBDIRECT Common Stock tracks the separate performance of these businesses for periods subsequent to the date of the offering. On May 28, 1999, CSFB
(USA), Inc. issued in an initial public offering 18.4 million shares of CSFBDIRECT Common Stock. The shares of CSFBDIRECT Common Stock have no voting rights, except in certain limited circumstances, and holders of CSFBDIRECT Common Stock do not have any claims to the net assets of CSFBDIRECT. Prior to the offering, CSFB (USA), Inc. designated its existing common stock as CSFB
(USA) Common Stock, which represents the performance of CSFB (USA), Inc.'s primary businesses, i.e., Investment Banking, Fixed Income, Equity and Financial Services, plus a retained interest in CSFBDIRECT. All of CSFB (USA), Inc.'s businesses other than those included in CSFBDIRECT, plus its retained interest in CSFBDIRECT, are referred to as CSFB (USA). As a result of the offering, CSFB
(USA) has a retained interest of 82.1% in CSFBDIRECT represented by
84.3 million notional shares. The 18.4 million shares of CSFBDIRECT Common Stock reflect the 17.9% owned by the public. Prior to the offering, CSFB (USA) had a 100% interest in the earnings of CSFBDIRECT.

    The CSFBDIRECT Common Stock initially consisted principally of the assets, liabilities, revenues and expenses of CSFB (USA), Inc.'s ultimate 100% equity interest in CSFBDIRECT Holdings Inc. (subsequent to June 1, 1997) and CSFB
(USA), Inc.'s online discount brokerage division (prior to June 2, 1997). CSFBDIRECT may also include such other related assets and liabilities of CSFB
(USA), Inc. as the Board of Directors of CSFB (USA), Inc. may deem appropriate in the future.

    Even though CSFB (USA), Inc. has allocated certain assets, liabilities, revenues, expenses and cash flows to CSFBDIRECT, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of creditors. Holders of CSFBDIRECTCommon Stock are common stockholders of CSFB (USA), Inc. and are subject to all the risks associated with an investment in CSFB (USA), Inc. and all of its businesses, assets and liabilities. Material financial events, which may occur at CSFB (USA), Inc., may affect CSFBDIRECT's results of operations or financial position. Accordingly, financial information for CSFBDIRECT should be read in conjunction with financial information of CSFB (USA), Inc. included herein.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    To prepare combined financial statements in conformity with generally accepted accounting principles, management must estimate certain amounts that affect the reported assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates. Certain reclassifications have been made to prior year combined financial statements to conform to the 2000 presentation.

    Substantially all of the financial assets and liabilities allocated to CSFBDIRECT, including short-term investments, are carried at fair value or are carried at amounts which approximate fair value because of their short-term nature. Fair value is estimated at a specific point in time, based on relevant market information.

    Cash equivalents include all demand deposits held in banks and certain highly liquid investments with maturities of 90 days or less.

    Securities transactions, commission revenue, and brokerage, clearing and exchange fees are recorded on a settlement date basis and, if significant, adjustments are made to a trade date basis. Receivables from brokers, dealers and other, net in the accompanying combined statements of financial condition primarily consists of revenues earned from customer transactions, net of an estimated allowance for doubtful accounts.

    Long-term corporate development investments represent CSFBDIRECT's involvement in private debt and equity investments. These investments generally have no readily available market or may be otherwise restricted as to resale under the Securities Act of 1933; therefore, these investments, are carried at estimated fair value. The cost of these investments was $5.5 million at December 31, 2000. In 2000, the decrease in net unrealized depreciation amounted to $28,000. Changes in net unrealized depreciation arising from changes in fair value or upon realization are reflected in other revenues in the accompanying combined statements of operations.

    Office facilities are carried at cost and are depreciated on a straight-line basis over the estimated useful life of the related assets, ranging from three to eight years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease.

    Advertising costs are expensed as incurred.

    Investment in joint ventures is accounted for by the equity method.

    Assets and liabilities of foreign joint ventures denominated in foreign currencies are translated at exchange rates prevailing at the date of the combined statements of financial condition. Revenues and expenses are translated at average exchange rates during the period. Gains and losses from translating foreign currency financial statements into U.S. dollars (net of taxes) are included as a separate component of allocated equity.

    CSFB (USA), Inc. allocates certain general administrative and facilities expenses to CSFBDIRECT using a proportional cost methodology based on the relative number of employees and square foot usage of CSFBDIRECT or on actual costs incurred.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CSFBDIRECT accounts for stock-based compensation related to stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, does not recognize any compensation cost associated with such plans in the combined financial statements. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," CSFBDIRECT provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method had been applied.

    Basic and diluted earnings per common share amounts are calculated by dividing earnings applicable to common shares by the weighted average common shares outstanding. Basic earnings per share excludes the dilutive effects of stock options. Diluted earnings per share reflects all potentially dilutive securities.

    Pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," CSFBDIRECT operates in one reportable segment as a provider of online discount brokerage services. CSFBDIRECT's involvement in foreign operations is not significant.

3. INVESTMENT IN FOREIGN JOINT VENTURES

    CSFBDIRECT has a 50% interest in foreign-based joint ventures in Japan (DLJDIRECT SFG Securities Inc.), Hong Kong (Hutchison CSFBDIRECT Holdings Limited) and the Middle East (CSFBDIRECT-eUnion). CSFBDIRECT accounts for these investments on the equity method. DLJDIRECT SFG Securities Inc., Hutchison CSFBDIRECT Holdings Limited and CSFBDIRECT-eUnion are referred to as the "Joint Venture Entities."

    Summarized financial information for the Joint Venture Entities for the years ended December 31, 2000 and 1999 are as follows:

                                                                 2000         1999
                                                              ----------   ----------
                                                              COMBINED JOINT VENTURE
                                                                    OPERATIONS
                                                                  (IN THOUSANDS)
Total assets................................................   $742,827     $318,874
                                                               ========     ========
Total liabilities...........................................   $698,252     $304,064
                                                               ========     ========
Loss before income tax benefit..............................   $(21,524)    $ (9,849)
                                                               ========     ========
Net loss (CSFBDIRECT share, net of income tax benefit)......   $ (6,995)    $ (3,215)
                                                               ========     ========

    CSFBDIRECT's unconsolidated joint ventures in the Middle East and Hong Kong began trading in April 2000, and subsequent to December 31, 2000, respectively. The financial information presented above for the year ended 1999 represents only the operations of DLJDIRECT SFG Securities which commenced operations in April 1999.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

4. RELATED PARTY TRANSACTIONS

    CSFBDIRECT transacts business with a group of companies affiliated through common majority ownership with CSFB (USA), Inc. ("affiliates"), and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

    Pursuant to clearing agreements between CSFBDIRECT and affiliates all securities transactions of CSFBDIRECT are cleared on a fully disclosed basis through an affiliate which amounts are included in brokerage, clearing, exchange and other fees in the accompanying combined statements of operations. In connection with such transactions, CSFBDIRECT had $447,000 and $329,000 on deposit with CSFB (USA), Inc. at December 31, 2000 and 1999, respectively.

    The following summarizes the income/expense components generated from transactions with affiliates for the years ended December 31, 2000, 1999 and 1998.

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Fee income..................................................   $68.0      $38.1      $22.3
Interest income.............................................    59.4       30.7       12.6
Brokerage, clearing, exchange and other fees................    53.3       39.2       28.4

    Fee income includes amounts received from affiliates for order flow and technology development. Interest income includes amounts received by CSFBDIRECT from affiliates for interest earned on CSFBDIRECT's customers' balances.

    On December 29, 2000, CSFBDIRECT received a $18.8 million note receivable from DLJDIRECT SFG Securities Inc., a 50% owned joint venture in Japan. The note bears interest at 1.42% and matures on March 30, 2001.

    For the year ended December 31, 1998, other operating expenses included
$5.2 million for a license agreement with an affiliate. The affiliate has licensed certain trademarks, service marks, trade names and other proprietary rights to various words, slogans, symbols and logos to CSFBDIRECT for use in its provision of financial services and sale or other distribution of related financial goods. In March 1999, CSFBDIRECT entered into a new license agreement and an amended clearing agreement. The amounts paid by CSFBDIRECT under the clearing agreement include payments in respect of the license fee for the use of the trademarks. If such agreements were entered into in prior years under these conditions, management believes that there would have been no material effect upon the total costs and expenses of CSFBDIRECT.

    Employees of CSFBDIRECT participate in CSFB (USA), Inc.'s defined contribution employee benefit plans. Certain key employees of CSFBDIRECT participate in stock options, long-term incentive compensation and restricted stock unit employee benefit plans and various deferred compensation arrangements, as well as other non-qualified plans which are funded by insurance contracts. Expenses associated with these compensation arrangements are reflected in CSFBDIRECT's combined statements of operations.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

5. INCOME TAXES

    CSFBDIRECT is part of a group that files consolidated Federal income tax returns. CSFBDIRECT records the settlement of all current and deferred income taxes in the intercompany account with CSFB (USA), Inc. under a tax sharing arrangement. Taxes are provided as if CSFBDIRECT filed a separate return. Income tax provision (benefit) included in the combined statements of operations is as follows:

                                                              DECEMBER 31,
                                                     ------------------------------
                                                       2000       1999       1998
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Current:
  U.S. Federal.....................................  $  (725)    $7,083     $1,022
  State and local..................................     (490)     2,868        261
                                                     -------     ------     ------
Total current......................................   (1,215)     9,951      1,283
                                                     -------     ------     ------
Deferred:
  U.S. Federal.....................................      202     (1,602)      (236)
  State and local..................................    1,196       (456)       (39)
                                                     -------     ------     ------
Total deferred.....................................    1,398     (2,058)      (275)
                                                     -------     ------     ------
Total income tax provision.........................  $   183     $7,893     $1,008
                                                     =======     ======     ======

    The following summarizes the difference between the "expected" tax provision, which is computed by applying the statutory tax rate to income before income tax provision (benefit), and the effective income tax provision, which is computed by using the effective tax rate.

                                             2000                          1999                          1998
                                  ---------------------------   ---------------------------   ---------------------------
                                                   PERCENT OF                    PERCENT OF                    PERCENT OF
                                                    PRE-TAX                       PRE-TAX                       PRE-TAX
                                      AMOUNT         INCOME         AMOUNT         INCOME         AMOUNT         INCOME
                                  --------------   ----------   --------------   ----------   --------------   ----------
                                  (IN THOUSANDS)                (IN THOUSANDS)                (IN THOUSANDS)
Computed "expected" tax
  provision (benefit)...........      $(263)           35.0%        $6,314          35.0%         $  864          35.0%
State and local taxes, net of
  related Federal income tax
  benefit.......................        459           (61.1)         1,568           8.7             144           5.9
Non-taxable expense items.......        (13)            1.8             11           0.1              --            --
                                      -----          ------         ------          ----          ------          ----
Income tax provision
  (benefit).....................      $ 183           (24.3)%       $7,893          43.8%         $1,008          40.9%
                                      =====          ======         ======          ====          ======          ====

    The tax effects of temporary differences that give rise to deferred tax assets, which are settled through the intercompany account with CSFB
(USA), Inc. at December 31, 2000 are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Deferred compensation and other...........................   $1,439     $2,837
                                                               ======     ======

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

5. INCOME TAXES (CONTINUED)
    Management has determined that the realization of the recognized net deferred tax asset of $1.4 million at December 31, 2000 is more likely than not, based on anticipated future taxable income. CSFBDIRECT also has planning strategies available, which may enhance its ability to utilize these tax benefits. As a result, at December 31, 2000 a valuation allowance has not been recorded against deferred tax assets. However, if estimates of future taxable income are reduced, the amount of the deferred tax assets considered realizable could also be reduced.

6. NET CAPITAL

    CSFBDIRECT includes CSFBDIRECT Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD").
CSFBDIRECT Inc. (formerly DLJDIRECT Inc.) is subject to the minimum net capital requirements of the Securities and Exchange Commission and the NASD. As such, it is subject to the NASD's net capital rule, which conforms to the Uniform Net Capital Rule pursuant to Rule 15c3-1 of the Securities Exchange Act of 1934. As a broker-dealer that does not carry customer accounts, under the alternative method permitted by this rule, the required net capital, as defined, shall not be less than $250,000. At December 31, 2000, CSFBDIRECT Inc.'s net capital of $17.9 million was in excess of the minimum requirement by $17.6 million.

    CSFBDIRECT's London-based broker-dealer affiliate, DLJDIRECT Ltd., is subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. At December 31, 2000, CSFBDIRECT complied with all applicable regulatory capital adequacy requirements.

7.  CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, CSFBDIRECT's affiliated clearing broker makes loans to CSFBDIRECT's customers collateralized by customer securities. The affiliated clearing broker extends credit for the customer margin accounts of CSFBDIRECT. In permitting the customers to purchase securities on margin, CSFBDIRECT is exposed to the risk of a market decline that could reduce the value of the collateral held to below the customers' indebtedness before the collateral can be sold, which could result in losses to CSFBDIRECT. CSFBDIRECT seeks to control the risk associated with its customer activities by making credit inquiries when establishing customer relationships and by monitoring customer trading activity.

    Credit risk is the amount of accounting loss CSFBDIRECT would incur if a customer failed to perform its obligations under contractual terms. Substantially all of the clearing and depository operations for CSFBDIRECT are performed by its affiliated clearing broker pursuant to a clearance agreement. The affiliated clearing broker reviews as considered necessary, the creditworthiness of the customers with which CSFBDIRECT conducts business. CSFBDIRECT's exposure to credit risk associated with the nonperformance by customers in fulfilling their contractual obligations pursuant to securities transactions can be directly affected by volatile securities markets, credit markets and regulatory changes.

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

8.  EARNINGS PER SHARE

    Earnings (loss) per share amounts have been calculated by dividing net income (loss) by the weighted average notional and outstanding shares of CSFBDIRECT Common Stock. Earnings per share amounts for the year ended December 31, 1999 are calculated based on pro forma amounts as if the issuance of CSFBDIRECT Common Stock occurred at the beginning of 1999. The notional shares represent CSFB (USA)'s 82.1% retained interest in CSFBDIRECT. Prior to the offering, CSFB (USA) had a 100% interest in the earnings of CSFBDIRECT. These pro forma amounts are presented for comparative purposes only.

    CSFBDIRECT Common Stock earnings per common share amounts have been calculated by dividing earnings applicable to common shares by the weighted average actual common shares outstanding. CSFBDIRECT Common Stock earnings per share for periods prior to the closing date are not presented as such amounts are not meaningful.

    The numerators and denominators of the basic and diluted earnings per common share computations include the following items:

                                                                         YEAR ENDED
                                                          -----------------------------------------
                                                           DECEMBER 31, 2000     DECEMBER 31, 1999
                                                          -------------------   -------------------
                                                                                    (PRO FORMA)
                                                                                -------------------
                                                            LOSS      SHARES     INCOME     SHARES
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS)        (IN THOUSANDS)
Basic EPS:
Earnings (loss) applicable to common shares.............  $(7,930)    102,650    $6,932    102,650
Effect of dilutive securities:
  Stock options.........................................  $    --           *    $   --         10
                                                          -------    --------    ------    -------
Diluted EPS.............................................  $(7,930)    102,650    $6,932    102,660
                                                          =======    ========    ======    =======
CSFBDIRECT Common Stock
Basic EPS:
Earnings (loss) applicable to common shares.............  $(1,419)     18,400    $ (903)    18,400
                                                          =======    ========    ======    =======
Effect of dilutive securities:
  Stock options.........................................  $    --           *    $   --          *
                                                          -------    --------    ------    -------
Diluted EPS.............................................  $(1,419)     18,400    $ (903)    18,400
                                                          =======    ========    ======    =======

------------------------

* Exercisable stock options are excluded from the computation of diluted earnings per share since the effect of including them was antidilutive.

9.  EMPLOYEE COMPENSATION AND BENEFIT PLANS

1999 INCENTIVE COMPENSATION PLAN--CSFBDIRECT COMMON STOCK

    Awards under the 1999 Incentive Compensation Plan (the "Plan") are determined by the Compensation and Management Committee of the Board of Directors of CSFB (USA), Inc. Under the Plan, stock options on CSFBDIRECT stock are granted at a price equal to the fair value of the stock at the date of grant. The options are exercisable for up to 10 years from the date of grant and vest in four

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. EMPLOYEE COMPENSATION AND BENEFIT PLANS (CONTINUED) equal annual installments starting one year from the date of grant. Under the Plan, 10,000,000 shares are issuable.

    The following summarizes the stock option activity:

                                                                 WEIGHTED AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Outstanding at December 31, 1998...................         --        $   --
                                                     ---------        ------
Granted............................................  6,303,550        $19.76
Forfeited..........................................   (106,500)       $20.00
Exercised..........................................         --            --
                                                     ---------        ------
Outstanding at December 31, 1999...................  6,197,050        $19.76
                                                     ---------        ------
Granted............................................  3,975,850        $ 8.59
Forfeited..........................................   (425,329)        16.20
Exercised..........................................         --            --
                                                     ---------        ------
Outstanding at December 31, 2000...................  9,747,571        $15.37
                                                     =========        ======

    The following summarizes information related to stock options outstanding at December 31, 2000:

                                                                   WEIGHTED AVERAGE
                                                WEIGHTED AVERAGE       REMAINING
EXERCISE PRICES            NUMBER OUTSTANDING    EXERCISE PRICE      LIFE (YEARS)
---------------            ------------------   ----------------   -----------------
$ 5.06- 7.94.............      1,131,125             $ 5.92               9.7
$ 7.95-11.00.............      2,718,279              15.60               9.3
$11.01-14.13.............        193,750              14.09               8.8
$14.14-20.00.............      5,704,417              20.00               8.4
                               ---------             ------               ---
      Total..............      9,747,571             $15.37               8.8
                               =========             ======               ===

    At December 31, 2000, there were approximately 2,061,049 options exercisable at prices ranging from $9.56 to $20.00. The weighted average exercise price of these options was $16.89. At December 31, 1999, there were no options on CSFBDIRECT Common Stock exercisable.

    CSFBDIRECT accounts for its stock option plans in accordance with APB Opinion No. 25 and, accordingly, does not recognize any compensation cost associated with such plans in the combined financial statements. If CSFBDIRECT had calculated compensation cost under SFAS No. 123 (based on

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. EMPLOYEE COMPENSATION AND BENEFIT PLANS (CONTINUED) the fair value of options at the grant date), CSFBDIRECT would have reported the following net loss and loss per common share for the period the CSFBDIRECT Common Stock was outstanding:

                                                            2000          1999
                                                          --------      --------
                                                              (IN THOUSANDS)
Net loss applicable to common shares.......  As reported  $ (1,419)     $  (903)
                                             Pro forma    $(14,896)     $(6,345)
Basic loss per common share................  As reported  $  (0.08)     $ (0.05)
                                             Pro forma    $  (0.81)     $ (0.34)
Diluted loss per common share..............  As reported  $  (0.08)     $ (0.05)
                                             Pro forma    $  (0.81)     $ (0.34)

    The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. For options granted during 2000 and 1999 CSFBDIRECT used the following weighted average assumptions, respectively: expected volatility of 62% and 45%, risk-free interest rates of 5.92% and 5.69%, and an expected life of five years for all grants. The weighted average fair value per share of options granted during 2000 and 1999 was $5.04 and $9.30, respectively.

10.  LEASES, COMMITMENTS

    CSFBDIRECT primarily obtains its office space and equipment under cancelable and non-cancelable operating lease agreements through an affiliate. Such operating leases expire on various dates through 2019. Expenses related to leased premises, equipment and technology for the years ended December 31, 2000, 1999 and 1998 was $15.8 million, $4.9 million and $3.0 million, respectively.

    At December 31, 2000, non-cancelable operating leases in excess of one year, excluding escalation and renewal options, had the following minimum lease commitments:

PERIOD                                                        (IN THOUSANDS)
------                                                        --------------
2001........................................................     $ 37,602
2002........................................................       37,167
2003........................................................       33,981
2004........................................................       31,190
2005........................................................       25,585
2006-2019...................................................       85,904
                                                                 --------
      Total.................................................     $251,429
                                                                 ========

    In the normal course of business, CSFBDIRECT enters into marketing and promotional agreements that focus on brand awareness. In connection with these agreements, at December 31, 2000, CSFBDIRECT had non-cancelable commitments in excess of one year of approximately $20 million.

11.  LEGAL PROCEEDINGS

    CSFBDIRECT has been named a defendant in actions relating to its businesses. While the ultimate outcome of litigation involving CSFBDIRECT cannot be predicted with certainty, management, having reviewed these actions with its counsel, believes it has meritorious defenses to all such actions and intends to defend each of these vigorously. In the opinion of management of CSFBDIRECT, the ultimate

                                   CSFBDIRECT
                              (FORMERLY DLJDIRECT)
    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11.  LEGAL PROCEEDINGS (CONTINUED)
resolution of all litigation, regulatory and investigative matters affecting CSFBDIRECT will not have a material adverse effect on the combined financial condition or combined results of operations of CSFBDIRECT.

12.  SUBSEQUENT EVENTS

    On March 14, 2001, CSFBDIRECT announced that it will close its Parsippany, New Jersey call center as a measure to reduce expenses by consolidating customer service at its other locations. CSFBDIRECT will take a one-time quarterly pre-tax charge of approximately $9.0 million (unaudited) in the first quarter of 2001, consisting of employee termination benefit payments and costs related to leases of property and equipment.

    On March 26, 2001, CSFB (USA), Inc. announced its intention to acquire for $4.00 per share the 18,400,000 shares of its CSFBDIRECT Common Stock owned by the public. The proposed transaction is subject to the approval of CSFB (USA), Inc's board of directors and the negotiation and execution of definitive documentation.

13.  QUARTERLY DATA (UNAUDITED)

                                                         INCOME
                                                      (LOSS) BEFORE
                                                       INCOME TAX                  BASIC       DILUTED
                                                        PROVISION                 EARNINGS     EARNINGS
                                                      AND EQUITY IN     NET      (LOSS) PER   (LOSS) PER
                                          TOTAL NET    NET LOSS OF     INCOME      COMMON       COMMON
                                          REVENUES    JOINT VENTURE    (LOSS)      SHARE*       SHARE*
                                          ---------   -------------   --------   ----------   ----------
                                                                  (IN THOUSANDS)
2000:
  First quarter.........................  $114,213      $ 25,469      $ 13,614     $ 0.13       $ 0.13
  Second quarter........................    83,614        (7,917)       (6,621)     (0.06)       (0.06)
  Third quarter.........................    78,978        (3,104)       (4,162)     (0.04)       (0.04)
  Fourth quarter........................    79,991       (15,200)      (10,761)     (0.10)       (0.10)
                                          --------      --------      --------     ------       ------
      Total year........................  $356,796      $   (752)     $ (7,930)    $(0.08)      $(0.08)
                                          ========      ========      ========     ======       ======
1999:
  First quarter.........................  $ 47,202      $ 11,261      $  7,173     $ 0.07       $ 0.07
  Second quarter........................    59,674        11,241         5,076       0.05         0.05
  Third quarter.........................    54,881        (3,728)       (3,330)     (0.03)       (0.03)
  Fourth quarter........................    76,314          (734)       (1,987)     (0.02)       (0.02)
                                          --------      --------      --------     ------       ------
      Total year........................  $238,071      $ 18,040      $  6,932     $ 0.07       $ 0.07
                                          ========      ========      ========     ======       ======

    For the periods prior to the quarter ended September 30, 1999, earnings per share amounts are pro forma as if the issuance of CSFBDIRECT Common Stock occurred at the beginning of 1999.

* Due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year, the sum of the quarters' earnings per common share may not equal the total year amounts.

                                                                         ANNEX D

                         UNAUDITED FINANCIAL STATEMENTS
                        OF THE COMPANY, AS FILED IN THE
                    COMPANY'S QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 2001

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31,     DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                           ASSETS
Cash and cash equivalents...................................  $  3,875,397   $  2,758,390
Cash and securities segregated for regulatory purposes or
  deposited with clearing organizations.....................     4,445,711      4,968,705
Collateralized short-term agreements:
  Securities purchased under agreements to resell...........    43,035,444     40,067,879
  Securities borrowed.......................................    71,744,498     77,304,516
Receivables:
  Customers.................................................     6,326,073     10,096,211
  Brokers, dealers and other................................    12,681,322      9,939,024
Note receivable from parent.................................     3,100,000      3,100,000
Financial instruments owned, at value:
  U.S. government and agencies (includes securities pledged
    as collateral of $19,647,543 and $14,272,177,
    respectively)...........................................    22,130,277     20,784,979
  Corporate debt (includes securities pledged as collateral
    of $9,619,078 and $6,074,305, respectively).............    14,236,786     13,146,716
  Foreign sovereign debt....................................        66,184        571,029
  Mortgage whole loans (includes securities pledged as
    collateral of $2,142,047 and $4,136,383,
    respectively)...........................................     7,054,112      6,870,172
  Equities (includes securities pledged as collateral of
    $7,317,721 and $9,325,965, respectively)................    12,282,782     15,332,579
  Other.....................................................     2,821,856      1,851,167
  Long-term corporate development investments...............       975,285      1,031,339
Federal income taxes receivable.............................       465,856        489,790
Net deferred tax asset......................................     1,490,698      1,820,857
Office facilities at cost (net of accumulated depreciation
  and amortization of $565,325 and $723,365,
  respectively).............................................       731,289        990,653
Other assets and deferred amounts...........................     2,101,806      1,840,476
Goodwill....................................................       301,835        312,770
                                                              ------------   ------------
Total Assets................................................  $209,867,211   $213,277,252
                                                              ============   ============

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31,     DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
            LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term borrowings..................  $ 13,787,813   $ 20,818,494
Collateralized short-term financings:
  Securities sold under agreements to repurchase............    85,717,495     71,063,703
  Securities loaned.........................................    31,888,763     35,597,774
Payables:
  Customers.................................................    12,367,765     12,118,763
  Brokers, dealers and other................................    13,948,672     14,213,823
Financial instruments sold not yet purchased, at value:
  U.S. government and agencies..............................    19,891,578     22,144,902
  Corporate debt............................................     3,530,840      4,115,817
  Equities..................................................     2,815,510      3,421,407
  Other.....................................................     2,462,987      2,933,913
Accounts payable and accrued expenses.......................     4,415,597      7,488,068
Other liabilities...........................................     1,147,248      1,397,101

Long-term borrowings........................................    10,582,394     11,257,516

Company-obligated mandatorily redeemable trust securities of subsidiary trust holding solely debentures of the
  Company...................................................       200,000        200,000

Stockholders' Equity:
  Preferred stock, 50,000,000 shares authorized:
    Series A Preferred Stock, at $50.00 per share
      liquidation preference (4,000,000 shares issued and
      outstanding)..........................................       200,000        200,000
    Series B Preferred Stock, at $50.00 per share
      liquidation preference (3,500,000 shares issued and
      outstanding)..........................................       175,000        175,000
  Common Stock, 1,500,000,000 shares authorized:
    CSFB (USA) Common Stock ($0.10 par value; 500,000,000
      shares authorized; 1,000 shares issued and
      outstanding)..........................................            --             --
    CSFBDIRECT Common Stock ($0.10 par value; 500,000,000
      shares authorized; 18,400,000 shares issued and
      outstanding; 90,752,242 and 84,250,000 notional
      shares, respectively, in respect of CSFB's retained
      interest).............................................         1,840          1,840
  Paid-in capital...........................................     5,380,157      5,072,215
  Retained earnings.........................................     1,362,219      1,064,413
  Accumulated other comprehensive loss......................        (8,667)        (7,497)
                                                              ------------   ------------
      Total stockholders' equity............................     7,110,549      6,505,971
                                                              ------------   ------------
Total Liabilities and Stockholders' Equity..................  $209,867,211   $213,277,252
                                                              ============   ============

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Revenues:
  Principal transactions-net................................  $   799,532   $   502,455
  Investment banking and advisory...........................      920,855       649,785
  Commissions...............................................      449,079       447,622
  Interest and dividend income (net of interest expense of
    $3,300,420 and $1,550,064, respectively)................      152,886       203,113
  Other.....................................................      188,921        24,207
                                                              -----------   -----------
    Total revenues..........................................    2,511,273     1,827,182
                                                              -----------   -----------
Expenses:
  Employee compensation and benefits........................    1,340,835     1,077,358
  Occupancy and equipment rental............................      160,153        90,655
  Brokerage, clearing, exchange fees........................       67,730        41,080
  Communications............................................       72,647        42,186
  Professional fees.........................................       76,552        48,366
  Merger-related costs......................................      143,100            --
  Other operating expenses..................................      191,036       138,337
                                                              -----------   -----------
    Total costs and expenses................................    2,052,053     1,437,982
                                                              -----------   -----------
Income before provision for income taxes and cumulative
  effect of change in accounting principle..................      459,220       389,200
                                                              -----------   -----------
Provision for income taxes..................................      156,767       144,000
                                                              -----------   -----------
Income before cumulative effect of change in accounting
  principle.................................................      302,453       245,200
                                                              -----------   -----------
Cumulative effect of change in accounting principle, net of
  tax provision of $346.....................................          642            --
                                                              -----------   -----------
Net income..................................................  $   303,095   $   245,200
                                                              ===========   ===========
Dividends on preferred stock................................  $     5,289   $     5,289
                                                              ===========   ===========
Earnings applicable to common shares........................  $   297,806   $   239,911
                                                              ===========   ===========

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Earnings (loss) applicable to common shares:
  CSFB (USA):
    Income before cumulative effect of change in accounting
      principle.............................................  $   304,587   $   237,474
    Cumulative effect of change in accounting principle, net
      of tax................................................  $       642   $        --
    Net income..............................................  $   305,229   $   237,474
  CSFBDIRECT................................................  $    (7,423)  $     2,437

Earnings (loss) per common share:
  CSFB (USA)--Basic and Diluted:
    Income before cumulative effect of change in accounting
      principle.............................................  $   304,587   $   237,474
    Cumulative effect of change in accounting principle, net
      of tax................................................  $       642   $        --
    Net income..............................................  $   305,229   $   237,474
  CSFBDIRECT
    Basic...................................................  $     (0.40)  $      0.13
    Diluted.................................................  $     (0.40)  $      0.13

Weighted average common shares:
  CSFB (USA)
    Basic and Diluted.......................................        1,000         1,000
                                                              ===========   ===========
  CSFBDIRECT
    Basic...................................................   18,400,000    18,400,000
    Diluted.................................................   18,400,000    18,482,000
                                                              ===========   ===========

    Subsequent to the Acquisition by Credit Suisse Group of 100% of the shares of the Company's voting common stock designated CSFB (USA) Common Stock, existing shares were canceled and the Company issued 1,000 shares of common stock to its parent, Credit Suisse First Boston, Inc. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

 FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   CSFB                                               ACCUMULATED
                                                  (USA)      CSFBDIRECT                                  OTHER
                                    PREFERRED     COMMON       COMMON      PAID-IN      RETAINED     COMPREHENSIVE
                                      STOCK       STOCK        STOCK       CAPITAL      EARNINGS     INCOME (LOSS)       TOTAL
                                    ---------   ----------   ----------   ----------   -----------   --------------   -----------
Balances at December 31, 1999.....  $375,000    $     --       $1,840     $1,322,540   $ 2,205,818      $ 2,044       $ 3,907,242
Net loss..........................        --          --           --             --    (1,075,812)          --        (1,075,812)
Translation adjustment............        --          --           --             --            --       (9,541)           (9,541)
    Total comprehensive loss......                                                                                     (1,085,353)

Issuance of shares in
  consideration of transfer of
  CSFB Corp.......................        --          --           --      2,537,976            --           --         2,537,976
Dividend of DLJ Asset Management
  Group to parent.................        --          --           --             --       (28,473)          --           (28,473)
Dividends:
  CSFB (USA) Common Stock ($31,250
    per share)....................        --          --           --             --       (15,965)          --           (15,965)
  Preferred stock ($2.82 per
    share)........................        --          --           --             --       (21,155)          --           (21,155)
CSG Share Plan Activity...........        --          --           --        298,648            --           --           298,648
Exercise of stock options.........        --                       --        373,140            --           --           373,140
Tax benefit on exercise of stock
  options.........................        --          --           --        406,447            --           --           406,447
Tender shares to employee trust...        --          --           --        122,724            --           --           122,724
Conversion of restricted stock
  units...........................        --          --           --         10,740            --           --            10,740
                                    --------    ----------     ------     ----------   -----------      -------       -----------
Balances at December 31, 2000.....   375,000          --        1,840      5,072,215     1,064,413       (7,497)        6,505,971

Net income........................        --          --           --             --       303,095           --           303,095
Translation adjustment............        --          --           --             --            --          429               429
Change in accounting principle
  (FAS 133).......................        --          --           --             --            --       (1,599)           (1,599)
    Total comprehensive income....                                                                                        301,925
Capital contribution of CSFB
  Capital Holdings, Inc...........        --          --           --         34,519            --           --            34,519
Dividends:
  Preferred stock ($0.705 per
    share)........................        --          --           --             --        (5,289)          --            (5,289)
CSG Share Plan Activity...........        --          --           --        273,423            --           --           273,423
                                    --------    ----------     ------     ----------   -----------      -------       -----------
Balances at March 31, 2001........  $375,000    $     --       $1,840     $5,380,157   $ 1,362,219      $(8,667)      $ 7,110,549
                                    ========    ==========     ======     ==========   ===========      =======       ===========

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                 2001          2000
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $   303,095   $   245,200
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Depreciation and amortization...........................       62,802        31,125
    CSG Share Plan activity.................................      273,423            --
    Deferred taxes..........................................      (37,704)        3,165
    Decrease (increase) in unrealized appreciation of
      long-term corporate development investments...........       32,333       (51,192)
    Foreign currency translation adjustment.................          429            34
    Cumulative effect of change in accounting principle.....       (1,599)           --

  (Increase) decrease in operating assets:
    Cash and securities segregated for regulatory purposes
      or deposited with clearing organizations..............      522,994        46,001
    Securities purchased under agreements to resell.........   (6,356,663)    1,403,381
    Securities borrowed.....................................    5,560,018    (6,968,221)
    Receivables from customers..............................    3,770,138    (3,146,035)
    Receivables from brokers, dealers and other.............   (2,742,298)   (6,328,511)
    Financial instruments owned, at value...................      (35,355)   (4,375,148)
    Federal income taxes receivable.........................       23,934            --
    Net deferred tax asset..................................      330,159         3,165
    Other assets and deferred amounts.......................     (247,966)     (159,542)
  Increase (decrease) in operating liabilities:
    Securities sold under agreements to repurchase..........    6,356,663    (1,403,381)
    Securities loaned.......................................   (3,709,011)    5,804,217
    Payables to customers...................................      249,002     1,119,891
    Payables to brokers, dealers and other..................     (265,151)    6,513,579
    Financial instruments sold not yet purchased, at
      value.................................................   (3,915,124)    3,752,149
    Accounts payable and accrued expenses...................   (3,072,471)     (578,975)
    Other liabilities.......................................     (212,150)     (115,984)
                                                              -----------   -----------
Net cash used in operating activities.......................  $(3,110,502)  $(4,205,082)
                                                              ===========   ===========

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Cash flows from investing activities:
  Net proceeds from (payments for):
    Capital contribution of CSFB Capital Holdings, Inc......  $   34,519   $       --
    Purchases of long-term corporate development
      investments...........................................     (30,902)    (382,951)
    Sales of long-term corporate development investments....      54,623      286,350
    Office facilities.......................................     208,101      (59,893)
    Other assets............................................     (13,967)      44,185
                                                              ----------   ----------
Net cash provided by (used in) investing activities.........     252,374     (112,309)
                                                              ----------   ----------
Cash flows from financing activities:
  Net proceeds from (payments for):
    Short-term financings...................................   4,655,546    2,609,300
    Issuance (repayments) of:
      Senior notes..........................................      78,238      499,784
      Senior secured floating rate notes....................          --       (5,065)
      Global floating rate notes............................          67           --
      Medium-term notes.....................................    (752,951)     475,499
      Structured notes......................................      (3,069)      78,000
      Other long-term debt..................................       2,593           12
  Cash dividends............................................      (5,289)     (13,260)
  Exercise of stock options.................................          --        6,570
                                                              ----------   ----------
Net cash provided by financing activities...................   3,975,135    3,650,840
                                                              ----------   ----------
Increase (decrease) in cash and cash equivalents............   1,117,007     (666,551)
Cash and cash equivalents at beginning of period............   2,758,390    2,020,543
                                                              ----------   ----------
Cash and cash equivalents at end of period..................  $3,875,397   $1,353,992
                                                              ==========   ==========
Supplemental schedule of Cash Flows Information:
  Supplemental schedule of noncash investing and financing
    activities:
    Capital contribution of CSFB Capital Holdings, Inc.
      Fair value of assets acquired.........................  $   67,470
      Less: liabilities assumed.............................      32,951
                                                              ----------
    Capital contribution of CSFB Capital Holdings, Inc......  $   34,519
                                                              ==========

     See accompanying notes to condensed consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2001

1.  Summary of Significant Accounting Policies

    The condensed consolidated financial statements include Credit Suisse First Boston (USA), Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated. The Company is a wholly owned subsidiary of Credit Suisse First Boston, Inc. ("CSFBI") and was acquired on November 3, 2000 (the "Acquisition"). No adjustments of the historical carrying values of the Company's assets and liabilities to reflect the Acquisition by CSFBI were recorded in the Company's historical financial statements. Similarly, although the Acquisition gave rise to goodwill, none of this goodwill was "pushed down" to the Company, and thus goodwill associated with the Acquisition will not affect the Company's results of operations. In addition, in conjunction with the Acquisition, CSFBI transferred all of the outstanding shares of Credit Suisse First Boston Corporation ("CSFB Corp."), a U.S. registered broker dealer that was a direct wholly owned subsidiary of CSFBI, to the Company in exchange for newly issued shares of the Company (the "Transfer"). For further discussion of the Acquisition and the Transfer, see the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

    Certain financial information that is normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America but is not required for interim reporting purposes has been condensed or omitted. These condensed consolidated financial statements reflect, in the opinion of management, all adjustments (consisting of normal, recurring accruals), as well as the accounting change to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133") which are necessary for a fair presentation of the condensed consolidated statements of financial condition and income for the interim periods presented. The results of operations for interim periods are not necessarily indicative of results for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended December 31, 2000 included in the Company's Report on Form 10-K for the year ended December 31, 2000.

    To prepare condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management must estimate certain amounts that affect the reported assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

    The Company is included in the consolidated federal income tax return and unitary state and local income tax returns filed by CSFBI. CSFBI allocates federal, state and local income taxes to its subsidiaries on a separate return basis.

    Certain reclassifications have been made to prior year condensed consolidated financial statements to conform to the 2001 presentation.

2.  Restructuring Costs and Merger Related-Costs

    As of March 31, 2001, all significant restructuring initiatives contemplated in the Acquisition have been completed.

    During the quarter ended March 31, 2001, restructuring costs of approximately $391 million were paid. The remaining balance of $84 million is included in accounts payable and accrued expenses in the condensed consolidated statements of financial condition. All components of restructuring costs were

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

funded from working capital and do not require any incremental funding source. It is expected that the restructuring plan will be fully executed by December 2001.

    Merger-related costs represent the amortization of retention awards related to the merger over the life of the awards.

    The following is an analysis of the change in the restructuring accrual account for the quarter ended March 31, 2001:

                                                                AMOUNTS     BALANCE
                                                 BALANCE        PAID IN    MARCH 31,
                                            DECEMBER 31, 2000     2001       2001
                                            -----------------   --------   ---------
                                                         (IN MILLIONS)
Compensation and benefits.................        $325            $251        $74
Occupancy and related costs...............          76              68          8
Technology costs..........................          74              72          2
                                                  ----            ----        ---
                                                  $475            $391        $84
                                                  ====            ====        ===

    In addition, included in other income is a gain of approximately
$163 million on the assignment of the lease and related sale of leasehold improvements on the Company's former headquarters. An incremental gain related to the lease assignment of $30.4 million has been deferred and is being amortized through February 2002.

3.  Issuance of CSFBDIRECT Common Stock

    CSFBDIRECT represents a combination of the assets and liabilities of the Company's online discount brokerage and related investment services business, rather than a separately incorporated entity. CSFBDIRECT Common Stock tracks the separate performance of these businesses for periods subsequent to the date of the offering ("Tracking Stock"). On May 28, 1999, the Company issued in an initial public offering 18.4 million shares of CSFBDIRECT Common Stock (formerly known as DLJDIRECT Common Stock). Prior to issuing the Tracking Stock, the Company's existing common stock was designated as CSFB (USA) Common Stock to reflect the performance of the Company's primary businesses, i.e., Equity, Investment Banking, Fixed Income and Financial Services, plus a retained interest in CSFBDIRECT. All of the Company's businesses other than those included in CSFBDIRECT, plus the Company's retained interest in CSFBDIRECT, are referred to as CSFB (USA). Holders of the Tracking Stock are common stockholders of the Company but have no voting rights, except in certain limited circumstances, and will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. Earnings applicable to common shares for CSFB (USA) includes a 100% retained interest in CSFBDIRECT for periods prior to the closing date of the initial public offering of the Tracking Stock, and 82.1% thereafter.

    On March 26, 2001, the Company announced that its parent, CSFBI, made a proposal to acquire for $4.00 per share the 18.4 million shares of CSFBDIRECT Common Stock owned by the public. The Special Committee of the Board of Directors of the Company has appointed financial advisors and legal counsel to assist in its valuation.

    On March 29, 2001, CSFBDIRECT received $29.0 million capital contribution as reimbursement for CSFBDIRECT's rebranding expenses (net of taxes). As a result of this capital contribution CSFB (USA)'s retained interest increased to 83.1%.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

4.  Related Party Transactions

    In the normal course of business, the Company enters into transactions with affiliated companies. Included in these transactions are revenues and expenses resulting from various securities trading, investment banking and financing activities with certain affiliates, as well as fees for administrative services performed by the Company under the terms of a management fee arrangement. Such fees are treated as a reduction of expenses in the condensed consolidated statements of income.

5.  Income Taxes

    Income taxes for interim period condensed consolidated financial statements have been accrued using the Company's estimated effective tax rate. Federal income taxes refunded (paid) for the three months ended March 31, 2001 and 2000 were $183.2 million and $(97.7) million, respectively.

    Management has determined that the realization of the recognized net deferred tax asset of $1.5 billion at March 31, 2001 is more likely than not, based on anticipated future taxable income. In addition, for federal income tax purposes, the Company has planning strategies available, which may enhance its ability to utilize these tax benefits. However, if estimates of future taxable income are reduced, the amount of the deferred tax assets considered realizable could also be reduced. In addition, due to uncertainty concerning the Company's ability to generate the necessary amount and mix of state and local taxable income in future periods, the Company continues to maintain a valuation allowance against its deferred state and local tax asset.

6. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

    Effective December 31, 2000, the Company adopted Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), a replacement of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). As of March 31, 2001, the fair market value of assets that the Company has pledged to counterparties was $164.3 billion. The Company has also received similar assets as collateral where we have the right to re-pledge or sell the assets. As of March 31, 2001, the fair market value of the assets received was $158.2 billion. The Company routinely re-pledges or lends these assets to third parties.

    Certain provisions of SFAS 140 are required to be adopted for transactions occurring after March 31, 2001. The amended provisions generally relate to the criteria determining whether the transferor has relinquished control of assets and therefore, determining if the transfer should be accounted for as a sale. Management has determined that the adoption of the remaining provisions of SFAS 140 will not have a significant impact on the Company's earnings, liquidity or capital resources.

    The Company enters into various transactions whereby commercial and residential mortgages are sold to a qualifying trust or special purpose trusts and securitized. Beneficial interests in those trusts are sold to investors. The investors and the securitization trusts have no recourse to the Company's assets for failure of debtors to pay when due. At March 31, 2001 the amount of beneficial interests retained by the Company are not significant. During the quarter ended March 31, 2001, the Company sold $2.1 billion in residential mortgages and $881.7 million in commercial mortgage receivables in securitization transactions. Net gains recognized on these transactions were $4.6 million and $17.0 million, respectively, for the quarter ended March 31, 2001.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

7.  Borrowings

    Short-term borrowings are generally demand obligations with interest approximating the Federal funds rate. Such borrowings are generally used to facilitate the securities settlement process, to finance securities inventories, and to finance securities purchased by customers on margin. At March 31, 2001 and December 31, 2000, there were no borrowings secured by Company-owned securities.

    The Company has two commercial paper programs totaling $7.0 billion, which are exempt from registration under the Securities Act of 1933. At March 31, 2001, $1.3 billion of commercial paper was outstanding under these programs.

    Long-term borrowings:

                                                      MARCH 31,    DECEMBER 31,
                                                        2001           2000
                                                     -----------   ------------
                                                           (IN THOUSANDS)
Senior notes 5.875%-8.00%, due various dates
  through 2008.....................................  $ 2,622,692   $ 2,544,454
Medium-term notes 0.62%-7.60%, due various dates
  through 2016.....................................    3,120,560     3,873,511
Global floating rate notes, due 2002...............      349,618       349,551
Structured borrowings, 6.63%-7.41% due various
  dates through 2007...............................      314,464       317,533
Other..............................................       25,060        22,467
                                                     -----------   -----------
    Subtotal long-term borrowings..................  $ 6,432,394   $ 7,107,516
                                                     -----------   -----------
Subordinated Loan Agreements with CSFBI:
  Revolving Subordinated Loan Agreements due
    2003-2008......................................    2,650,000     2,650,000
  Equity Subordination Agreements due 2005-2008....    1,500,000     1,500,000
                                                     -----------   -----------
    Subtotal subordinated loan agreements with
      CSFBI........................................    4,150,000     4,150,000

    Total long-term borrowings.....................  $10,582,394   $11,257,516
                                                     ===========   ===========
Current maturities of long-term borrowings.........  $ 1,174,162   $ 1,485,217
                                                     ===========   ===========

    The subordinated loan agreements with CSFBI are at floating interest rates and are equivalent to those obtained by the parent for its subordinated borrowings. The weighted average effective interest rate at March 31, 2001 for these borrowings was 6.26%. The fair value of these borrowings approximates the amounts reflected in the condensed consolidated statements of financial condition.

    In November 2000 CSFBI obtained a $3.1 billion loan from the Company that had an original maturity date of November 1, 2001 and bore interest at a market rate based on LIBOR. On April 25, 2001, CSFBI, in a series of transactions, repaid the $3.1 billion loan from the Company, plus accrued interest, and the Company's $4.15 billion subordinated loan agreements referred to above with CSFBI were repaid by the Company in full, including accrued interest.

    For the quarters ended March 31, 2001 and 2000, interest paid on all borrowings and financing arrangements was $3.3 billion and $1.5 billion, respectively. At March 31, 2001, the Company had entered into interest rate and currency swaps on $3.6 billion of its senior and medium-term notes.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

    At March 31, 2001 no borrowings were outstanding under the Company's
$2.8 billion (as amended) credit facility with banks, of which $2.4 billion may be borrowed on an unsecured basis.

8.  Long-term Corporate Development Investments

    Long-term corporate development investments represent the Company's involvement in private debt and equity investments. These investments generally have no readily available market or may be otherwise restricted as to resale under the Securities Act of 1933 and are carried at estimated fair value. The cost of these investments was $1.0 billion at March 31, 2001 and December 31, 2000, respectively. In the first quarters of 2001 and 2000, net unrealized appreciation of long-term corporate development investments decreased
$32.3 million and increased $51.2 million, respectively. Changes in net unrealized (depreciation) appreciation arising from changes in fair value or upon realization are reflected in principal transactions-net, investment revenues in the condensed consolidated statements of income.

9.  Net Capital

    The Company's principal wholly owned subsidiaries, DLJSC and CSFB Corp., are registered broker-dealers, registered futures commission merchants and member firms of The New York Stock Exchange, Inc. (the "NYSE"). As such, they are subject to NYSE's net capital rule, which conforms to the Uniform Net Capital Rule pursuant to Rule 15c3-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the alternative method permitted by this rule, the required net capital may not be less than two percent of aggregate debit balances arising from customer transactions or four percent of segregated funds, whichever is greater. If a member firm's capital is less than four percent of aggregate debit balances, the NYSE may require the firm to reduce its business. If a member firm's net capital is less than five percent of aggregate debit balances, the NYSE may prevent the firm from expanding its business and declaring cash dividends. At March 31, 2001, DLJSC's and CSFB Corp.'s net capital of approximately $1.7 billion and $2.13 billion, respectively, were
24.2 percent and 78.2 percent, respectively, of aggregate debit balances and in excess of the minimum requirement by approximately $1.6 billion and $2.07 billion, respectively.

    The Company's London-based broker-dealer subsidiaries are subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the U.K. Financial Services Act of 1986. Other U.S. and foreign broker-dealer subsidiaries of the Company are subject to net capital requirements of their respective regulatory agencies. At March 31, 2001, the Company and its broker-dealer subsidiaries complied with all applicable regulatory capital adequacy requirements.

10.  Accounting for Derivative Instruments and Hedging Activities

    In June 1998, the Financial Accounting Standards Board ("FASB") issued
SFAS 133 which was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities."

    The standard establishes new accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It does not change the accounting for derivative instruments held or issued for trading purposes. All derivatives are required to be recognized as assets or liabilities in the statement of financial condition at fair value.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

The recognition of the changes in fair value in a derivative instrument depends upon the intended use and designation of the derivative instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or a net investment in a foreign subsidiary. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in current earnings together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially in other comprehensive income (a component of equity) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in current earnings.

    The Company enters into derivative transactions primarily for trading purposes, or to provide products for its clients. The Company also uses derivative instruments to manage exposures to interest rate and foreign currency risks by modifying the characteristics of periodic interest payments and foreign currency exposure associated with some of its long-term debt obligations. As of March 31, 2001, the Company only has fair value hedges of fixed rate debt for which derivatives hedge the fair value of the debt.

    These derivatives or other derivatives that do not qualify as hedges under the new rules are also carried at fair value with changes in value included in other revenues in the condensed consolidated statements of income. For the three months ended March 31, 2001, the Company recognized an after-tax gain of $6.5 million for such non-trading derivatives.

    The effectiveness of hedging relationships is evaluated using quantitative measures of correlation. If a hedge relationship is not found to be highly effective, it no longer qualifies as a hedge and any excess gains or losses attributable to the hedged item, as well as subsequent changes in the fair value of the derivative, are recognized in other revenues. During the first quarter of 2001 the amount of hedge ineffectiveness that was recognized in other revenues was $1.9 million, net of tax. There were no gains or losses on derivatives that were excluded from the assessment of effectiveness during the first quarter of 2001.

    The cumulative effect of adopting SFAS 133 at January 1, 2001, representing the initial revaluation of derivatives and other items as described above, was an after-tax gain of $0.6 million reported in the condensed consolidated statements of income separately as "cumulative effect of change in accounting principle" and an after-tax loss of $1.6 million included in other comprehensive income. The Company estimates that $0.2 million of net derivative losses included in other comprehensive income will be reclassified into other revenues within the next twelve months.

    As noted above, the Company enters into various transactions involving derivatives for trading purposes or to provide products for its clients. These derivatives include options, forwards, futures and swaps.

OPTIONS

    The Company writes option contracts specifically designed to meet customers' needs. Most of the options do not expose the Company to credit risk since the Company, not its counterparty, is obligated to perform. At the beginning of the contract period, the Company receives a cash premium. During the

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

contract period, the Company bears the risk of unfavorable changes in the value of the financial instruments underlying the options ("market risk"). To manage this market risk, the Company purchases or sells cash or derivative financial instruments on a proprietary basis. Such purchases and sales may include debt and equity securities, forward and futures contracts and options. The counterparties to these purchases and sales are reviewed to determine whether they are creditworthy. Future cash requirements for options written equal the fair value of the options.

    The Company also purchases options for trading purposes. With purchased options, the Company gets the right, for a fee, to buy or sell the underlying instrument at a fixed price on or before a specified date. The underlying instruments for these options include mortgage-backed securities, equities, interest rates and foreign currencies. All options are reported at fair value.

FORWARDS AND FUTURES

    The Company enters into forward purchases and sales contracts for mortgage-backed securities and foreign currencies. In addition, the Company enters into futures contracts on equity-based indices, foreign currencies and other financial instruments as well as options on futures contracts. Market risk is the price movement on the notional value of the contracts.

    For forward contracts, cash is generally not required at inception; cash equal to the contract value is required at settlement. For futures contracts, the original margin is required in cash at inception; cash equal to the change in market value is required daily.

    Since forward contracts are subject to the financial reliability of the counterparty, the Company is exposed to credit risk. To monitor this credit risk, the Company limits transactions with specific counterparties, reviews credit limits and adheres to internally established credit extension policies. For futures contracts and options on futures contracts, the change in the market value is settled with a clearing broker in cash each day. As a result, the credit risk with the clearing broker is limited to the net positive change in the market value for a single day.

SWAPS

    The Company's swap agreements consist primarily of interest rate and equity swaps. Interest rate swaps are contractual agreements to exchange interest rate payments based on agreed notional amounts and maturity.

    Equity swaps are contractual agreements to receive the appreciation or depreciation in value based on a specific strike price on an equity instrument in exchange for paying another rate, which is usually based on index or interest rate movements. Swaps are reported at fair value.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

QUANTITATIVE DISCLOSURES FOR ALL TRADING DERIVATIVES

    The fair values of trading derivatives outstanding at March 31, 2001 and December 31, 2000 are as follows:

                                                   2001                     2000
                                          ----------------------   ----------------------
                                           ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                          --------   -----------   --------   -----------
                                                           (IN MILLIONS)
Options.................................   $963.6     $1,773.9     $1,143.0    $2,122.7
Forward contracts.......................   $693.7     $  680.4     $  727.4    $  719.2
Futures contracts.......................   $ 34.5     $   80.3     $  180.0    $   15.5
Swaps...................................   $282.4     $  213.8     $  943.7    $  868.1

    These amounts are included in receivables/payables from brokers, dealers and other, and financial instruments owned/sold not yet purchased in the condensed consolidated statements of financial condition.

    The majority of the Company's derivatives are short-term in duration.

11.  Financial Instruments With Off-Balance Sheet Risk

    In the normal course of business, the Company's customer, trading and correspondent clearance activities include executing, settling and financing various securities and financial instrument transactions. To execute these transactions, the Company purchases and sells (including "short sales") securities, writes options, and purchases and sells forward contracts for mortgage-backed securities and foreign currencies and financial futures contracts. If the customer or counterparty to the transaction is unable to fulfill its contractual obligations, and margin requirements are not sufficient to cover losses, the Company may be exposed to off-balance sheet risk. In these situations, the Company may be required to purchase or sell financial instruments at prevailing market prices, which may not fully cover the obligations of its customers or counterparties. This risk is limited by requiring customers and counterparties to maintain margin collateral that complies with regulatory and internal guidelines. Additionally, with respect to the Company's correspondent clearance activities, introducing correspondent brokers are required to guarantee the performance of their customers to meet contractual obligations.

    As part of the Company's financing and securities settlement activities, the Company uses securities as collateral to support various secured financing sources. If the counterparty does not meet its contractual obligation to return securities used as collateral, the Company may be exposed to the risk of reacquiring the securities at prevailing market prices to satisfy its obligations. The Company controls this risk by monitoring the market value of securities pledged each day and by requiring collateral levels to be adjusted in the event of excess market exposure.

    The Company enters into forward contracts under which securities are delivered or received in the future at a specified price or yield. If counterparties are unable to perform under the terms of the contracts or if the value of securities and interest rates changes, the Company is exposed to risk. Such risk is controlled by monitoring the market value of the securities contracted for each day and by reviewing the creditworthiness of the counterparties.

    The settlement of these transactions is not expected to have a material adverse effect on the Company's consolidated financial statements.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

12.  Stockholders' Equity

    As a result of the change in capital structure brought about by the Acquisition by CSFBI of all of the outstanding shares of CSFB (USA) common stock, 1,000 shares of CSFB (USA) Common Stock were issued to CSFBI. All share and per share amounts have been adjusted retroactively to reflect this change in capital structure.

    In February 2001, CSFBI transferred CSFB Capital Holdings, Inc. to the Company as a capital contribution of $34.5 million. CSFB Capital Holdings, Inc. is the parent of Credit Suisse First Boston Capital LLC ("CSFB Capital"), which is a broker-dealer registered with the Securities and Exchange Commission. On May 1, 2001, CSFB Capital received regulatory approval to commence operating as an OTC derivatives dealer pursuant to Appendix F of Rule 15c3-1.

    CSG Share Plan Activity includes amounts contributed by CSFBI related to retention awards and other stock awards to be settled in Credit Suisse Group shares.

13.  Earnings Per Share

    As a result of the Acquisition, CSFBI acquired 100% of the shares of the Company's voting common stock (that is, the common stock of the Company of the series previously designated Donaldson, Lufkin & Jenrette, Inc.--DLJ Common Stock, par value $.10 per share). Subsequent to the Acquisition by CSFBI of all such existing shares, such existing shares were canceled and the Company issued 1,000 shares of voting common stock to CSFBI. All computations of basic and diluted earnings per share have been adjusted retroactively for all periods presented to reflect the change in capital structure. Basic and diluted earnings per share are the same for all periods presented.

    Earnings per common share for periods subsequent to the issuance of the Tracking Stock have been calculated using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to participation rights in undistributed earnings. The Company's Tracking Stock (that is, the common stock of the Company of the series designated CSFB (USA), Inc. CSFBDIRECT Common Stock, par value $.10 per share) was not directly affected by the Acquisition and remains outstanding.

    For CSFBDIRECT, basic earnings per share is calculated by dividing earnings applicable to common shares for the period the Tracking Stock was outstanding by the weighted average actual number of such common shares outstanding. Diluted earnings per common share include the dilutive effect, if any, of options calculated under the treasury stock method.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

    The numerators and denominators of the basic and diluted earnings per common share computations include the following items:

                                                      MARCH 31, 2001          MARCH 31, 2000
                                                   ---------------------   ---------------------
                                                    INCOME      SHARES      INCOME      SHARES
                                                   --------   ----------   --------   ----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
CSFB (USA) COMMON STOCK
Basic Earnings applicable to Common Shares.......  $305,229        1,000   $237,474        1,000
Effect of Dilutive Securities:
  Stock options..................................        --           --         --           --
                                                   --------   ----------   --------   ----------
Diluted Earnings applicable to Common Shares.....  $305,229        1,000   $237,474        1,000
                                                   ========   ==========   ========   ==========
CSFBDIRECT COMMON STOCK
Basic Earnings (Loss) applicable to Common
  Shares--Basic and Diluted......................  $ (7,423)  18,400,000   $  2,437   18,400,000
Effect of Dilutive Securities:
  Stock options..................................        --           --         --       82,000
                                                   --------   ----------   --------   ----------
Diluted Earnings (Loss) applicable to Common
  Shares.........................................  $ (7,423)  18,400,000   $  2,437   18,482,000
                                                   ========   ==========   ========   ==========

14.  Leases, Commitments and Contingent Liabilities

    In February 2001 the Company assigned its interest in substantially all leases and sold the related leasehold improvements of its former headquarters and recorded approximately $163 million in other income in the accompanying condensed consolidated statements of income.

    In the normal course of business, the Company enters into underwriting commitments. Management of the Company believes that transactions relating to underwriting commitments that were open at March 31, 2001 will have no material effect on the condensed consolidated financial statements. The Company has issued letters of credit for which it is contingently liable for $0.9 billion and $1.0 billion at March 31, 2001 and December 31, 2000, respectively.

    The Company enters into commitments to extend credit to non-investment grade borrowers in connection with the origination and syndication of senior bank debt. At March 31, 2001, unfunded senior bank loan commitments outstanding were $56.3 million.

    At March 31, 2001, the Company has commitments of approximately $1.7 billion to invest on a side-by-side basis with merchant banking partnerships.

15.  Industry Segment and Geographic Data

    The Company operates and manages its businesses through four operating segments: Equity, Investment Banking, Fixed Income, and Financial Services.

    Such segments are managed separately based on types of products and services offered and their related client bases. The Company evaluates the performance of its segments based primarily on income before income taxes.

    In conjunction with the Acquisition, the Company changed its method of allocation of underwriting revenues and related expenses to operating segments to conform to the CSFB methodology.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

Accordingly, segment data has been restated to conform to the current method of managing its business. The change in allocation did not have a material effect on the Company's consolidated results.

    The Company allocates to its segments a pro rata share of certain centrally managed costs such as leased facilities and equipment costs, employee benefits and certain general overhead expenses based upon specified amounts, usage criteria or agreed rates, and allocates interest expense based upon the type of asset. The interest rates applied will also vary depending upon the type and duration of the asset. The segment allocation of some costs, such as incentive bonuses, has been estimated. The Company has not allocated merger-related costs to its segments since none of these costs represent normal operating costs. Instead, these costs are in the Elimination & Other category. All other accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                                                                 FINANCIAL   ELIMINATION
                                                 EQUITY      IBD        FID      SERVICES      & OTHER      TOTAL
                                                --------   --------   --------   ---------   -----------   --------
                                                                           (IN MILLIONS)
March 31, 2001
Net revenues..................................   $777.8     $521.7     $507.6     $367.2       $ 184.1     $2,358.4
Net interest and dividend revenue.............   (102.8)     (23.4)     158.7       84.0          36.4        152.9

Income (loss) before income taxes and
  cumulative effect of change in accounting
  principle...................................   $205.6     $ 14.4     $279.1     $  2.7       $ (42.6)    $  459.2

March 31, 2000
Net revenues from external sources............   $434.9     $525.3     $193.4     $515.1       $ (44.6)    $1,624.1
Net intersegment revenues.....................     (1.9)        --        0.1       45.2         (43.4)          --
Net interest and dividend revenue.............      5.7       (7.2)      48.1      113.1          43.4        203.1

Income (loss) before income taxes.............   $ 82.8     $124.5     $ 77.4     $168.4       $ (63.9)    $  389.2

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

    The following is a reconciliation of the Company's reported revenues and income before provision for income taxes and cumulative effect of change in accounting principle to the Company's consolidated totals:

                                                           FOR THE QUARTER ENDED
                                                                 MARCH 31,
                                                           ---------------------
                                                             2001        2000
                                                           ---------   ---------
Revenues:
Total net revenues for reported segments.................  $2,290.8    $1,871.8
All other revenues.......................................     155.1        14.9
Consolidation/elimination(1).............................      65.4       (59.5)
                                                           --------    --------
  Total consolidated net revenues........................  $2,511.3    $1,827.2
                                                           ========    ========

Income before provision for income taxes:
Total income for reported segments.......................  $  501.8    $  453.1
All other income (loss)..................................    (108.0)       68.2
Consolidation/elimination(1).............................      65.4      (132.1)
                                                           --------    --------
  Total income before provision for income taxes and
    cumulative effect of change in accounting
    principle............................................  $  459.2    $  389.2
                                                           ========    ========

------------------------

(1) Consolidation/elimination represents intercompany accounts/intersegment revenue-sharing arrangements that are eliminated in consolidation.

    The Company's principal operations are located in the United States. The Company maintains offices in Europe, Latin America and Asia. Historically, the majority of foreign business was done through the London offices. The Company's foreign revenues are not significant.

16.  Legal Proceedings

    Certain significant legal proceedings and matters have been previously disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The following is an update of such proceedings:

    On March 6, 2001, in the action filed by GSC Recovery, Inc. in New Jersey State Court arising out of alleged misrepresentations and omissions relating to GSC's purchases of certain unsecured AmeriServe notes issued on or about October 1, 1999, the DLJ entities named as defendants moved to dismiss the complaint.

    By letter dated March 30, 2001, the Department of Justice advised DLJSC that it had concluded its investigation of DLJSC relating to alleged price fixing with respect to underwriting spreads in initial public offerings and would take no action against DLJSC.

    On April 4, 2001, in the adversary proceeding filed in the bankruptcy court by holders of the secured notes issued by AmeriServe Food Distribution, Inc. ("Ameriserve"), the court denied the motion to dismiss filed by DLJ Capital Funding and ordered plaintiffs to file an amended complaint setting forth with specificity their claims against DLJ Capital Funding. An amended complaint was served and filed on May 1, 2001.

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

    On April 6, 2001, in the action filed by Morgens Waterfall Holdings, LLC ("Morgens") in the U.S. District Court for the Southern District of New York arising out of Morgens' purchases of the secured AmeriServe notes issued on or about October 1, 1999, the entities named as defendants answered the second amended complaint and asserted counterclaims against Morgens seeking, among other things, compensatory damages for breach of contract. Morgens has answered the counterclaims and discovery has commenced.

    On April 19, 2001, the DLJ entities named as defendants moved to dismiss the amended consolidated complaint filed by plaintiffs in the consolidated action captioned IN RE INDEPENDENT ENERGY HOLDINGS PLC SECURITIES LITIGATION pending in the U.S. District Court for the Southern District of New York.

    On or about March 30, 2001, the putative class actions initially filed in September 2000 in the Delaware Court of Chancery by the public shareholders of CSFBDIRECT common stock were consolidated and captioned IN RE CSFBDIRECT TRACKING STOCK SHAREHOLDERS LITIGATION. Plaintiffs simultaneously filed a second consolidated amended complaint asserting their original claims and adding claims that allege that the proposed offer by the Company, announced on March 26, 2001, to purchase all the publicly owned common stock of CSFBDIRECT at a price of $4 per share is unfair.

    Since six putative class actions were filed on March 26, 2001 in the Delaware Chancery court alleging that the Company's proposed offer to acquire all of the publicly owned CSFBDIRECT common stock for $4 per share is unfair, four additional putative class actions asserting virtually identical claims have been filed in that court.

    CSFB Corp. as well as, to our knowledge, at least five other investment banks, are being investigated by one or more governmental authorities or self-regulatory organizations, including the NASD Regulation, Inc. ("NASDR") in connection with their practices as to the allocation of shares in initial public offerings in which such investment banks were a lead or co-managing underwriter, and subsequent securities transactions and commissions. The inquiries have focused on the allocation practices with respect to initial public offerings in 1999 and 2000, and in particular, the receipt of allegedly excessive commissions on secondary trades from certain accounts that received allocations of shares. CSFB Corp. has been cooperating with each of the investigating entities by providing documents and witnesses to be interviewed or deposed in response to subpoenas or otherwise. These investigations could result in enforcement proceedings against CSFB Corp. by one or more of the investigating entities. In particular, the staff of the NASDR has notified CSFB Corp. that it is contemplating bringing a proceeding against CSFB Corp. based on the initial public offering allocations and the commissions and alleged practices by certain customers that had received such allocations.

    Beginning in January 2001, CSFB Corp. was named as a defendant in a large number of putative class action complaints filed in the U.S. District Court for the Southern District of New York, alleging various violations of the federal securities laws resulting from alleged material omissions and misstatements in registration statements and prospectuses for the initial public offerings and with respect to transactions in the aftermarket. These lawsuits contain allegations that the registration statement and prospectus either omitted or misrepresented material information about commissions paid to CSFB Corp. and aftermarket transaction by certain customers that received allocations of shares in the initial public offerings.

    Since March 2001, CSFB Corp. and six other investment banks were named as defendants in several putative class actions filed with the U.S. District Courts for the Southern District of New York

            CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

                                 MARCH 31, 2001

and the District of New Jersey, alleging violation of the federal antitrust laws in connection with alleged practices in the allocation of shares in initial public offerings in which such investment banks were a lead or co-managing underwriter. The lawsuits allege that the underwriter defendants have engaged in an illegal antitrust conspiracy to require customers, in exchange for initial public offering allocations, to pay undisclosed and excessive commissions, in amounts equaling approximately 33% of the customers' profits from a given initial public offering allocation. The complaint also alleges that the underwriter defendants conspired to require customers, in exchange for initial public offering allocations, to agree to make after market purchases of the initial public offering securities at a price higher than the offering price, as a precondition to receiving an allocation. These alleged "tie-in" arrangements are further alleged to have artificially inflated the market price for the securities.

    CSFB Corp. intends to defend itself vigorously against all of the claims asserted in these complaints.

    We are involved in a number of judicial, regulatory and arbitration proceedings (including those described above and actions that have been separately described in previous filings) concerning matters arising in connection with the conduct of our businesses. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material and indeterminate amounts. We believe, based on currently available information and advice of counsel, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition but might be material to operating results for any particular period, depending, in part, upon the operating results for such period.

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

              CONDENSED COMBINED STATEMENTS OF FINANCIAL CONDITION

                                 (IN THOUSANDS)

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
                           ASSETS
Cash and cash equivalents...................................  $129,683      $141,560
Short-term investments......................................    17,439        47,158
Deposit with affiliated clearing broker.....................       447           447
Receivables from brokers, dealers and others, net...........    32,784        28,415
Financial instruments owned, at market value................        38           378
Office facilities, at cost (net of accumulated depreciation
  and amortization of $848 and $753, respectively)..........     6,358           827
Investment in and advances to joint ventures................    64,780        46,944
Long-term corporate development investments.................     5,522         5,522
Income taxes receivable.....................................    20,800            --
Other assets................................................    10,540         5,287
                                                              --------      --------
Total Assets................................................  $288,391      $276,538
                                                              ========      ========

              LIABILITIES AND ALLOCATED EQUITY

Liabilities:
  Payables to parent and affiliates, net....................  $ 42,733      $ 26,411
  Financial instruments sold not yet purchased, at market
    value...................................................        60           115
  Accounts payable, accrued expenses and other
    liabilities.............................................    35,901        26,722
                                                              --------      --------
Total liabilities...........................................    78,694        53,248
                                                              --------      --------
Commitments and contingencies...............................

Allocated equity............................................   210,210       222,732
Accumulated other comprehensive income......................      (513)          558
                                                              --------      --------
Total allocated equity......................................   209,697       223,290
                                                              --------      --------
Total Liabilities and Allocated Equity......................  $288,391      $276,538
                                                              ========      ========

       See accompanying notes to condensed combined financial statements.

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenues:
  Commissions...............................................  $ 33,450   $ 74,539
  Underwritings.............................................       227      3,088
  Fees......................................................    22,075     18,707
  Interest, net of interest expense of $745 and $515,
    respectively............................................    15,642     17,879
                                                              --------   --------
      Total revenues........................................    71,394    114,213
                                                              --------   --------
Costs and expenses:
  Compensation and benefits.................................    36,936     27,171
  Brokerage, clearing, exchange and other fees..............    10,188     18,600
  Advertising...............................................    11,192     18,070
  Occupancy and related costs...............................     7,726      2,390
  Communications and technology.............................    11,061     10,101
  Rebranding costs..........................................    34,452         --
  Restructuring costs.......................................     8,987         --
  Other operating expenses..................................    13,466     12,412
                                                              --------   --------
      Total costs and expenses..............................   134,008     88,744
                                                              --------   --------
Income (loss) before income tax provision (benefit) and
  equity in net loss of joint venture.......................   (62,614)    25,469
                                                              --------   --------
Income tax provision (benefit)..............................   (24,811)    10,650

Equity in net loss of joint ventures........................    (3,719)    (1,205)
                                                              --------   --------
Net income (loss)...........................................  $(41,522)  $ 13,614
                                                              ========   ========
Earnings (loss) per share:
  Basic.....................................................  $  (0.40)  $   0.13
  Diluted...................................................  $  (0.40)  $   0.13
                                                              ========   ========
Weighted average notional and outstanding shares:
  Basic.....................................................   102,794    102,650
  Diluted...................................................   102,794    102,732
                                                              ========   ========
Earnings (loss) attributable to:
  CSFB (USA) Retained Interest..............................  $(34,099)  $ 11,177
  CSFBDIRECT Common Stock...................................  $ (7,423)  $  2,437
                                                              ========   ========
CSFBDIRECT Common Stock earnings (loss) per share:
  Basic.....................................................  $  (0.40)  $   0.13
  Diluted...................................................  $  (0.40)  $   0.13
                                                              ========   ========
CSFBDIRECT Common Stock weighted average common shares:
  Basic.....................................................    18,400     18,400
  Diluted...................................................    18,400     18,482
                                                              ========   ========

       See accompanying notes to condensed combined financial statements.

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

          CONDENSED COMBINED STATEMENTS OF CHANGES IN ALLOCATED EQUITY

                                 (IN THOUSANDS)

 FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 2001

                                                                         ACCUMULATED
                                                                            OTHER
                                                                        COMPREHENSIVE        TOTAL
                                                     ALLOCATED EQUITY      INCOME       ALLOCATED EQUITY
                                                     ----------------   -------------   ----------------
Balances at December 31, 1999......................      $230,662           $1,130          $231,792
Net loss...........................................        (7,930)              --            (7,930)
Translation adjustment--net of taxes (USA), Inc....            --             (572)             (572)
  Total comprehensive income.......................            --                             (8,502)
                                                         --------           ------          --------
Balances at December 31, 2000......................       222,732              558           223,290
Net loss...........................................       (41,522)              --           (41,522)
Translation adjustment--net of taxes (USA), Inc....            --           (1,071)           (1,071)
  Total comprehensive income.......................            --               --           (42,593)

Capital contribution...............................        29,000               --            29,000
                                                         --------           ------          --------
Balances at March 31, 2001.........................      $210,210           $ (513)         $209,697
                                                         ========           ======          ========

       See accompanying notes to condensed combined financial statements.

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                2001       2000
                                                              --------   --------
Cash flows from operating activities:
  Net income (loss).........................................  $(41,522)  $ 13,614

Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................       325         23
  Deferred taxes............................................     2,224        (87)
  Equity in net loss of joint venture.......................     3,719      1,205

(Increase) decrease in operating assets:
  Deposit with affiliated clearing broker...................        --       (101)
  Receivables from brokers, dealers and other, net..........    (4,369)    (8,256)
  Financial instruments owned, at market value..............       340       (165)
  Income taxes receivable...................................   (20,800)        --
  Other assets..............................................    (6,965)    (1,332)

Increase (decrease) in operating liabilities:
  Payables to parent and affiliates, net....................    14,739      6,988
  Financial instruments sold, not yet purchased, at market
    value...................................................       (55)        18
  Accounts payable, accrued expenses and other liabilites...     9,179     (1,749)
                                                              --------   --------
  Net cash provided by (used in) operating activities.......   (43,185)    10,158
                                                              --------   --------
Cash flows from investing activities:
  Net proceeds from (payments for):
    Purchase of long-term corporate development
      investments...........................................        --     (4,750)
    Purchase of office facilities...........................    (5,856)        --
    Investment in and advances to joint ventures............   (21,555)   (13,657)
    Short-term investments..................................    29,719    (11,078)
                                                              --------   --------
Net cash provided by (used in) investing activities.........     2,308    (29,485)
                                                              --------   --------
Cash flows from financing activities:
  Net proceeds from:
    Capital contribution....................................    29,000         --
                                                              --------   --------
Net cash provided by financing activities...................    29,000         --
                                                              --------   --------
Increase (decrease) in cash and cash equivalents............   (11,877)   (19,327)
Cash and cash equivalents at beginning of period............   141,560    237,020
                                                              --------   --------
Cash and cash equivalents at end of period..................  $129,683   $217,693
                                                              ========   ========

       See accompanying notes to condensed combined financial statements.

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 2001

1.  Basis of Presentation

    CSFBDIRECT represents a combination of the assets and liabilities of the online discount brokerage and related investment services business of Credit Suisse First Boston (USA), Inc. ("CSFB (USA), Inc."), rather than a separately incorporated entity. CSFB (USA), Inc. became an indirect wholly owned subsidiary of Credit Suisse Group ("CSG"), a corporation organized under the laws of Switzerland, as a result of an acquisition, which was completed on November 3, 2000 (the "Acquisition"). The Acquisition did not have an effect on the outstanding shares of CSFBDIRECT tracking stock. Costs incurred as a result of the name change are included in rebranding costs in the condensed combined statements of operations. On March 26, 2001, CSFB (USA), Inc. announced that its parent, Credit Suisse First Boston, Inc., proposed to acquire for $4.00 per share the 18.4 million shares of CSFBDIRECT Common Stock owned by the public. The Special Committee of the Board of Directors of CSFB (USA), Inc. has appointed financial advisors and legal counsel to assist in its valuation.

    CSFBDIRECT Common Stock tracks the separate performance of these businesses for periods subsequent to the date of the offering ("Tracking Stock"). On
May 28, 1999, CSFB (USA), Inc. issued in an initial public offering
18.4 million shares of CSFBDIRECT Common Stock. The shares of Tracking Stock have no voting rights, except in certain limited circumstances, and holders of the Tracking Stock do not have any claims to the net assets of CSFBDIRECT. Prior to the offering, CSFB (USA), Inc. designated its existing common stock as CSFB
(USA) Common Stock, which represents the performance of CSFB (USA), Inc.'s primary businesses plus a retained interest in CSFBDIRECT. All of CSFB
(USA), Inc.'s businesses other than those included in CSFBDIRECT, plus its retained interest in CSFBDIRECT, are referred to as CSFB (USA). As a result of the offering, CSFB (USA) had a retained interest of 82.1% in CSFBDIRECT represented by 84.3 million notional shares. The 18.4 million shares of Tracking Stock reflect the 17.9% owned by the public. Prior to the offering, CSFB (USA) had a 100% interest in the earnings of CSFBDIRECT. As a result of its $29.0 million capital contribution on March 29, 2001, CSFB (USA)'s retained interest increased to 83.1%, represented by 90.8 million notional shares.

    The Tracking Stock initially consisted principally of the assets, liabilities, revenues and expenses of CSFB (USA), Inc.'s ultimate 100% equity interest in CSFBDIRECT Holdings Inc. (subsequent to June 1, 1997) and CSFB
(USA), Inc.'s online discount brokerage division (prior to June 2, 1997). CSFBDIRECT may also include such other related assets and liabilities of CSFB
(USA), Inc. as the Board of Directors of CSFB (USA), Inc. may deem appropriate in the future.

    Even though CSFB (USA), Inc. has allocated certain assets, liabilities, revenues, expenses and cash flows to CSFBDIRECT, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of creditors. Holders of Tracking Stock are common stockholders of CSFB (USA), Inc. and are subject to all the risks associated with an investment in CSFB (USA), Inc. and all of its businesses, assets and liabilities. Material financial events, which may occur at CSFB (USA), Inc., may affect CSFBDIRECT's results of operations or financial position. Accordingly, financial information for CSFBDIRECT should be read in conjunction with financial information of CSFB (USA), Inc. included herein.

    Certain financial information that is normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America but is not required for interim reporting purposes has been condensed or omitted. These condensed combined financial statements reflect, in the opinion of management, all adjustments (consisting of normal,

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 2001

recurring accruals) necessary for a fair presentation of the condensed combined financial position and results of operations for the interim periods presented. The results of operations for interim periods are not necessarily indicative of results for the entire year. These financial statements should be read in conjunction with the combined financial statements and notes thereto as of and for the year ended December 31, 2000 included in CSFB (USA), Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

    To prepare condensed combined financial statements in conformity with accounting principles generally accepted in the United States of America, management must estimate certain amounts that affect the reported assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates. Certain other reclassifications have been made to prior year combined financial statements to conform to the 2001 presentation.

2.  Restructuring Costs

    Restructuring costs of $9.0 million incurred in March, 2001 as a result of the closing of CSFBDIRECT's Parsippany, New Jersey office and the elimination of positions in other sites, are included in the accompanying condensed combined statements of operations as follows:

                                                              (IN THOUSANDS)
Compensation and benefits...................................      $2,400
Occupancy and related costs.................................       4,266
Communications and technology...............................       2,121
Other.......................................................         200
                                                                  ------
Total restructuring costs...................................      $8,987
                                                                  ======

3.  Related Party Transactions

    CSFBDIRECT transacts business with a group of companies affiliated through common majority ownership with CSFB (USA), Inc., and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

    On March 29, 2001, CSFBDIRECT received a $29.0 million capital contribution as reimbursement for CSFBDIRECT's rebranding expenses (net of taxes).

    CSFBDIRECT received two notes receivable from DLJDIRECT SFG
Securities Inc., a 50% owned joint venture in Japan, in the amounts of $17.5 million and $24.4 million. The notes bear interest at 1.38% and 3.16%, and mature on June 29, 2001 and March 21, 2007, respectively. These notes are included in investment in and advances to joint ventures in the condensed combined statements of financial condition.

4.  Net Capital

    CSFBDIRECT includes CSFBDIRECT Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD").
CSFBDIRECT Inc. is subject to the minimum net capital requirements of the Securities and Exchange Commission and the NASD. As such, it is subject to the NASD's net capital rule, which conforms to the Uniform Net Capital Rule pursuant to

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 2001

Rule 15c3-1 under the Securities Exchange Act of 1934. As a broker-dealer who does not carry customer accounts, under the alternative method permitted by this rule, the required net capital, as defined, shall not be less than $250,000. At March 31, 2001, CSFBDIRECT Inc.'s net capital of $26.9 million was in excess of the minimum requirement by $26.6 million.

    CSFBDIRECT's London-based broker-dealer affiliate, CSFBDIRECT Ltd., is subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the U.K. Financial Services Act of 1986. At March 31, 2001, CSFBDIRECT complied with all applicable regulatory capital adequacy requirements.

5.  Income Taxes

    CSFBDIRECT is part of a group that files consolidated Federal income tax returns. CSFBDIRECT settles all taxes, current and deferred, with CSFB
(USA), Inc. under a tax sharing arrangement. Taxes are provided as if CSFBDIRECT filed a separate return.

6.  Earnings Per Share

    Earnings (loss) per share amounts have been calculated by dividing net income (loss) by the weighted average notional and outstanding shares of Tracking Stock. The notional shares represent CSFB (USA)'s 82.1% retained interest in CSFBDIRECT. Prior to the offering, CSFB (USA) had a 100% interest in the earnings of CSFBDIRECT. As a result of the $29.0 million capital contribution on March 29, 2001, CSFB (USA)'s retained interest increased to 83.1%, represented by 90.8 million notional shares.

    Tracking Stock earnings per common share amounts have been calculated by dividing earnings applicable to common shares by the weighted average actual common shares outstanding.

                                   CSFBDIRECT

    (A COMBINATION OF CERTAIN ASSETS AND LIABILITIES AS DESCRIBED IN NOTE 1)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 2001

    The numerators and denominators of the basic and diluted earnings per common share computations include the following items:

                                                                    THREE MONTHS ENDED
                                                         -----------------------------------------
                                                           MARCH 31, 2001        MARCH 31, 2000
                                                         -------------------   -------------------
                                                           LOSS      SHARES     INCOME     SHARES
                                                         --------   --------   --------   --------
                                                           (IN THOUSANDS)        (IN THOUSANDS)
Basic EPS:
Earnings (loss) applicable to common shares............  $(41,522)  102,794    $13,614    102,650
                                                         ========   =======    =======    =======
Effect of dilutive securities:
  Stock options........................................  $     --         *    $    --         82
                                                         --------   -------    -------    -------
Diluted EPS............................................  $(41,522)  102,794    $13,614    102,732
                                                         ========   =======    =======    =======
CSFBDIRECT Common Stock
Basic EPS:
Earnings (loss) applicable to common shares............  $ (7,423)   18,400    $ 2,437     18,400
                                                         ========   =======    =======    =======
Effect of dilutive securities:
  Stock options........................................  $     --         *    $    --         82
                                                         --------   -------    -------    -------
Diluted EPS............................................  $ (7,423)   18,400    $ 2,437     18,482
                                                         ========   =======    =======    =======

------------------------

* Exercisable stock options are excluded from the computation of diluted earnings per share since the effect of including them was antidilutive.

7.  Commitments and Contingent Liabilities

    CSFBDIRECT Holdings Inc. has issued a $5.0 million letter of credit guaranteeing obligations of Hutchison CSFBDIRECT Limited, a 50% owned joint venture in Hong Kong. As of March 31, 2001, there was no balance outstanding.

    CSFBDIRECT Holdings Inc. has guaranteed a $13.0 million five-year credit facility issued to an affiliate. As of March 31, 2001, $5.6 million was outstanding under this agreement, and is included in accounts payable, accrued expenses and other liabilities in the condensed combined statements of financial condition.

8.  Legal Proceedings

    CSFBDIRECT has been named a defendant in actions relating to its businesses. While the ultimate outcome of litigation involving CSFBDIRECT cannot be predicted with certainty, management, having reviewed these actions with its counsel, believes it has meritorious defenses to all such actions and intends to defend each of these vigorously. In the opinion of management of CSFBDIRECT, the ultimate resolution of all litigation, regulatory and investigative matters affecting CSFBDIRECT will not have a material adverse effect on the financial condition or results of operations of CSFBDIRECT.

    For a more detailed description of litigation involving CSFBDIRECT, we refer you to CSFB (USA)'s Footnote 16.

9.  Subsequent Event

    CSFBDIRECT expects to incur a charge of approximately $7.0 million in the second quarter of 2001 in connection with the sublease of space in Jersey City, New Jersey.

                                                                         ANNEX E

                    STATEMENT REGARDING COMPUTATION OF RATIO
             OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS,
           AS FILED AS EXHIBIT 12.1 TO THE COMPANY'S QUARTERLY REPORT
               ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2001

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
  STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                                   DIVIDENDS
                        (IN THOUSANDS, EXCEPT FOR RATIO)

                                                                                         FOR THE QUARTER
                                                                                              ENDED
                                             FOR THE YEARS ENDED                            MARCH 31,
                       ---------------------------------------------------------------   ---------------
                          1996         1997         1998         1999         2000            2001
                       ----------   ----------   ----------   ----------   -----------   ---------------
Earnings:
  Income (loss)
    before provision
    for income taxes   $  473,800   $  661,100   $  600,500   $  953,500   $(1,522,164)    $  459,220
Add: Fixed Charges
  Interest expense
    (gross)..........   2,865,800    4,012,209    4,501,242    4,839,810     8,161,465      3,300,420
  Interest factor in
    rents............      25,515       29,351       38,517       52,563        76,191         22,081
                       ----------   ----------   ----------   ----------   -----------     ----------
  Total fixed
    charges..........   2,891,315    4,041,560    4,539,759    4,892,373     8,237,656      3,322,501
Add: Preferred
  dividends..........      18,653       12,144       21,310       21,180        21,155          5,289
  Combined fixed
    charges and
    preferred
    dividends........   2,909,968    4,053,704    4,561,069    4,913,553     8,258,811      3,327,790
Earnings before fixed
  charges and
  provision for
  income taxes.......  $3,365,115   $4,702,660   $5,140,259   $5,845,873   $ 6,715,492     $3,781,721
                       ==========   ==========   ==========   ==========   ===========     ==========
Ratio of earnings to
  fixed charges and
  preferred dividends        1.16         1.16         1.13         1.19          0.81 (1)         1.14
                       ==========   ==========   ==========   ==========   ===========     ==========

------------------------

(1) The dollar amount of the deficiency in the ratio of earnings to fixed charges and preferred dividends was $1,543,319 for the year ended December 31, 2000.

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)

                                                                                         FOR THE QUARTER
                                                                                              ENDED
                                             FOR THE YEARS ENDED                            MARCH 31,
                       ---------------------------------------------------------------   ---------------
                          1996         1997         1998         1999         2000            2001
                       ----------   ----------   ----------   ----------   -----------   ---------------
Earnings:
  Income (loss)
    before provision
    for income taxes   $  473,800   $  661,100   $  600,500   $  953,500   $(1,522,164)    $  459,220
Add: Fixed Charges
  Interest expense
    (gross)..........   2,865,800    4,012,209    4,501,242    4,839,810     8,161,465      3,300,420
  Interest factor in
    rents............      25,515       29,351       38,517       52,563        76,191         22,081
                       ----------   ----------   ----------   ----------   -----------     ----------
  Total fixed
    charges..........   2,891,315    4,041,560    4,539,759    4,892,373     8,237,656      3,322,501
Earnings before fixed
  charges and
  provision for
  income taxes.......  $3,365,115   $4,702,660   $5,140,259   $5,845,873   $ 6,715,492     $3,781,721
                       ==========   ==========   ==========   ==========   ===========     ==========
Ratio of earnings to
  fixed charges......        1.16         1.16         1.13         1.19          0.82 (1)         1.14
                       ==========   ==========   ==========   ==========   ===========     ==========

------------------------

(1) The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1,522,164 for the year ended December 31, 2000.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

    By Overnight Delivery:                  By Mail:                    By Hand Delivery:

          EquiServe                        EquiServe               c/o Securities Transfer and
     40 Campanelli Drive                P. O. Box 842010             Reporting Services, Inc.
     Braintree, MA 02184             Boston, MA 02284-2010         Attention: Corporate Actions
                                                                  100 William Street -- Galleria
                                                                        New York, NY 10038

                                     Facsimile Transmission
                               (for Eligible Institutions only):
                                    Fax: (781) 575-4826/4827

                           Confirm receipt of Facsimile by Telephone:
                                      Tel: (781) 575-4816

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                                 (212) 269-5550
                         Call Toll Free: (800) 549-6650

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                           Toll Free: (800) 646-4543